SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
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ALLTEL CORPORATION

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ALLTEL CORPORATION
One Allied Drive • Little Rock, Arkansas 72202
Telephone (501) 905-8000
www.alltel.com
March 3, 2005
Dear Stockholder:
The 2005 Annual Meeting of Stockholders of ALLTEL Corporation will be held on Thursday, April 21, 2005, for the purposes set forth in the accompanying notice. The matters to be voted upon are explained in the proxy statement included with the notice.
Please complete and return your proxy as promptly as possible or vote on the Internet or by telephone in accordance with the instructions set forth on the proxy card. Thank you for your assistance.

Sincerely,

Scott T. Ford
President and Chief Executive Officer

ALLTEL CORPORATION
Notice of Annual Meeting of Stockholders
April 21, 2005
To the Stockholders of
ALLTEL Corporation:
      Notice Is Hereby Given That the 2005 Annual Meeting of Stockholders of ALLTEL Corporation (“ALLTEL”) will be held in the ALLTEL Arena, One ALLTEL Arena Way (Washington Street Box Office Entrance), North Little Rock, Arkansas 72114, on Thursday, April 21, 2005, at 11:00 a.m. (local time), for the following purposes:

1.	To elect directors to the class whose term will expire in 2008.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as ALLTEL’s independent auditors for 2005.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
      Appendix A to this proxy statement contains audited financial statements and certain other financial information required by the rules and regulations of the Securities and Exchange Commission (“SEC”). In addition, a copy of the Annual Report for the calendar year 2004 accompanies this proxy statement.
      Only holders of Common Stock of record at the close of business on February 24, 2005, are entitled to notice of and to vote at the meeting or at any adjournment thereof; holders of unexchanged shares of companies previously acquired by ALLTEL are entitled to notice of the meeting and will be entitled to vote if they have exchanged those shares for ALLTEL shares by April 21, 2005.

By Order of the Board of Directors, FRANCIS X. FRANTZ,
Secretary
Little Rock, Arkansas
March 3, 2005
WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE FILL IN, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE OR VOTE ON THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE PROXY CARD.

ALLTEL Corporation
One Allied Drive
Little Rock, Arkansas 72202
PROXY STATEMENT
      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of ALLTEL Corporation (“ALLTEL”) to be used at its 2005 Annual Meeting of Stockholders to be held on Thursday, April 21, 2005, and at any adjournment or adjournments thereof. Shares represented by properly executed proxies will be voted at the meeting. If a choice is specified by a stockholder, the proxy will be voted in accordance with that choice. Any proxy may be revoked at any time if it has not already been exercised.
      This proxy statement is being mailed to stockholders beginning on March 3, 2005.
      The close of business on February 24, 2005, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. On the record date, there were outstanding and entitled to vote 302,536,292 shares of Common Stock; up to 4,084 additional shares of Common Stock would be entitled to vote in the event unexchanged shares of companies previously acquired by ALLTEL were exchanged for ALLTEL shares by April 21, 2005.
      On all matters to be acted upon at the meeting, each share of Common Stock is entitled to one vote per share. Under Delaware law and ALLTEL’s Restated Certificate of Incorporation, if a quorum is present at the meeting, the three nominees for election as directors for the term ending in 2008 who receive the greatest number of votes cast for the election of directors at the meeting by the shares present in person or by proxy and entitled to vote shall be elected directors for the term ending in 2008, and any other matters submitted to a vote of the stockholders, must be approved by the affirmative vote of the majority of shares present in person or by proxy and entitled to vote on the matter. In the election of directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. With respect to any other matters submitted to a vote of the stockholders, abstention from voting will have the practical effect of voting against the matter because the abstention results in one less vote for approval. Broker nonvotes on one or more matters will have no impact because they are not considered “shares present” for voting purposes.
ELECTION OF DIRECTORS
      The ALLTEL Board of Directors presently consists of thirteen members divided into three classes, two of which consist of four members and one of which consists of five members. Messrs. John R. Belk, Gregory W. Penske and Warren A. Stephens, currently members of the class whose term expires in 2005, are nominees for election at the 2005 Annual Meeting for the term ending in 2008. Mr. Frank E. Reed, who is also a member of the class whose term expires in 2005, will retire at the 2005 Annual Meeting in accordance with the retirement policy set forth in Article X of ALLTEL’s Bylaws. Following the election of directors at the 2005 Annual Meeting and the retirement of Mr. Reed, the Board of Directors will consist of twelve members divided into three classes, one of which will consist of three members, one of which will consist of four members, and one of which will consist of five members.
      Unless otherwise directed, the persons named in the accompanying form of proxy will vote that proxy for the election of the three persons named below, with each to hold office for a term of three years until the 2008 Annual Meeting or until his successor is elected and qualified. In case any nominee is unable to serve (which is not anticipated), the persons named in the proxy may vote for another nominee of their choice. For each nominee and each director who will continue to serve after the Annual Meeting, there follows a brief listing of principal occupations for at least the past five years, other major affiliations, ALLTEL Board Committees, and age. The year in which each such person was initially elected as an ALLTEL director also is set forth below (which, in the case of each of Messrs. Joe T. Ford and Emon A. Mahony, is the year in which his directorship commenced with ALLTEL’s predecessor company, Allied Telephone Company). Mr. Scott T. Ford is the son of Mr. Joe T. Ford.

NOMINEES — TERM ENDING 2008

John R. Belk, President and Chief Operations Officer of Belk, Inc., Charlotte, North Carolina (department store retailer). Director of Ruddick Corporation and Belk, Inc. Director of ALLTEL since 1996. Member of Compensation and Governance Committees. Age 46
Gregory W. Penske, President and Director of Penske Automotive Group Inc., El Monte, California (car dealership operator). Director of Penske Corporation and International Speedway Corp. Director of ALLTEL since 2000. Age 42
Warren A. Stephens, President, Chief Executive Officer, and Director of Stephens Inc. and Stephens Group, Inc., Little Rock, Arkansas (investment banking firm and diversified investment company, respectively). Director of Dillards Inc. Director of ALLTEL since 2002. Member of Executive Committee. Age 48

DIRECTORS — TERM ENDING 2006

William H. Crown, President and Chief Executive Officer of CC Industries, Inc., Chicago, Illinois (diversified investment company); Vice President of Henry Crown and Company, Chicago, Illinois (diversified investment company); Vice President of Dane Acquisition Corp., General Partner of Great Dane Limited Partnership, Chicago, Illinois (semi-truck trailers and accessories manufacturer). Director of ALLTEL since 2004. Member of Audit, Governance, and Pension Trust Investment Committees. Age 41
Joe T. Ford, Chairman of the Board of ALLTEL; prior to July 1, 2002, Chairman and Chief Executive Officer of ALLTEL. Director of Textron Inc. and EnPro Industries, Inc. Director of ALLTEL since 1960. Age 67
Dennis E. Foster, Principal, Foster Thoroughbred Investments, Lexington, Kentucky (thoroughbred horse farm); prior to June 30, 2000, Vice Chairman of the Board of ALLTEL. Director of Yellow Corp. and NiSource Inc. Director of ALLTEL since 1998. Chairman of Compensation Committee and member of Executive Committee. Age 64
John P. McConnell, Chairman and Chief Executive Officer of Worthington Industries, Inc., Columbus, Ohio (metal processor and manufacturer). Director of ALLTEL since 1994. Member of Audit and Compensation Committees. Age 51
Josie C. Natori, President and Chief Executive Officer of The Natori Company, New York, New York (upscale fashion house). Director of The Philippine American Foundation. Trustee of Asian Cultural Council. Director of ALLTEL since 1995. Member of Compensation and Governance Committees. Age 57

DIRECTORS — TERM ENDING 2007

Scott T. Ford, President and Chief Executive Officer of ALLTEL; prior to July 1, 2002, President and Chief Operating Officer of ALLTEL. Director of ALLTEL since 1996. Chairman of Executive Committee. Age 42
Lawrence L. Gellerstedt, III, Chairman and Chief Executive Officer of The Gellerstedt Group, LLC, Atlanta, Georgia (real estate investment firm and construction and property management services provider); prior to June 1, 2003, President and Chief Operating Officer of The Integral Group; prior to January 1, 2001, Chairman of the Board of Children’s Healthcare of Atlanta. Director of SunTrust Bank, Atlanta, and Rock Tenn Company. Director of ALLTEL since 1994. Chairman of Governance Committee and member of Executive Committee. Age 48
Emon A. Mahony, Jr., Chairman of the Board of Arkansas Oklahoma Gas Corporation, Fort Smith, Arkansas (natural gas company); Vice President, Secretary, and Director of Mahony Corporation, El Dorado, Arkansas (family investment company); Managing Partner in EAM Company, LLC, El Dorado, Arkansas (family investment company). Director of ALLTEL since 1980. Chairman of Audit Committee and member of Executive and Pension Trust Investment Committees. Age 63
Ronald Townsend, Communications Consultant, Jacksonville, Florida. Director of Winn Dixie Stores and Rayonier Inc. Director of ALLTEL since 1992. Chairman of Pension Trust Investment Committee and member of Audit Committee. Age 63

BOARD AND BOARD COMMITTEE MATTERS
      During 2004, there were eight meetings of ALLTEL’s Board of Directors. All of the directors attended 75% or more of the meetings of the Board and Board Committees on which they served. Directors are expected to attend each Annual Meeting of Stockholders. All but one of the directors attended the 2004 Annual Meeting.
      The Board has determined that all of the directors, except Messrs. Joe T. Ford, Scott T. Ford, Gregory W. Penske, and Warren A. Stephens, are independent, as defined in the New York Stock Exchange listing standards. In making this determination, the Board evaluated the following relationships involving Mr. Emon A. Mahony, Jr. and found that those relationships were not material, as defined by the New York Stock Exchange listing standards, because they would not interfere with Mr. Mahony’s exercise of independent judgment:

•	Emon A. Mahony, Jr. – Mr. Mahony is employed on a part-time basis by Stephens Group, Inc. as an advisor. A member of Mr. Mahony’s immediate family was employed by ALLTEL during the summer of 2002 and is employed currently by Stephens Inc., a wholly-owned subsidiary of Stephens Group, Inc., as an analyst. As discussed below under “Certain Transactions,” Stephens Inc. provides investment banking and investment management services to ALLTEL. Warren A. Stephens is an executive officer and director of Stephens Inc. Joe T. Ford is a director of Stephens Group, Inc.
      The standing Committees of the Board are the Executive Committee, Audit Committee, Compensation and Equity Incentive Committee, Governance Committee, and Pension Trust Investment Committee. The Audit, Compensation, and Governance Committees are comprised entirely of independent directors, as defined under the New York Stock Exchange listing standards. A brief description of the functions of the Audit, Compensation, and Governance Committees is set forth below.
      Executive sessions of the non-management directors occur at the end of each regular meeting of the Board. The non-management director presiding at those sessions rotates (in order) among the Chairmen of the Audit Committee, the Compensation Committee, the Governance Committee, and the Pension Trust Investment Committee.
      The Audit Committee held four meetings during 2004. The Audit Committee assists the Board of Directors in overseeing ALLTEL’s financial statements and financial reporting process, systems of internal accounting and financial controls, independent auditors’ engagement and qualifications, internal audit function, annual independent audit of its financial statements, and legal compliance and ethics programs as established by ALLTEL management and the Board of Directors. The Board has determined that Mr. Mahony is an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission.
      The Compensation Committee held six meetings during 2004. The Compensation Committee assists the Board in fulfilling its oversight responsibility related to the compensation programs, plans, and awards for ALLTEL’s directors and principal officers. The Compensation Committee also acts as the Equity Incentive Committee.
      The Governance Committee held two meetings during 2004. The Governance Committee is responsible for identifying individuals qualified to become members of the Board. The Governance Committee identifies candidates through various methods, including recommendation from directors, management, and stockholders. The Governance Committee has the authority to retain search firms to be used to identify director candidates. The Committee recommends director nominees to the Board for approval. The Governance Committee periodically reviews with the Chairman and the Chief Executive Officer the appropriate skills and characteristics required of Board members in the context of the composition of the Board and an assessment of the needs of the Board from time to time. The Governance Committee considers applicable Board and Board committee independence requirements imposed by the Board’s Corporate Governance Board Guidelines, the New York Stock Exchange listing standards, and applicable law. The Governance Committee also considers, on a case-by-case basis, the number of other boards and board committees on which a director candidate serves. The Governance Committee seeks candidates who evidence personal characteristics of high personal and professional integrity; intelligence and independent judgment; broad training and experience at the policy-making level in business; a commitment to serve on the Board over a period of several years to develop knowledge about ALLTEL, its strategy, and its principal operations; a willingness to evaluate management performance objectively; and the absence of activities or interests that could conflict with the director’s responsibilities to ALLTEL. The Governance Committee considers director candidates recommended by stockholders. Stockholder recommendations must be submitted to the Committee in accordance with the substantive and procedural requirements set forth in ALLTEL’s Bylaws, as discussed below under the caption “Other Matters.” The Governance Committee does not have a specific policy regarding the consideration of stockholder recommendations for director candidates because the Committee evaluates stockholder recommendations in the same manner as it evaluates director candidates recommended by other sources.
      ALLTEL maintains a corporate governance section on its website to provide relevant information to stockholders. Governance information available on the website includes, among other items, the Board’s Amended and Restated Corporate Governance Board Guidelines; the charters for the Audit, Compensation, and Governance Committees; ALLTEL’s code of ethics applicable to all directors, officers, and employees; and procedures for communicating with the Board. This information is available on the investor relations page of the ALLTEL website, www.alltel.com, under “corporate governance.” ALLTEL will provide to any stockholder a copy of the Governance Board Guidelines, the Committee charters, and the code of ethics, without charge, upon written request to Vice President-Investor Relations, ALLTEL Corporate Services, Inc., One Allied Drive, Little Rock, Arkansas 72202.
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
      Effective January 22, 2004, the Board adopted minimum stock ownership requirements for ALLTEL’s non-management directors and executive officers. Non-management directors are required to maintain beneficial ownership of shares of ALLTEL Common Stock valued at least five times the annual base fee paid to non-management directors. Executive officers are required to maintain beneficial ownership of shares of Common Stock at the following levels: five times base salary for the Chief Executive Officer; three times base salary for Group Presidents, Executive Vice Presidents, and Senior Vice Presidents; and two times base salary for all other executive officers. Directors and executive officers generally have three years from their initial election (or, for incumbent directors and executive officers as of January 22, 2004, until the date of the 2007 Annual Meeting of stockholders) to meet the applicable ownership requirements and, thereafter, one year to meet any increased ownership requirements resulting from changes in stock price, annual base fee, annual base salary, or applicable ownership levels occurring prior to the 2007 Annual Meeting.
      Set forth below is certain information, as of February 24, 2005, as to shares of each class of ALLTEL equity securities beneficially owned by each of the directors, each of the executive officers identified in the Summary Compensation Table on page 14, and by all directors and executive officers of ALLTEL as a group. Except as otherwise indicated by footnote, all shares reported below are shares of Common Stock, and the nature of the beneficial ownership is sole voting and investment power:

	Name of	Amount and Nature		Percent of Class
	Beneficial Owner	of Beneficial Ownership		(if 1% or more)

Directors	John R. Belk	62,997	(a)	—
	William H. Crown	5,016,483	(a)(b)	1.7%
	Joe T. Ford	2,605,044	(a)	—
	Dennis E. Foster	432,199	(a)	—
	Lawrence L. Gellerstedt, III	60,326	(a)	—
	Emon A. Mahony, Jr.	107,662	(a)(c)	—
	John P. McConnell	59,297	(a)	—
	Josie C. Natori	57,101	(a)	—
	Gregory W. Penske	40,000	(a)	—
	Frank E. Reed	68,703	(a)	—
	Warren A. Stephens	10,816,600	(a)(d)	3.6%
	Ronald Townsend	32,803	(a)	—
Named	Scott T. Ford	1,684,412	(e)	—
Executive	Kevin L. Beebe	1,003,324	(e)	—
Officers	Jeffrey H. Fox	1,084,246	(e)	—
	Francis X. Frantz	650,459	(e)	—
	Jeffery R. Gardner	581,450	(e)	—
All Directors and Executive Officers as a Group		24,789,435	(f)	8.2%

(a)	Includes shares that the indicated persons have the right to acquire (through the exercise of options) on or within 60 days after February 24, 2005, as follows: John R. Belk (58,000); William H. Crown (10,000); Joe T. Ford (1,756,000); Dennis E. Foster (391,545); Lawrence L. Gellerstedt, III (49,225); Emon A. Mahony, Jr. (48,000); John P. McConnell (48,000); Josie C. Natori (49,538); Gregory W. Penske (36,000); Frank E. Reed (54,660); Warren A. Stephens (29,500); and Ronald Townsend (31,500).

(b)	The nature of the beneficial ownership is shared voting and investment power with respect to all of the shares reported above, but for 99 shares owned by Mr. Crown’s spouse, with respect to which Mr. Crown has no voting or investment power. Mr. Crown disclaims beneficial ownership of all these shares, except 10,492 shares owned by him, and his pro rata share of 5,005,892 shares owned directly or indirectly by partnerships of which he is a partner and corporations of which he is a shareholder.

(c)	Includes 2,595 shares held by Mr. Mahony’s spouse, with respect to which Mr. Mahony has shared investment power and no voting power.

(d)	Mr. Stephens disclaims beneficial ownership of 10,732,199 of these shares, except to the extent of his pecuniary interest in them.

(e)	Includes shares that the indicated persons have the right to acquire (through the exercise of options) on or within 60 days after February 24, 2005, as follows: Scott T. Ford (1,577,500); Kevin L. Beebe (952,882); Jeffrey H. Fox (1,031,417); Francis X. Frantz (540,500); and Jeffery R. Gardner (550,500).

(f)	Includes a total of 7,643,521 shares that members of the group have the right to acquire (through the exercise of options) on or within 60 days after February 24, 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      Set forth below is certain information, as of February 24, 2005, with respect to any person known to ALLTEL to be the beneficial owner of more than 5% of any class of ALLTEL’s voting securities, all of which are shares of Common Stock:

	Name and Address	Amount and Nature	Percent
Title of Class	of Beneficial Owner	of Beneficial Ownership	of Class

Common Stock	Private Capital Management, Inc. 8889 Pelican Bay Boulevard Suite 500 Naples, FL 34108-7512	32,783,183 shares(a)	10.8%
Common Stock	Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	15,515,920 shares(b)	5.1%

(a)	Based upon information contained in the Schedule 13G/ A filed by Private Capital Management (“PCM”) on February 10, 2005, it has shared voting and investment power with respect to these shares. Bruce S. Sherman, chief executive officer of PCM, has sole voting and investment power with respect to 383,850 shares and shared voting and investment power with respect to 32,827,483 shares (including the shares held by PCM’s clients and managed by PCM), and Gregg J. Powers, president of PCM, has sole voting and investment power with respect to 30,000 shares and shared voting and investment power with respect to 32,783,183 shares (including the shares held by PCM’s clients and managed by PCM).

(b)	Based upon information contained in the Schedule 13G/ A filed by Capital Research and Management Company on February 7, 2005, it has no voting power and sole investment power with respect to these shares, which include 1,945,820 shares resulting from the assumed conversion of 2,350,000 units of the 7.75% Convertible Equity Units expiring May 17, 2005.

COMPARATIVE STOCKHOLDER RETURN
      Set forth below is a line graph showing a five-year comparison of cumulative total stockholder return on Common Stock; the Standard & Poor’s 500 Stock Index; and the Standard & Poor’s 500 Telecommunications Services Index, which consists of the following companies: ALLTEL Corporation, AT&T Corp., BellSouth Corporation, CenturyTel, Inc., Citizens Communications Corp., Nextel Communications Corp., Qwest Communications International Inc., SBC Communications Inc., Sprint Corp., and Verizon Communications Inc. The Standard and Poor’s 500 Index and the Standard and Poor’s 500 Telecommunications Services Index are market capitalization weighted indices.
Comparison of Five-Year Cumulative Total Return*

			S&P 500
	ALLTEL	S&P 500	Telecom Services

Dec-99	$100.00	$100.00	$100.00
Dec-00	77.07	90.97	61.54
Dec-01	77.84	80.19	54.12
Dec-02	66.04	62.57	35.70
Dec-03	62.16	80.32	38.13
Dec-04	80.40	88.94	45.55

* Assumes that $100 was invested on the last trading day of 1999 and that all dividends were reinvested.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
      This report provides information concerning determinations by the Compensation Committee (the “Committee”) of ALLTEL’s Board of Directors for compensation reported for 2004 with respect to ALLTEL’s Chief Executive Officer and other executive officers, including the officers named in the Summary Compensation Table on page 14. The Committee is comprised entirely of independent, non-employee directors, none of whom has any “interlocking” relationships as defined for proxy statement disclosure purposes.
      The Committee reviewed compensation information from a group of ten companies that compete in ALLTEL’s principal lines of business and utilized regression analysis on that information to mitigate the impact of company size on compensation levels for the comparison group. This comparison group of ten companies is not identical to the group of peer issuers identified in the Comparison of Five-Year Cumulative Total Return graph on page 9.
Base Salaries
      The Committee reviews the base salaries of ALLTEL’s executive officers annually and establishes each officer’s base salary in relation to the mean of the comparison group giving consideration to each officer’s performance during the prior year (without assigning a precise weighting to the foregoing components). With respect to Mr. Ford, minimum base salary is set in accordance with the terms of his employment agreement. In 2004, ALLTEL’s relative competitiveness with the comparison group did not change from 2003 with the mean base salary for the officer group slightly below the 50th percentile of the corresponding mean base salaries of the comparison group. For 2004, the Committee increased the base salary of each ALLTEL executive officer named in the Summary Compensation Table, except for Mr. Ford, and each other ALLTEL executive officer except for one.
Annual Incentives
      ALLTEL’s Performance Incentive Compensation Plan (the “Incentive Plan”) provides ALLTEL’s executive officers with the opportunity to receive annual cash incentive payments (calculated as a percentage of each executive officer’s base salary). The Incentive Plan is based exclusively on the achievement of an earnings per share objective from current businesses established by the Committee at the beginning of the year. The Committee establishes the criteria at three levels, “minimum”, “mid-point”, and “target.” For 2004, the mid-point primary earnings per share objective from current businesses was $3.24. For 2004, the Committee positioned each officer’s mid-point total direct compensation (base salary plus Incentive Plan payment), so that each officer’s total direct compensation was at the 60th percentile of total direct compensation of corresponding officers of the comparison group. As reflected in the Summary Compensation Table, Mr. Ford received a $2,210,000 payment under the Incentive Plan for 2004, which reflects ALLTEL’s achievement of the financial performance criteria exceeding the target level.
Long Term Incentives
      ALLTEL’s long term incentives for executive officers include payments under the Long-Term Performance Incentive Compensation Plan (the “Long-Term Incentive Plan”) and equity incentive grants. The Long-Term Incentive Plan provides ALLTEL’s executive officers with the opportunity to receive cash incentive payments based on a three-year measurement period (calculated as a percentage of each executive officer’s average annual salary during that three-year period). The Long-Term Incentive Plan is based exclusively on the achievement of the “minimum”, “mid-point”, or “target” earnings per share objective from current businesses during that three-year period. The mid-point earnings per share objective from current businesses (averaged over a three year period) for the three-year period of 2002-2004 was $3.17. The Committee believes the design of the Long-Term Incentive Plan focuses ALLTEL’s executive officers on ALLTEL’s long-term financial success.
      For 2004, the Committee established each officer’s mid-point bonus opportunity under the Long-Term Incentive Plan so that each officer’s net total compensation (base salary, Incentive Plan and Long-Term Incentive

Plan payments, and equity incentive grant) was at the 60th percentile of the net total compensation of the corresponding officers of the comparison group. As reflected in the Summary Compensation Table, Mr. Ford received a $1,569,100 payment under the Long-Term Incentive Plan with respect to the three-year measurement period of 2002-2004, which reflects ALLTEL’s achievement of the financial performance criteria between the mid-point and target levels.
      ALLTEL’s equity incentive plans allow ALLTEL’s executive officers to receive restricted stock, options to purchase shares of Common Stock, and other equity incentives. In 2004, ALLTEL’s executive officers received stock options and restricted stock. The stock options granted in 2004 have a per share exercise price equal to the market price of a share of ALLTEL Common Stock on the date of grant and vest in five equal annual increments during which the officer continues to be employed by ALLTEL beginning on the one-year anniversary of the grant date. The restricted stock granted in 2004 vests in three equal annual increments during which the officer continues to be employed by ALLTEL beginning on the one-year anniversary of the grant date. The Committee believes that stock option and restricted stock grants encourage and reward effective management, assist in the retention of valued executive officers, and align shareholder and management interests. The Committee determined the respective number of options and restricted shares granted to each officer during 2004 by considering the competitiveness of each officer’s net total compensation in relation to the 60th percentile of the net total compensation of corresponding officers of the comparison group and the Committee’s subjective judgment of the value of that officer’s contribution to ALLTEL (without assigning a precise weighting to the components comprising that contribution). As reflected in the Summary Compensation Table, Mr. Ford received 100,000 options and 25,000 restricted shares in 2004.
Deductibility Limits
      Section 162(m) of the Internal Revenue Code generally does not allow a deduction for annual compensation in excess of $1,000,000 paid to ALLTEL’s Chief Executive Officer or to any other ALLTEL officer or executive whose individual compensation during the year would be required to be disclosed in ALLTEL’s annual proxy statement by reason of being among ALLTEL’s four highest compensated officers for the year (other than the Chief Executive Officer). This limitation on deductibility does not apply to certain compensation, including compensation that is payable solely on account of the attainment of one or more performance goals. The Committee’s policy is generally to preserve the federal income tax deductibility of compensation and to qualify eligible compensation for the performance-based exception in order for compensation not to be subject to the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code; the Committee may, however, approve compensation that may not be deductible if the Committee determines that the compensation is in the best interests of ALLTEL.

The Compensation Committee

Lawrence L. Gellerstedt, III, Chairman[1]
John R. Belk
John P. McConnell
Josie C. Natori

1 Dennis E. Foster replaced Lawrence L. Gellerstedt, III as Chairman of the Compensation Committee in January 2005, after the actions relating to 2004 compensation were taken.

AUDIT COMMITTEE REPORT
      This report provides information concerning the Audit Committee of the Board of Directors. The Audit Committee’s Amended and Restated Charter is available on the investor relations page of the ALLTEL website, www.alltel.com, under “corporate governance.” The Audit Committee is comprised entirely of independent directors, as defined and required by applicable New York Stock Exchange listing standards.
      In connection with its function to oversee and monitor ALLTEL’s financial reporting process, the Audit Committee has reviewed and discussed with ALLTEL’s management the audited financial statements for the year ended December 31, 2004; discussed with PricewaterhouseCoopers LLP, ALLTEL’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (as amended by Statement on Auditing Standards No. 90); received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1; and discussed with PricewaterhouseCoopers LLP its independence.
      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2004, be included in Appendix A and in ALLTEL’s 2004 Annual Report on Form 10-K for filing with the SEC.

The Audit Committee

Emon A. Mahony, Jr., Chairman
William H. Crown
John P. McConnell
Frank E. Reed[1]

 1 Ronald Townsend replaced Frank E. Reed as a member of the Audit Committee in January 2005, after the actions described in the foregoing Audit Committee Report were taken.

MANAGEMENT COMPENSATION
Compensation of Directors
      In 2004, non-management directors of ALLTEL received $50,000 as an annual base fee and $1,500 for each Committee and Board meeting attended. Each non-management director of ALLTEL who chaired a Board Committee received an additional annual fee of $5,000. In 2005, non-management directors are receiving $60,000 as an annual base fee and $1,750 for each Committee and Board meeting attended, and each non-management director who chairs a Board Committee is receiving an additional annual fee of $7,500. Directors may elect to defer all or a part of their cash compensation under ALLTEL’s deferred compensation plan for directors.
      Under the 1999 Nonemployee Directors Stock Compensation Plan, as amended, a portion of each nonemployee director’s annual base fee is paid on the annual meeting date in restricted shares of Common Stock that are subject to forfeiture if the nonemployee director ceases to be a director prior to the following year’s annual meeting date for any reason other than death or disability. In the event of retirement prior to the following year’s annual meeting date as a result of ALLTEL’s retirement policy specified in Article X of ALLTEL’s Bylaws, ALLTEL will pay the retiring director, in lieu of the forfeited shares, the corresponding pro rata portion of the annual base fee in cash. The number of restricted shares of Common Stock issued to each nonemployee director is determined by dividing the market price of a share of Common Stock on the annual meeting date into the portion of the annual base fee that is to be paid in restricted shares. In 2004, 50% of the annual base fee was paid by the issuance of 531 restricted shares. The Board of Directors may change the portion of the annual base fee payable in restricted shares of Common Stock, at least six months prior to the date of any annual meeting, and any nonemployee director may elect, at least six months prior to the date of any annual meeting, to receive restricted shares of Common Stock for a higher portion of the annual base fee than the portion fixed by the Board. Unless terminated earlier by the Board of Directors, the plan will continue until the 500,000 shares of Common Stock available under the plan have been issued and vested.
      Under the 1994 Stock Option Plan for Nonemployee Directors, as amended (the “Directors Plan”), each nonemployee director automatically receives the initial grant of an option to purchase 10,000 shares of Common Stock on the date he or she first becomes a nonemployee director, at an exercise price equal to the closing market price of the Common Stock on that date. The Director Plan also provides for the automatic grant, following the conclusion of each annual meeting of stockholders, of an option to purchase 6,500 shares of Common Stock to each nonemployee director (other than a director who was elected at an annual meeting). The option price of options granted under the Directors Plan is the fair market value of the Common Stock on the date the option is granted and is payable in cash, already-owned Common Stock, or a combination of both. The options vest and become exercisable on the day immediately preceding the next annual meeting of stockholders following the date of grant or, if earlier, on the death or disability of the holder or the occurrence of a “change of control.” If a person ceases to be a nonemployee director, all vested options held by that person continue to be exercisable for a period of six months or the earlier expiration of the ten-year term of the option. Any options that have not vested by the time the person ceases to be a nonemployee director may not thereafter be exercised. The Director Plan will continue until the 1,000,000 shares of Common Stock available under the plan are issued, unless the plan is earlier terminated by the Board of Directors.
      Mr. Joe T. Ford’s services as Chairman of ALLTEL’s Board of Directors are governed by a written agreement with ALLTEL. Under the agreement, Mr. Ford will serve as Chairman until the earliest of his retirement from the Board of Directors under ALLTEL’s Board of Directors retirement policy, his resignation as Chairman of the Board of Directors, or the termination by the Board of Directors of Mr. Ford’s status as Chairman of the Board. For his services as Chairman of the Board, Mr. Ford receives cash compensation of $20,833.33 per month, and, for purposes of determining the vesting of his stock options outstanding at the time of his retirement as Chief Executive Officer in July 2002, Mr. Ford will be treated as if his employment with ALLTEL had continued during the period he continues to serve as Chairman of the Board. During his tenure as Chairman of the Board, Mr. Ford will receive reimbursement for country club membership on the same basis as in effect at the time of his retirement as Chief Executive Officer. Mr. Ford also will receive the following perquisites on the same basis as provided to senior executives of ALLTEL from time to time: physical exam reimbursement, tax/estate planning reimbursement, and corporate plane usage. The foregoing compensation to Mr. Ford for his services as Chairman of the Board will be in lieu of any director fees, director meeting fees, director options, director stock grants, or other amounts otherwise payable to a member of the Board of Directors. Mr. Ford is eligible for reimbursement of any excise tax under Section 4999 of the Internal Revenue Code (and for any excise, income, or employment tax resulting from that reimbursement, successively, so as to offset the Internal Revenue Code Section 4999 excise tax) imposed on any payments to Mr. Ford from ALLTEL.
Compensation of Named Executive Officers
      The following table shows the compensation, for each of the last three years, of ALLTEL’s Chief Executive Officer and of ALLTEL’s other four most highly compensated executive officers who were serving as executive officers on December 31, 2004:
SUMMARY COMPENSATION TABLE

							Long-Term Compensation

			Annual Compensation				Awards			Payouts

					Other					Long-Term
					Annual		Restricted		Securities	Incentive	All Other
					Compen-		Stock		Underlying	Plan	Compen-
Name	Principal Position	Year	Salary ($)	Bonus ($)	sation ($)		Award ($)		Options (#)	Payouts ($)	sation ($)

Scott T. Ford	President and CEO	2004	850,000	2,210,000	59,407	(a)	1,232,000	(b)	100,000	1,569,100	181,057	(c)
	President and CEO	2003	850,000	1,889,550	62,299		—		200,000	1,530,000	146,398
	President and CEO	2002	850,000	2,154,750	72,901		—		300,000	655,200	106,043
Kevin L. Beebe	Group President —	2004	600,000	1,140,000	—		924,000	(b)	75,000	643,734	103,376	(c)
	Operations
	Group President —	2003	550,000	893,475	—		—		120,000	577,500	76,344
	Communications
	Group President —	2002	550,000	1,018,875	—		—		150,000	339,733	59,680
	Communications
Jeffrey H. Fox	Group President —	2004	600,000	1,140,000	—		924,000	(b)	75,000	643,734	157,286	(c)
	Shared Services
	Group President —	2003	550,000	2,893,475	—		—		120,000	577,500	76,344
	Communications
	Group President —	2002	550,000	1,018,875	—		—		150,000	339,733	73,402
	Information Services
Francis X. Frantz	Exec. Vice President	2004	460,000	828,000	—		739,200	(b)	60,000	514,986	104,766	(c)
	and Secretary
	Exec. Vice President	2003	450,000	692,550	—		—		120,000	472,500	70,319
	and Secretary
	Exec. Vice President	2002	450,000	789,700	—		—		150,000	256,317	56,076
	and Secretary
Jeffery R. Gardner	Exec. Vice	2004	475,000	855,000	—		739,200	(b)	60,000	452,625	72,982	(c)
	President — CFO
	Exec. Vice	2003	400,000	615,600	—		—		120,000	390,000	51,421
	President — CFO
	Sr. Vice	2002	400,000	702,000	—		—		150,000	183,517	39,330
	President — CFO

(a)	Includes compensation to Mr. Ford related to personal usage of corporate aircraft in the amount of $56,233.

(b)	These shares of restricted stock vest in three equal annual increments during which the executive officer continues to be employed by ALLTEL beginning on the one-year anniversary of the date of grant. Holders of shares of restricted stock receive the same dividends as holders of Common Stock. On December 31, 2004, the aggregate restricted stock holdings for Messrs. Ford, Beebe, Fox, Frantz, and Gardner were 25,000 shares, 18,750 shares, 18,750 shares, 15,000 shares, and 15,000 shares, respectively, and the aggregate values of the shares based upon the December 31, 2004 closing price were $1,444,000, $1,083,000, $1,083,000, $866,400, and $866,400, respectively.

(c)	Includes the following amounts for Messrs. Ford, Beebe, Fox, Frantz, and Gardner: allocated benefits under the ALLTEL Benefit Restoration Plan in the respective amounts of $163,889, $75,331, $75,331, $57,464, and $51,408; aggregate employer contributions under the ALLTEL Profit Sharing Plan and ALLTEL Thrift Plan in the amount of $8,200 for each of the foregoing officers; “above-market” earnings on deferred compensation in the respective amounts of $8,968, $19,845, $73,755, $28,626, and $13,374 (payment of which is deferred until the deferred compensation is paid); and dollar amount of premiums paid under supplemental split dollar life insurance policies in the amount of $10,476 for Mr. Frantz.
OPTION GRANTS IN 2004
      The following table shows information concerning stock option grants during 2004 to ALLTEL’s executive officers named in the Summary Compensation Table on page 14:

					Potential Realizable Value at Assumed
					Annual Rates of Stock Price Appreciation
	Individual Grants				for Option Term

	Number of	% of Total			5%		10%
	Securities	Options	Exercise
	Underlying	Granted	or Base
	Options	to Employees	Price	Expiration	Stock	Dollar	Stock	Dollar
Name	Granted (#)(a)	in 2004	($/Sh)	Date	Price ($)	Gain ($)	Price ($)	Gain ($)

Scott T. Ford	100,000	6.55	50.28	1/21/14	81.90	3,162,082	130.41	8,013,337
Kevin L. Beebe	75,000	4.92	50.28	1/21/14	81.90	2,371,562	130.41	6,010,003
Jeffrey H. Fox	75,000	4.92	50.28	1/21/14	81.90	2,371,562	130.41	6,010,003
Francis X. Frantz	60,000	3.93	50.28	1/21/14	81.90	1,897,249	130.41	4,808,002
Jeffery R. Gardner	60,000	3.93	50.28	1/21/14	81.90	1,897,249	130.41	4,808,002
Dollar Gains of All ALLTEL Stockholders(b)					$9,557,961,278		$24,221,750,468

(a)	These options become exercisable in five equal installments beginning on the first anniversary of the date of grant or sooner in the event ALLTEL experiences a “change in control.”

(b)	Total dollar gains are based on the indicated assumed annual rates of appreciation in the option exercise price, calculated on the 302,267,959 shares of Common Stock outstanding as of December 31, 2004.
OPTION EXERCISES IN 2004 AND 2004 YEAR-END OPTION VALUES
      The following table shows information concerning stock option exercises during 2004 by ALLTEL’s executive officers named in the Summary Compensation Table on page 14:

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
	Shares Acquired		Options at 2004 Year-End	Options at 2004 Year-End
Name	on Exercise (#)	Value Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable ($)

Scott T. Ford	-0-	-0-	1,382,500/677,500	14,024,750/2,698,600
Kevin L. Beebe	4,957	171,237	846,882/407,500	3,621,190/1,697,940
Jeffrey H. Fox	88,883	1,989,007	925,417/407,500	8,942,664/1,697,940
Francis X. Frantz	129,511	2,531,293	437,500/367,500	366,360/1,570,740
Jeffery R. Gardner	-0-	-0-	477,254/362,500	1,036,024/1,570,740

LONG-TERM INCENTIVE PLAN AWARDS IN 2004
      The following table shows information concerning the awards made during 2004 under the ALLTEL Long-Term Incentive Plan with respect to the three-year measurement period 2004 through 2006 to ALLTEL’s Chief Executive Officer and to ALLTEL’s four other most highly compensated executive officers named in the Summary Compensation Table on page 14:

		Estimated Future Payouts*
	Performance Period
Name	Until Payout	Minimum ($)	Mid-Point ($)	Target ($)

Scott T. Ford	3 years	552,500	1,105,000	1,675,500
Kevin L. Beebe	3 years	240,000	480,000	720,000
Jeffrey H. Fox	3 years	240,000	480,000	720,000
Francis X. Frantz	3 years	184,000	368,000	552,000
Jeffery R. Gardner	3 years	190,000	380,000	570,000

*	Awards will be paid upon completion of the 2006 year on the basis of ALLTEL’s performance during the three year period 2004-2006 as determined by ALLTEL’s attainment of prescribed corporate and unit performance targets. The Compensation Committee of the Board of Directors specified those corporate and unit performance targets and the award levels for the indicated executive officers (which are stated as a percentage of each executive officer’s average base salary during the 2004-2006 period). The estimated future payouts shown above assume that each executive officer’s average base salary during the 2004-2006 period would be the same as his base salary during 2004.
OTHER COMPENSATION ARRANGEMENTS
Employment Agreement with Mr. Scott T. Ford
      On July 24, 2003, ALLTEL entered into an employment agreement with Mr. Scott T. Ford, ALLTEL’s President and Chief Executive Officer. The term of this agreement expires on December 31, 2007, unless terminated earlier in accordance with the provisions of the agreement. The agreement provides for an annual base salary of $850,000, which the Board may increase annually, and incentive awards under the Incentive Plan and the Long-Term Incentive Plan. In addition to these payments, Mr. Ford is entitled to receive certain perquisites, including, without limitation, country club membership reimbursement, physical exam reimbursement, and corporate plane usage.
      In the event Mr. Ford’s employment is terminated (i) as a result of death or by the Board due to disability or for “cause” or (ii) by Mr. Ford without “good reason,” the agreement provides for the payment of Mr. Ford’s unpaid salary to the termination date, incentive awards under the terms of the Incentive Plan and the Long-Term Incentive Plan, and other benefits to which Mr. Ford has a vested right on the termination date, including, without limitation, any applicable benefits under ALLTEL’s supplemental executive retirement plan (described below).
      If the Board terminates Mr. Ford’s employment without “cause” or if Mr. Ford terminates his employment for “good reason,” the agreement provides for the ordinary termination benefits described above plus certain severance benefits. The severance benefits include a lump sum severance payment described below, as well as the continuation for approximately two years of any health benefits and perquisites Mr. Ford is receiving at the time of termination and reimbursement for any additional taxes incurred as a result of the health benefits provided. The lump sum severance payment would include two times the sum of Mr. Ford’s (i) base salary, (ii) the greater of the then prior year’s actual incentive award and the then current year’s target incentive award under the Incentive Plan (the “Incentive Plan Benefit”), and (iii) the greater of the then prior period’s actual incentive award and the then current period’s target incentive award under the Long-Term Incentive Plan (the “Long-Term Incentive Plan Benefit”). The lump sum payment also would include the sum of the Incentive Plan Benefit, prorated to the termination date, and the Long-Term Incentive Plan Benefit, prorated to the termination date. Mr. Ford’s lump sum severance payment would be reduced by any other cash severance paid to him.
      In the event a “change in control” of ALLTEL occurs during the term of the employment agreement, Mr. Ford’s change in control agreement (described below) would govern the amounts payable to him under that agreement in respect of such a “change in control.”
Change in Control Agreements
      ALLTEL is a party to agreements with each of Messrs. Scott Ford, Beebe, Fox, Frantz, and Gardner which provide that if, following a “change in control,” the executive’s employment terminates within twelve months (unless the termination is as a result of death, by ALLTEL as a result of the executive’s disability or for “cause”, or by the executive without “good reason”) or if, after remaining employed for twelve months, the executive’s employment terminates during the following three-month period (unless the termination is a result of death or is by ALLTEL as a result of the executive’s disability) (each of the foregoing events being referred to as a “Payment Trigger”), ALLTEL is required to pay the executive an amount equal to three times the sum of his base salary as in effect immediately prior to the change in control or Payment Trigger and the maximum amounts he could have received under the Incentive Plans for the period commencing coincident with or most recently prior to the period in which the change in control or Payment Trigger occurs, but reduced by any other cash severance paid to him. ALLTEL also is required to make an additional payment to the executive in the amount of any excise tax under Section 4999 of the Internal Revenue Code as a result of any payments or distributions by ALLTEL plus the amount of all additional income tax payable by him as a result of such additional payments. Payments under the agreements are covered by ALLTEL’s “grantor trust” described below.
Defined Benefit Pension Plan
      ALLTEL maintains a trusteed, noncontributory, defined benefit pension plan covering salaried and non-salaried employees under which benefits are not determined primarily by final compensation (or average final compensation). Under this pension plan, Messrs. Scott Ford, Beebe, Fox, Frantz, and Gardner would have each period of post-January 1, 1988, service credited at 1% of compensation, plus .4% of that part of his compensation that exceeds the Social Security Taxable Wage Base for such year. Service prior to 1988, if any, would be credited on the basis of a percentage of his highest consecutive five-year average annual base salary, equal to 1% for each year of service prior to 1982 and thereafter increasing by .05% each year until 1988, but only prospectively, i.e., with respect to service earned in such succeeding year; in addition, each of Messrs. Ford, Beebe, Fox, Frantz, and Gardner would receive an additional credit of .25% for each pre-1988 year of service after age 55, subject to a maximum of 10 years’ such credit, and would have added to his annual pension benefits an amount equal to .4% of the amount by which his pre-1988 career average annual base salary (three highest years) exceeds his Social Security covered compensation, multiplied by his years of pre-1988 credited service. Various benefit payment options are available on an actuarially equivalent basis, including joint and survivor benefits. Compensation included in the pension base includes cash awards under the Incentive Plans.
      Assuming annual increases in compensation in future years of 5% per year, continuation in the position he held during 2004, and retirement at age 65, the estimated annual benefit under the pension plan for each of Messrs. Ford, Beebe, Fox, Frantz, and Gardner is $2,825,655, $1,180,505, $1,320,524, $610,271, and $894,924, respectively. Amounts shown are straight life annuity amounts and include amounts payable under the defined benefit portion of the ALLTEL Benefit Restoration Plan.
Benefit Restoration Plan
      Federal laws place certain limitations on pensions that may be paid under federal income tax qualified plans. The ALLTEL Benefit Restoration Plan provides for the payment to certain employees outside tax-qualified plans of any amounts not payable under the tax-qualified plans by reason of limitations specified in the Internal Revenue Code. Currently, under the ALLTEL Benefit Restoration Plan, Messrs. Scott Ford, Beebe, Fox, Frantz, and Gardner are eligible for accruals with respect to benefits not payable under ALLTEL’s defined contribution plans and defined benefit pension plan. Amounts accrued, if any, under the defined contribution portion of these plans in 2004 for each of these executives are included in the Summary Compensation Table on page 14.
Supplemental Executive Retirement Plan
      ALLTEL maintains a non-qualified supplemental executive retirement plan (the “SERP”) in which certain employees designated by the Board of Directors, including Messrs. Scott Ford, Beebe, Fox, Frantz, and Gardner, participate. The SERP provides with respect to Messrs. Ford, Beebe, Fox, Frantz, and Gardner that, upon normal retirement at age 65 with five or more years of service, or, if earlier, following a Payment Trigger that occurs after the participant has attained age 60 with 15 or more years of service or age 55 with 20 or more years of service, the executive will receive an annual retirement benefit under the SERP, payable as a single life annuity, equal to 60% of the greatest of (A) his base salary and cash payments to him under specified incentive compensation plans paid during the calendar year preceding his retirement; (B) his average annual base salary and cash payments to him under specified incentive compensation plans paid during the three calendar years preceding his retirement; or (C) if a Payment Trigger has occurred, the sum of (i) his annual base salary in effect immediately prior to the change in control (as defined in the change in control agreements described above), the Payment Trigger, or his retirement date, whichever is greatest, and (ii) the maximum cash amounts payable to him under specified incentive compensation plans for the period coincident with or most recently prior to the change in control, the Payment Trigger, or his retirement date, whichever is greatest. Cash amounts paid or payable under long-term incentive compensation plans are not included for determining the amount of retirement benefits under the SERP unless a Payment Trigger has occurred.
      Each of Messrs. Ford, Beebe, Fox, Frantz, and Gardner also is entitled to an early retirement benefit under the SERP if he retires before becoming entitled to the normal retirement benefit but after attaining age 45 with five or more years of service, at least three of which years of service are earned in years after 2003, or after a Payment Trigger occurs (regardless of his age and years of service). The early retirement benefit is calculated the same as the normal retirement benefit, except that the percentage used in the calculation is (A) if a Payment Trigger has not occurred, 40%, increased by .5% for each whole number by which the sum of his age and years of service exceeds 50, up to a maximum of 60%, and (B) if a Payment Trigger has occurred, the greater of (i) the amount determined under (A) above, or (ii) 45%, increased ratably for the number of his years of service after early retirement eligibility, up to a maximum of 60%.
      If Messrs. Ford, Beebe, Fox, Frantz, and Gardner dies after benefits commence, his surviving spouse will receive 50% of the amount that he was receiving prior to his death. If he dies while employed, his surviving spouse will receive 50% of the amount that he would have received if he had retired on the day before death. Following retirement, each of Messrs. Ford, Beebe, Fox, Frantz, and Gardner (and his spouse and dependents) also is entitled to receive post-retirement medical benefits under the SERP together with reimbursement for any additional taxes incurred as a result of the benefits being taxed less favorably than they would have been if received by other retired employees. Payments to Messrs. Ford, Beebe, Fox, Frantz, and Gardner under the SERP are covered by ALLTEL’s “grantor trust” described below.
      The retirement benefits payable under the SERP are reduced by certain benefits paid under other qualified and nonqualified benefit plans. The benefits under the SERP are not subject to offset for Social Security. For a participant who retires prior to age 55, benefits under the SERP are suspended for any period prior to the participant’s 55th birthday during which the participant competes with ALLTEL. The Compensation Committee of ALLTEL’s Board of Directors may accelerate the payment of benefits under the SERP on an actuarially equivalent basis.
      Assuming annual increases in compensation in future years of 5% per year, retirement at the earliest date on which the participant’s age and years of service (at that date) would qualify the participant for an early retirement benefit, and based on estimates of the benefits under qualified and nonqualified benefit plans that reduce the retirement benefits payable under the SERP (as described above), the estimated annual retirement benefit under the SERP payable for each of Messrs. Ford, Beebe, Fox, Frantz, and Gardner at the respective dates indicated is $1,308,252 payable to age 65 and $884,493 payable after age 65 (retirement date: July 31, 2007), $809,690 payable to age 55 and $715,883 payable after age 55 (retirement date: June 30, 2006), $734,692 payable to age 65 and $624,053 payable after age 65 (retirement date: March 31, 2007), $572,737 payable to age 60 and $441,036 payable after age 60 (retirement date: June 30, 2006), and $622,130 payable to age 55 and $569,854 payable after age 55 (retirement date: June 30, 2006), respectively.
      Assuming annual increases in compensation in future years of 5% per year, retirement at the earliest date on which the participant’s combined age and years of service (at that date) would produce the maximum benefit percentage of 60%, and based on estimates of the benefits under qualified and nonqualified benefit plans that reduce the retirement benefits payable under the SERP (as described above), the estimated annual retirement benefit under the SERP payable for each of Messrs. Ford, Beebe, Fox, Frantz, and Gardner at the respective dates indicated is $921,853 (retirement date: June 30, 2024), $807,959 (retirement date: June 30, 2016), $808,385 (retirement date: March 31, 2024), $436,511 (retirement date: June 30, 2016), and $711,738 (retirement date: June 30, 2017), respectively.
      Assuming annual increases in compensation in future years of 5% per year, retirement at age 65, and based on estimates of the benefits under qualified and nonqualified benefit plans that reduce the retirement benefits payable under the SERP (as described above), the estimated annual normal retirement benefit under the SERP payable for each of Messrs. Ford, Beebe, Fox, Frantz, and Gardner is $519,393, $520,135, $644,031, $389,966, and $545,291, respectively.
Grantor Trust
      ALLTEL maintains a “grantor trust” under Section 671 of the Internal Revenue Code (the “Trust”) to provide certain participants in designated compensation and supplemental retirement plans and arrangements with greater assurance that the benefits and payments to which those participants are entitled under those plans and arrangements will be paid. Contributions by ALLTEL to the Trust are discretionary. Prior to a “change of control” of ALLTEL (as defined in the trust agreement for the Trust), benefits may not be paid from the Trust.
      Following a “change of control” of ALLTEL, benefits and payments may be paid from the Trust to the extent those benefits and payments are not paid by ALLTEL or its successor. The assets of the Trust are subject to the claims of the creditors of ALLTEL in the event ALLTEL becomes “insolvent” (as defined in the trust agreement for the Trust).
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
      The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) to audit ALLTEL’s consolidated financial statements for the fiscal year ended December 31, 2005. ALLTEL is submitting to the stockholders for ratification at the Annual Meeting the selection of PwC as ALLTEL’s independent auditors for 2005, although neither the Board of Directors nor its Audit Committee maintains a policy requiring ALLTEL to seek stockholder ratification of the independent auditor selection. PwC also served as ALLTEL’s independent auditor for the 2003 and 2004 fiscal years. Information regarding PwC’s fees for 2003 and 2004 is provided below under the caption “Audit and Non-Audit Fees.” Representatives of PwC are expected to be present at the 2005 Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.
STOCKHOLDER PROPOSALS
      Stockholders who intend to present proposals at the 2006 Annual Meeting, and who wish to have those proposals included in ALLTEL’s proxy statement for the 2006 Annual Meeting, must be certain that those proposals are received by the Corporate Secretary at One Allied Drive, Little Rock, Arkansas 72202, prior to November 4, 2005. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for ALLTEL’s 2006 Annual Meeting.

CERTAIN TRANSACTIONS
      ALLTEL engaged Stephens Inc., an affiliate of Stephens Group, Inc., to render investment banking and investment management services to ALLTEL and its subsidiaries during 2004, for which ALLTEL paid Stephens Inc. fees totaling $2,092,025 during the period January 1, 2004, through December 31, 2004. Stephens Group, Inc. beneficially owned, on February 24, 2005, 10,732,199 shares of Common Stock. Warren A. Stephens, an executive officer of Stephens Inc., is a director of ALLTEL.
      As part of its advertising campaign, ALLTEL was the corporate sponsor of a race car in the Nextel Cup Circuit during 2004, for which ALLTEL paid Penske Racing South, Inc. sponsorship fees totaling $9,022,996 during the period January 1, 2004, through December 31, 2004. Roger S. Penske, Gregory W. Penske’s father, is an executive officer of Penske Racing South, Inc. Gregory W. Penske is a director of ALLTEL.
      ALLTEL believes that the transactions set forth above were conducted on terms that are no less favorable to ALLTEL than could have been obtained from unaffiliated third parties.
SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires ALLTEL’s directors and executive officers, and persons who own more than ten percent of ALLTEL’s Common Stock, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of that Common Stock. To ALLTEL’s knowledge, based solely upon a review of copies of reports provided by those individuals to ALLTEL and written representations of those individuals that no other reports were required with respect to the year ended December 31, 2004, ALLTEL believes that all of the foregoing filing requirements applicable to its directors, executive officers, and greater-than-ten percent beneficial owners have been met, except that, during 2003, Mr. Crown, a director, acquired indirect beneficial ownership of 99 shares of Common Stock owned by his spouse as a result of his marriage; Mr. Crown did not report these shares until he filed his Form 5 Report on February 8, 2005.
ANNUAL REPORT
      The 2004 Annual Report accompanies this proxy statement. ALLTEL will provide, without charge upon written request, to any person receiving a copy of this proxy statement, a copy of ALLTEL’s 2004 Form 10-K report, including the financial statements and the financial statement schedules thereto. Those requests should be addressed to Vice President-Investor Relations, ALLTEL Corporate Services, Inc., One Allied Drive, Little Rock, Arkansas 72202.
      Only one copy of this proxy statement, and the accompanying Annual Report, is being delivered to stockholders who share an address, unless ALLTEL has received contrary instructions from one or more of the stockholders. ALLTEL will promptly deliver a separate copy of this proxy statement and the accompanying Annual Report to any stockholder at a shared address to which a single copy of those documents has been delivered upon the written or oral request from that stockholder to ALLTEL at the foregoing address or by calling (501) 905-8991. Any stockholder sharing a single copy of the proxy statement and Annual Report who wishes to receive a separate mailing of ALLTEL’s proxy statement and Annual Report in the future and stockholders sharing an address and receiving multiple copies of ALLTEL’s proxy statement and Annual Report who wish to share a single copy of those documents in the future should also notify ALLTEL at the foregoing address.
AUDIT AND NON-AUDIT FEES
      PricewaterhouseCoopers LLP has been selected as ALLTEL’s independent auditors for 2005. The following discussion presents fees for services rendered by PwC for 2004 and 2003.

Audit Fees
      The aggregate fees incurred for professional services rendered for the audit of ALLTEL’s annual financial statements for the fiscal years ended December 31, 2004 and 2003, and the review of the financial statements included in ALLTEL’s Forms 10-Q for the fiscal years ended December 31, 2004 and 2003, were $4,344,300 and $2,070,867, respectively. These audit fees include services rendered for the audits of certain subsidiaries and wireless partnerships. In addition, the 2004 audit fees include approximately $2,200,000 in fees for services rendered for the attestation with respect to, and related reviews of, ALLTEL’s internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002, which first became applicable to ALLTEL for the fiscal year ended December 31, 2004.
Audit-Related Fees
      The aggregate fees incurred for assurance and related services by PwC that were reasonably related to the performance of the audit or review of ALLTEL’s financial statements and are not reported above under the caption “Audit Fees” for the fiscal years ended December 31, 2004 and 2003, were $1,000 and $344,685, respectively, which amounts were incurred for the following categories of services:

	2004	2003

Employee benefit plan audits(1)	$1,000	$186,725
Internal control reviews in connection with Section 404 of the Sarbanes-Oxley Act(2)	—	153,000
Acquisition and divestiture assistance	—	4,960

Totals	$1,000	$344,685

(1)	On February 23, 2004, ALLTEL engaged Moore Stephens Frost, PLC to serve as independent auditors for ALLTEL’s employee benefit plans. Fees paid in 2004 to PwC relate to the audit of the benefit plans for the fiscal year ended December 31, 2002.

(2)	Fees for services rendered during 2004 in connection with Section 404 are included under “Audit Fees” because Section 404 first became applicable to ALLTEL for the fiscal year ended December 31, 2004.
Tax Fees
      The aggregate fees incurred by ALLTEL for tax compliance, tax consulting and tax planning services by PwC for the fiscal years ended December 31, 2004 and 2003, were $37,722 and $136,717, respectively. The foregoing tax-related services include review of tax returns, tax payment planning services and tax advice related to acquisitions.
All Other Fees
      The aggregate fees incurred during 2004 and 2003 for services rendered to ALLTEL by PwC, other than those services covered in the sections captioned “Audit Fees”, “Audit-Related Fees”, and “Tax Fees”, were $10,500 and $9,800, respectively, for subscriptions to PwC’s on-line accounting research software.
      In making its determination regarding the independence of PwC, the Audit Committee considered whether the provision of the services covered in the sections herein regarding “Audit-Related Fees”, “Tax Fees” and “All Other Fees” was compatible with maintaining such independence. All services to be performed for ALLTEL by PwC must be preapproved by the Audit Committee or a designated member of the Audit Committee pursuant to the Committee’s Pre-Approval Policies and Procedures. The Audit Committee’s pre-approval policy prohibits ALLTEL from engaging PwC for any non-audit services other than the following tax-related services: tax return preparation and review; advice on income tax, tax accounting, sales/use tax, excise tax and other miscellaneous tax matters; tax advice and implementation assistance on restructurings, mergers and acquisition matters and other tax strategies.

OTHER MATTERS
      The management and the Board of Directors of ALLTEL do not know of any other matters that may come before the meeting. If any other matters properly come before the meeting, however, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on those matters. Under ALLTEL’s Bylaws, nominations for director may be made only by the Board, or by an ALLTEL stockholder entitled to vote who has delivered notice to ALLTEL not fewer than 90 days nor more than 120 days prior to the first year anniversary of the immediately preceding year’s Annual Meeting. The Bylaws also provide that no business may be brought before an Annual Meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board or by an ALLTEL stockholder entitled to vote who has delivered notice to ALLTEL (containing certain information specified in the Bylaws) within the time limits described above for delivering notice of a nomination for the election of a director. These requirements apply to any matter that an ALLTEL stockholder wishes to raise at an Annual Meeting other than in accordance with the procedures in SEC Rule 14a-8. A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Corporate Secretary of ALLTEL, One Allied Drive, Little Rock, Arkansas 72202.
      ALLTEL will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by officers, directors, and employees of ALLTEL, personally or by telephone or electronic means. In the event the management of ALLTEL deems it advisable, ALLTEL may engage the services of an independent proxy solicitation firm to aid in the solicitation of proxies. The fees paid by ALLTEL, in the event of such an engagement, likely would not exceed $20,000. ALLTEL will pay persons holding stock in their names or those of their nominees for their expenses in sending soliciting material to their principals in accordance with regulations of the SEC and the New York Stock Exchange.
      The material referred to in this proxy statement under the captions “Comparative Stockholder Return”, “Compensation Committee Report on Executive Compensation” and “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Securities Exchange Act of 1934.
      IT IS IMPORTANT THAT ALLTEL’S SHARES BE VOTED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, OR VOTE ON THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE PROXY CARD.

Dated: March 3, 2005	By Order of the Board of Directors, FRANCIS X. FRANTZ, Secretary

APPENDIX A
ALLTEL CORPORATION
CONSOLIDATED FINANCIAL STATEMENTS
AND OTHER ANNUAL REPORT INFORMATION
FOR THE YEAR ENDED DECEMBER 31, 2004

ALLTEL CORPORATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND OTHER ANNUAL REPORT INFORMATION
FOR THE YEAR ENDED DECEMBER 31, 2004

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AN
RESULTS OF OPERATIONS
Executive Summary
      ALLTEL Corporation (“ALLTEL” or the “Company”) is a customer-focused communications company providing wireless, local telephone, long-distance, Internet and high-speed data services to more than 13 million residential and business customers in 26 states. Among the highlights in 2004:

•	Wireless customer growth was strong as ALLTEL added more than 600,000 net customers during the year, most of which were on postpay plans. Excluding the effects of acquisitions, the number of net new wireless customers increased 511,000 or 86 percent, from 2003. Primarily due to improvements in customer service levels, digital network expansion and ALLTEL’s proactive retention strategies targeting customer contract extensions, wireless postpay churn decreased 35 basis points from 2003 to 1.74 percent, the lowest annual churn rate since 1998. Total churn, which includes prepay customer losses, was 2.23 percent for the year, a 36 basis point improvement from 2003.

•	Wireless service revenues increased 7 percent from 2003 driven by an 8 percent increase in retail revenues, reflecting ALLTEL’s focus on quality customer growth, data revenues and ETC subsidies. Average revenue per customer increased to $48.13, the highest annual rate in four years. Retail minutes of use per wireless customer per month increased 32 percent from a year ago to 494 minutes.

•	Wireless segment income for 2004 increased 2 percent from a year ago, reflecting the growth in retail revenues noted above, partially offset by a decline in wholesale wireless revenues and increased network costs attributable to the significant growth in customer usage. Wireless wholesale revenues decreased 4 percent year-over-year, primarily due to lower analog and TDMA minutes of use by other carriers’ customers roaming on ALLTEL’s wireless network, partially offset by continued growth in CDMA minutes of use.

•	In its wireline business, ALLTEL added more than 90,000 high-speed data customers, increasing ALLTEL’s DSL customer base to approximately 243,000. During 2004, the Company lost approximately 86,000 wireline access lines, a year-over-year decline of approximately 2.8 percent. Average revenue per wireline customer increased 2 percent from a year ago to $65.87 due primarily to growth in DSL revenues and selling additional services and features to existing wireline customers. Wireline segment income comparisons for 2004 were favorably affected by the effects of strike-related expenses of $14.9 million incurred in 2003. As a result of ALLTEL’s continued focus on controlling operating expenses and the favorable year-over-year comparisons attributable to the strike-related expenses, wireline segment income for 2004 increased 5 percent from a year ago.

•	ALLTEL maintained its strong financial position while returning more than $1 billion in capital to shareholders. During 2004, ALLTEL paid out $467.6 million in dividends and repurchased 11.2 million of its common shares at a cost of $595.3 million, leaving $154.7 million remaining under the Company’s $750.0 million stock repurchase program that expires at the end of 2005. At December 31, 2004, the Company had approximately $1 billion in cash and marketable securities.
      As further discussed under “Pending Acquisitions to be Completed in 2005”, ALLTEL positioned its wireless business for future growth opportunities as a result of the Company’s planned merger with Western Wireless Corporation (“Western Wireless”). This transaction, which is expected to close by mid-year 2005, is significant to ALLTEL in several ways. First, it will increase ALLTEL’s wireless revenue mix to nearly 70 percent of the Company’s total consolidated revenues. Second, the transaction will increase the Company’s retail position in markets where ALLTEL can bring significant value to customers by offering competitive national rate plans. Third, this transaction will diversify ALLTEL’s wireless roaming revenue sources, and, as a result of offering multiple technologies, the Company will become the leading independent roaming partner for the four national carriers in the markets served by ALLTEL. Finally, ALLTEL will enhance its strategic options as the wireless industry continues to restructure while preserving the Company’s strong financial position.

      During 2005, the Company will continue to face significant challenges resulting from competition in the telecommunications industry and changes in the regulatory environment, including the effects of potential changes to the rules governing universal service and inter-carrier compensation. In addressing competition, ALLTEL will continue to focus its efforts on improving customer service, enhancing the quality of its networks and expanding its product and service offerings.
ACQUISITIONS
Pending Acquisitions to be Completed During 2005
      On January 9, 2005, ALLTEL entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Western Wireless providing for the merger of Western Wireless with and into a wholly-owned subsidiary of ALLTEL (the “Merger”). In the Merger, each share of Western Wireless common stock will be exchanged for .535 shares of ALLTEL common stock and $9.25 in cash unless the shareholder makes an all-cash or all-stock election. Western Wireless shareholders making an all-stock or all-cash election may be subject to proration depending on elections made by shareholders. In the aggregate, ALLTEL will issue approximately 60 million shares of stock and pay approximately $1.0 billion in cash. A subsidiary of ALLTEL will also assume debt of approximately $2.2 billion, including $1.2 billion of term notes issued under Western Wireless’ credit facility that, as a result of a change in control, will become due immediately upon the closing of the Merger. The transaction is valued at approximately $6 billion. As a result of the Merger, ALLTEL will add approximately 1.3 million domestic wireless customers (excluding reseller customers) in 19 midwestern and western states that are contiguous to the Company’s existing wireless properties, increasing the number of wireless customers served by ALLTEL to approximately 10 million. ALLTEL also will add wireless operations in nine new states, including California, Idaho, Minnesota, Montana, Nevada, North Dakota, South Dakota, Utah and Wyoming, and will also significantly expand its wireless operations in Arizona, Colorado, New Mexico and Texas. In addition, ALLTEL will add approximately 1.6 million international wireless customers in six countries. Consummation of the Merger is subject to certain conditions, including, without limitation, the approval of the Merger by the stockholders of Western Wireless and the receipt of regulatory approvals. The transaction is expected to close by mid-year 2005. (See Note 18 to the consolidated financial statements for additional information regarding this pending merger.)
      On November 26, 2004, ALLTEL and Cingular Wireless LLC (“Cingular”), a joint venture between SBC Communications, Inc. and BellSouth Corporation, entered into a definitive agreement to exchange certain wireless assets. Under the terms of the agreement, Cingular will sell to ALLTEL former AT&T Wireless properties, including licenses, network assets, and subscribers, in selected markets in Kentucky, Oklahoma, Texas, Connecticut and Mississippi. Cingular will also sell to ALLTEL 20MHz of spectrum and network assets owned by AT&T Wireless in Wichita, Kansas and wireless spectrum in several counties in Georgia and Texas. In addition, ALLTEL and Cingular will exchange partnership interests, with Cingular receiving interests in markets including Wichita, Kansas; Kansas City, Missouri; Milwaukee, Wisconsin and several in Texas, and ALLTEL receiving more ownership in markets it manages in Michigan, Louisiana, and Toledo, Ohio. ALLTEL will also pay Cingular $170.0 million in cash. Completion of this transaction is contingent upon regulatory approval and is expected to occur in the second quarter of 2005.
Acquisitions Completed During 2004, 2003 and 2002
      On December 1, 2004, ALLTEL completed the purchase of certain wireless assets from United States Cellular Corporation (“U.S. Cellular”) and TDS Telecommunications Corporation (“TDS Telecom”) for $148.2 million in cash, acquiring wireless properties with a potential service area covering approximately 584,000 potential customers (“POPs”) in Florida and Ohio. The Company also purchased partnership interests in seven ALLTEL-operated markets in Georgia, Mississippi, North Carolina, Ohio and Wisconsin. Prior to this acquisition, ALLTEL owned an approximate 42 percent interest in the Georgia market, with a potential service area covering approximately 229,000 POPs, and ALLTEL owned a majority interest in the Mississippi, North Carolina, Ohio and Wisconsin markets. On November 2, 2004, the Company purchased for $35.6 million in cash wireless properties with a potential service area covering approximately 275,000 POPs in south Louisiana from

SJI, a privately held company. During the fourth quarter of 2004, ALLTEL also acquired additional ownership interests in wireless properties in Louisiana and Wisconsin in which the Company owned a majority interest in exchange for $1.4 million in cash and a portion of the Company’s ownership interest in a wireless partnership serving the St. Louis, Missouri market. Through these transactions, ALLTEL added approximately 92,000 wireless customers. Because all of the acquisitions were completed in the fourth quarter of 2004, the acquired operations did not have a significant effect on the Company’s consolidated results of operations or cash flows for the year ended December 31, 2004.
      On August 29, 2003, ALLTEL purchased for $22.8 million in cash a wireless property with a potential service area covering approximately 205,000 POPs in an Arizona Rural Service Area (“RSA”). During the third quarter of 2003, the Company also purchased for $5.7 million in cash additional ownership interests in wireless properties in Mississippi, New Mexico and Virginia in which the Company owned a majority interest. On April 1, 2003, the Company paid $7.5 million to increase its ownership interest from 43 percent to approximately 86 percent in a wireless property with a potential service area covering about 145,000 POPs in a Wisconsin RSA. On February 28, 2003, the Company purchased for $72.0 million in cash wireless properties with a potential service area covering approximately 370,000 POPs in southern Mississippi, from Cellular XL Associates (“Cellular XL”), a privately held company. On February 28, 2003, the Company also purchased for $60.0 million in cash the remaining ownership interest in wireless properties with a potential service area covering approximately 355,000 POPs in two Michigan RSAs. Prior to this acquisition, ALLTEL owned approximately 49 percent of the Michigan properties. Through the completion of these transactions, ALLTEL added approximately 147,000 wireless customers.
      On August 1, 2002, ALLTEL completed its purchase of local telephone properties serving approximately 589,000 wireline customers in Kentucky from Verizon Communications Inc. (“Verizon”) for $1.93 billion in cash. The acquired wireline properties overlapped ALLTEL’s existing wireless service in northeastern Kentucky and increased the Company’s total access lines by approximately 23 percent to nearly 3.2 million wireline customers. On August 1, 2002, ALLTEL also completed its purchase of substantially all of the wireless properties owned by CenturyTel, Inc. (“CenturyTel”) for approximately $1.59 billion in cash. Through the completion of the transaction, ALLTEL added properties representing approximately 8.3 million POPs, acquired approximately 762,000 customers, increasing its wireless customer base to more than 7.5 million customers, and expanded its wireless footprint into new markets across Arkansas, Louisiana, Michigan, Mississippi, Texas and Wisconsin. Also included in the transaction were minority partnership interests in cellular operations representing approximately 1.8 million proportionate POPs, and Personal Communications Services (“PCS”) licenses covering 1.3 million POPs in Wisconsin and Iowa. To fund the cost of these acquisitions, during the second quarter of 2002, ALLTEL sold 27.7 million equity units and received net proceeds of $1.34 billion. In June 2002, the Company also issued $1.5 billion of unsecured long-term debt consisting of $800.0 million of 7.0 percent senior notes due July 1, 2012 and $700.0 million of 7.875 percent senior notes due July 1, 2032. Net proceeds from this debt issuance were $1.47 billion, after deducting the underwriting discount and other offering expenses. The net proceeds from the issuance of the equity units and long-term debt of $2.81 billion were invested until completion of the acquisitions.
      The accounts and results of operations of the acquired wireline and wireless properties discussed above are included in the accompanying consolidated financial statements from the date of acquisition. (See Note 3 to the consolidated financial statements for additional information regarding these acquisitions.)

Consolidated Results of Operations

(Millions, except per share amounts)	2004	2003	2002

Revenues and sales:
Service revenues	$7,374.3	$7,156.1	$6,428.9
Product sales	871.8	823.8	683.5

Total revenues and sales	8,246.1	7,979.9	7,112.4

Costs and expenses:
Cost of services	2,374.2	2,273.6	2,039.0
Cost of products sold	1,075.5	1,043.5	891.3
Selling, general, administrative and other	1,524.2	1,498.1	1,297.0
Depreciation and amortization	1,299.7	1,247.7	1,095.5
Restructuring and other charges	50.9	19.0	69.9

Total costs and expenses	6,324.5	6,081.9	5,392.7

Operating income	1,921.6	1,898.0	1,719.7

Non-operating income (expense), net	22.9	(3.2)	(5.3)
Interest expense	(352.5)	(378.6)	(355.1)
Gain on disposal of assets, write-down of investments and other	—	17.9	1.0

Income from continuing operations before income taxes	1,592.0	1,534.1	1,360.3
Income taxes	565.3	580.6	510.2

Income from continuing operations	1,026.7	953.5	850.1
Income from discontinued operations, net of income taxes	19.5	361.0	74.2
Cumulative effect of accounting change, net of income taxes	—	15.6	—

Net income	$1,046.2	$1,330.1	$924.3

Basic earnings per share:
Income from continuing operations	$3.34	$3.06	$2.73
Income from discontinued operations	.06	1.16	.24
Cumulative effect of accounting change	—	.05	—

Net income	$3.40	$4.27	$2.97

Diluted earnings per share:
Income from continuing operations	$3.33	$3.05	$2.72
Income from discontinued operations	.06	1.15	.24
Cumulative effect of accounting change	—	.05	—

Net income	$3.39	$4.25	$2.96

      Service revenues increased $218.2 million, or 3 percent, in 2004, primarily reflecting growth in ALLTEL’s wireless customer base and the corresponding increase of $333.8 million in wireless access revenues compared to 2003. Service revenues for 2004 also reflected growth in revenues derived from wireless and wireline data services and from the sale of enhanced communication services, including caller identification, call waiting, call forwarding, voice mail, and wireless equipment protection plans. Revenues from data and enhanced services increased $78.5 million in 2004 compared to 2003, primarily reflecting continued demand for these services. Wireless service revenues in 2004 also included increased regulatory and other fees of $76.4 million compared to 2003. Regulatory fees in 2004 included Universal Service Fund (“USF”) support received by ALLTEL pursuant to its certification in seven states as an Eligible Telecommunications Carrier (“ETC”), and accounted for

$48.2 million of the overall increase in regulatory fees in 2004. Regulatory fees in 2004 also reflected additional amounts billed to customers to offset costs related to certain regulatory mandates, including universal service funding, primarily resulting from changes in Federal Communications Commission (“FCC”) regulations applicable to universal service fees that were effective on April 1, 2003.
      The above increases in service revenues in 2004 were partially offset by lower wireless airtime, retail roaming and wholesale revenues, reductions in revenues derived from telecommunications information services and decreases in wireline access and toll service revenues. Compared to 2003, wireless airtime and retail roaming revenues decreased $122.2 million in 2004, primarily due to the effects of customers migrating to rate plans with a larger number of packaged minutes. For a flat monthly service fee, such rate plans provide customers with a specified number of airtime minutes and include unlimited weekend, nighttime and mobile-to-mobile minutes at no extra charge. Wholesale wireless revenues declined $15.1 million in 2004 compared to 2003 primarily due to lower analog and TDMA minutes of use by other carriers’ customers roaming on ALLTEL’s wireless network, partially offset by growth in CDMA minutes of use as other CDMA carriers direct wholesale traffic to ALLTEL’s network. Telecommunications information services revenues decreased $67.1 million in 2004 compared to 2003, primarily due to the December 2003 sale of certain assets and related liabilities, including selected customer contracts and capitalized software development costs, to Convergys Information Management Group, Inc. (“Convergys”), and the loss in 2004 of one of ALLTEL’s remaining unaffiliated wireline services customers. Revenues from long-distance and network management services decreased $15.2 million in 2004, primarily due to declining usage by residential customers and a reduction in intercompany and residential customer billing rates. Wireline local service and network access and toll revenues decreased $51.6 million in 2004, primarily as a result of the loss of wireline access lines and a $20.3 million reduction in high-cost funding received by ALLTEL’s wireline subsidiaries under the USF program.
      Service revenues increased $727.2 million, or 11 percent, in 2003. The acquisitions of wireless and wireline properties completed in 2003 and 2002 previously discussed accounted for approximately $544.4 million of the overall increase in service revenues in 2003. In addition to the effects of the acquisitions, service revenues for 2003 also reflected increased wireless access revenues of $209.6 million resulting from nonacquisition-related customer growth, increased sales of ALLTEL’s higher-yield national rate plans and continued growth in average monthly minutes of use per customer. Service revenues for 2003 also reflected a $41.4 million increase in amounts billed to customers to offset costs related to certain regulatory mandates, including Universal Service funding. Growth in revenues from the Company’s Internet operations of $12.8 million and increased revenues of $66.0 million derived from wireless and wireline data services and from the sale of enhanced communications services also contributed to the increase in service revenues in 2003. The increase in service revenues in 2003 attributable to acquisitions, higher network usage, additional regulatory mandate fees billed to customers and growth in Internet, wireless data and enhanced communications services were partially offset by lower wireless airtime and retail roaming revenues of $110.7 million, a reduction in intrastate network access and toll revenues of $19.6 million due to the loss of wireline access lines, and a $10.2 million decrease in telecommunications information services revenues. Wireline access lines declined in both 2004 and 2003 primarily due to the effects of broadband and wireless substitution.
      Product sales increased $48.0 million, or 6 percent, in 2004 and $140.3 million, or 21 percent, in 2003. The increase in product sales in 2004 was primarily driven by higher retail prices realized on the sale of wireless handsets that include advanced features, such as picture messaging, and that are capable of downloading games, entertainment content, weather and office applications. Compared to 2003, sales attributable to the Company’s directory publishing operations increased $33.3 million, reflecting an increase in the number of directories published, including the initial publication of directories for the Kentucky and Nebraska operations, which had been previously outsourced. The increase in product sales in 2003 primarily resulted from higher retail prices realized on the sale of wireless handsets and accessories driven by growth in gross customer additions and increased retention efforts by the Company. The wireless and wireline acquisitions discussed above accounted for approximately $25.4 million of the overall increase in product sales in 2003. Product sales for 2003 also reflected increased sales of telecommunications and data products to non-affiliates of $60.0 million, primarily reflecting increased sales of wireless handsets to retailers and other distributors.

      Cost of services increased $100.6 million, or 4 percent, in 2004 and $234.6 million, or 12 percent, in 2003. The increases in both years reflected higher wireless network-related costs and increased wireless regulatory fees. Compared to the prior year periods, wireless network-related costs increased $131.8 million in 2004 and $44.5 million in 2003 reflecting increased network traffic due to customer growth, increased minutes of use and expansion of network facilities. Cost of services for 2004 and 2003 also reflected increases in wireless regulatory fees of $12.7 million and $40.5 million, respectively, principally related to USF, reflecting changes in FCC regulations effective April 1, 2003. In addition, cost of services for 2004 also reflected increased wireless customer service expenses of $34.5 million, primarily reflecting additional costs associated with ALLTEL’s initiatives designed to improve customer satisfaction and reduce postpay churn including subsidizing the cost of new handsets provided to existing customers before the expiration of their service contracts. Cost of services for 2004 also reflected decreased network-related costs for the wireline operations of $32.9 million, primarily due to the loss of wireline access lines and the effects of incremental strike-related expenses and maintenance costs incurred in 2003. During 2003, the Company incurred incremental expenses of approximately $14.9 million associated with a strike that began in early June and ended on October 1, 2003, when the Company signed a new collective bargaining agreement impacting approximately 400 ALLTEL employees in Kentucky represented by the Communications Workers of America. ALLTEL also incurred $6.0 million of additional maintenance costs in 2003 to repair damage caused by severe winter storms. Cost of services for 2004 was also favorably affected by reduced operating costs of $48.2 million, resulting from the sale of certain telecommunications information services operations to Convergys, as previously discussed.
      In addition to higher wireless network-related costs and increased wireless regulatory fees, cost of services for 2003 also reflected the effects of the acquisitions of wireless and wireline properties completed in 2003 and 2002, which accounted for approximately $214.4 million of the overall increase in cost of services in 2003. Losses sustained from bad debts decreased $81.2 million in 2003, primarily reflecting the Company’s continued efforts to monitor its customer credit policies, evaluate minimum deposit requirements for high-credit risk customers and improve collection practices by adding new technologies and proactively managing the efforts of its collection agencies.
      Cost of products sold decreased $32.0 million, or 3 percent, in 2004 and increased $152.2 million, or 17 percent, in 2003. The decrease in 2004 reflected decreased sales of telecommunications and data products to regulated wireline affiliates, as well as the effects of vendor rebates earned by ALLTEL for attaining specified purchase volumes with the Company’s wireless handset vendors, partially offset by increased costs incurred by the Company’s directory publishing operations associated with publishing additional directories. The increase in cost of products sold in 2003 was consistent with the growth in wireless customer activations and the Company’s continued retention efforts. In addition, the wireless and wireline property acquisitions accounted for $46.8 million of the overall increase in cost of products sold in 2003.
      Selling, general, administrative and other operating expenses increased $26.1 million, or 2 percent, in 2004 and $201.1 million, or 16 percent, in 2003. The increase in 2004 primarily reflected increased wireless commissions expense of $34.0 million, driven by increased sales of ALLTEL’s more profitable rate plans and a higher mix of postpay gross customer additions, as compared to 2003. The increase in 2004 due to wireless commissions expense was partially offset by cost savings realized in the wireline operations, reflecting ALLTEL’s continued control of operating expenses. The wireless and wireline property acquisitions accounted for $123.2 million of the overall increase in selling, general, administrative and other expenses in 2003. Advertising costs increased $33.6 million in 2003 primarily due to increased promotional activities, including the launch of a new advertising campaign to promote ALLTEL’s brand name recognition among consumers. Wireless general and administrative expenses increased $34.8 million in 2003 due to additional costs incurred to complete, for various acquisitions, the conversion of these operations to the Company’s billing and operational support systems.
      Pension expense, which is included in both cost of services and selling, general, administrative and other expenses, decreased $9.0 million in 2004 and increased $32.2 million in 2003. The decrease in pension expense for 2004 primarily reflected the effects of strong investment returns earned on pension plan assets during the year ended December 31, 2003, partially offset by a reduction in the discount rate used to measure annual pension costs from 6.85 percent in 2003 to 6.40 percent in 2004. Conversely, the increase in pension expense for 2003 reflected a reduction in the discount rate used to measure annual pension costs from 7.25 percent in 2002 to 6.85 percent in 2003. In addition, pension expense for 2003 included $20.7 million of additional amortization of unrecognized actuarial losses, primarily reflecting negative investment returns earned on pension plan assets during the three years ended December 31, 2002. (See “Pension Plans” below for an additional discussion of the factors affecting the Company’s annual pension costs.)
      Depreciation and amortization expense increased $52.0 million, or 4 percent, in 2004 and $152.2 million, or 14 percent, in 2003. The increase in 2004 primarily resulted from growth in wireless plant in service. The wireless and wireline property acquisitions accounted for $101.3 million of the overall increase in depreciation and amortization expense in 2003. In addition to the effects of the acquisitions, depreciation and amortization expense increased $50.9 million in 2003, primarily as a result of growth in communications plant in service.
      Operating income increased $23.6 million, or 1 percent, in 2004 and $178.3 million, or 10 percent, in 2003. The increase in operating income in 2004 reflected growth in both wireless and wireline segment income, partially offset by the net increase in restructuring and other charges incurred in 2004 compared to 2003, as further discussed below. The growth in wireless segment income in 2004 primarily reflected an increase in wireless revenues and sales, partially offset by increased network costs attributable to the significant growth in customer usage and additional costs associated with Company’s retention efforts. Wireline segment income increased in 2004 primarily due to selling additional services and features to existing wireline customers, growth in the Company’s Internet operations and the effects of the incremental strike-related costs incurred in 2003. The changes in wireless and wireline segment income in 2004 are further discussed below under “Results of Operations by Business Segment”.
      The increase in operating income in 2003 primarily reflected the nonacquistion-related growth in revenues and sales discussed above, as well as the effects of the wireless and wireline acquisitions, which accounted for $84.1 million of the overall increase in operating income in 2003. Operating margins attributable to the acquisitions declined in 2003 compared to 2002, primarily reflecting the incremental strike-related costs discussed above, the effects of migrating the acquired CenturyTel operations to ALLTEL’s negotiated roaming rates, increased selling-related expenses due to volume growth in new wireless customer activations, and the additional costs incurred to convert the acquired operations to the Company’s billing and operational support systems. Operating income for 2003 also included the effects of restructuring and other charges as further discussed below.
Restructuring and Other Charges
      A summary of the restructuring and other charges recorded in 2004 was as follows:

			Communications
			Support	Corporate
(Millions)	Wireless	Wireline	Services	Operations	Total

Severance and employee benefit costs	$8.6	$11.2	$0.5	$2.1	$22.4
Relocation costs	2.7	1.2	0.1	0.1	4.1
Lease and contract termination costs	0.5	(1.9)	—	(0.1)	(1.5)
Write-down in the carrying value of certain facilities	0.7	—	—	24.1	24.8
Other exit costs	0.4	0.7	—	—	1.1

Total restructuring and other charges	$12.9	$11.2	$0.6	$26.2	$50.9

      In January 2004, the Company announced its plans to reorganize its operations and support teams. During February 2004, ALLTEL announced its plans to exit its Competitive Local Exchange Carrier (“CLEC”) operations in the Jacksonville, Florida market due to the continued unprofitability of these operations. In connection with these activities, the Company recorded a restructuring charge of $29.3 million consisting of $22.9 million in severance and employee benefit costs related to a planned workforce reduction, $4.8 million of employee relocation expenses, $0.5 million in lease termination costs and $1.1 million of other exit costs. The severance and employee benefit costs included a $1.2 million payment to a former employee of the Company’s sold financial services division that became payable in the first quarter of 2004 pursuant to the terms of a change in control agreement between the employee and ALLTEL. During the fourth quarter of 2004, the Company recorded a $0.9 million reduction in the liabilities associated with the restructuring efforts initiated in the first quarter of 2004, consisting of $0.7 million in employee relocation expenses and $0.2 million in severance and employee benefit costs. The reductions primarily reflected differences between estimated and actual costs paid in completing the employee relocations and terminations. As of December 31, 2004, the Company had paid $22.5 million in severance and employee-related expenses, and all of the employee reductions and relocations had been completed.
      During the first quarter of 2004, ALLTEL recorded a $2.3 million reduction in the liabilities associated with various restructuring activities initiated prior to 2003, consisting of $2.0 million in lease and contract termination costs and $0.3 million in severance and employee benefit costs. The reductions primarily reflected differences between estimated and actual costs paid in completing the previous planned workforce reductions and lease and contract terminations. In the first quarter of 2004, ALLTEL also recorded a write-down in the carrying value of certain corporate and regional facilities to fair value in conjunction with the 2004 organizational changes and the 2003 sale of the Company’s financial services division to Fidelity National Financial Inc. (“Fidelity National”), as further discussed below under “Discontinued Operations”.
      A summary of the restructuring and other charges recorded in 2003 was as follows:

			Communications
			Support	Corporate
(Millions)	Wireless	Wireline	Services	Operations	Total

Severance and employee benefit costs	$1.3	$7.0	$—	$(2.0)	$6.3
Lease and contract termination costs	—	—	(0.5)	—	(0.5)
Write-down of software development costs	7.6	1.8	3.8	—	13.2

Total restructuring and other charges	$8.9	$8.8	$3.3	$(2.0)	$19.0

      During the second quarter of 2003, the Company recorded a restructuring charge of $8.5 million consisting of severance and employee benefit costs related to a planned workforce reduction, primarily resulting from the closing of certain call center locations. As of December 31, 2004, ALLTEL had paid $8.5 million in severance and employee-related expenses, and all of the employee reductions had been completed. ALLTEL also recorded a $2.7 million reduction in the liabilities associated with various restructuring activities initiated prior to 2003, consisting of $2.2 million in severance and employee benefit costs and $0.5 million in lease termination costs. The reduction primarily reflected differences between estimated and actual costs paid in completing the previous planned workforce reductions and lease terminations. In the second quarter of 2003, ALLTEL also wrote off certain capitalized software development costs that had no alternative future use or functionality.
      A summary of the restructuring and other charges recorded in 2002 was as follows:

			Communications
			Support
(Millions)	Wireless	Wireline	Services	Total

Severance and employee benefit costs	$6.4	$6.6	$1.8	$14.8
Lease and contract termination costs	5.2	3.8	3.6	12.6
Computer system conversion and other integration costs	4.0	17.0	—	21.0
Write-down of cell site equipment	7.1	—	—	7.1
Write-down of software development costs	0.3	4.1	—	4.4
Branding and signage costs	4.1	3.7	—	7.8
Equipment removal and other disposal costs	—	2.2	—	2.2

Total restructuring and other charges	$27.1	$37.4	$5.4	$69.9

      During the evaluation of its existing CLEC operations, ALLTEL determined that a business model that relied heavily on interconnection with other carriers had limited potential for profitably acquiring market share. Accordingly, in January 2002, the Company announced its plans to exit its CLEC operations in seven states representing less than 20 percent of its CLEC access lines. In the course of exiting these markets, ALLTEL honored all existing customer contracts, licenses and other obligations and worked to minimize the inconvenience to affected customers by migrating these customers to other service providers. During 2002, the Company also consolidated its call center, retail store and product distribution operations. In connection with these activities, the Company recorded restructuring charges totaling $27.4 million consisting of $14.8 million in severance and employee benefit costs related to planned workforce reductions and $12.6 million of costs associated with terminating certain CLEC transport agreements and lease termination fees incurred with the closing of certain retail, call center and product distribution locations. In exiting the CLEC operations, the Company also incurred costs to disconnect and remove switching and other transmission equipment from central office facilities and expenses to notify and migrate customers to other service providers. ALLTEL also wrote off certain capitalized software development costs that had no alternative future use or functionality. The restructuring plans were completed in 2002 and resulted in the elimination of 1,040 employees primarily in the Company’s sales, customer service and network operations support functions and ALLTEL’s product distribution operations. As of December 31, 2004, the Company had paid $14.3 million in severance and employee-related expenses, and all of the employee reductions had been completed.
      The $12.6 million in lease and contract termination costs recorded in 2002 consisted of $6.2 million, representing the estimated minimum contractual commitments over the next one to five years for 38 operating locations that the Company abandoned, net of anticipated sublease income. The lease and contract termination costs also included $1.6 million of costs to terminate transport agreements with six interexchange carriers. The Company also recorded an additional $3.8 million to reflect the revised estimated costs, net of anticipated sublease income, to terminate leases associated with four operating locations. ALLTEL had previously recorded $6.3 million in lease termination costs related to these four locations in 1999. The additional charge reflected a reduction in expected sublease income primarily due to softening demand in the commercial real estate market and the bankruptcy filings by two sublessees. The lease termination costs also included $1.0 million of unamortized leasehold improvements related to the abandoned locations.
      In connection with the purchase of wireline properties in Kentucky from Verizon and wireless properties from CenturyTel, the Company incurred branding and signage costs, computer system conversion costs and other integration expenses. These expenses included internal payroll and employee benefit costs, contracted services, and other computer programming costs incurred in connection with expanding ALLTEL’s customer service and operations support functions to handle increased customer volumes resulting from the acquisitions and to convert Verizon’s customer billing and operations support systems to ALLTEL’s internal systems.
      In conjunction with a product replacement program initiated by a vendor in 2001, the Company exchanged certain used cell site equipment for new equipment. The exchange of cell site equipment began during the third quarter of 2001 and continued through the first quarter of 2002. As the equipment exchanges were completed, the Company recorded write-downs in the carrying value of the used cell site equipment to fair value.
      As of December 31, 2004, the remaining unpaid liability related to the Company’s integration and restructuring activities consisted of severance and employee-related expenses of $0.2 million, relocation expenses of $0.2 million and lease and contract termination costs of $0.3 million. Cash outlays for the remaining employee-related expenses, relocation expenses and lease termination costs will be internally financed from operating cash flows and disbursed over the ensuing 12 to 24 months. The restructuring and other charges decreased net income $31.1 million, $11.5 million and $42.3 million for the years ended December 31, 2004, 2003 and 2002, respectively. The restructuring and other charges discussed above were not allocated to the Company’s business segments, as management evaluates segment performance excluding the effects of these items. (See Note 9 to the consolidated financial statements for additional information regarding these charges.)

Non-Operating Income (Expense), Net

(Millions)	2004	2003	2002

Equity earnings in unconsolidated partnerships	$68.5	$64.4	$65.8
Minority interest in consolidated partnerships	(80.1)	(78.6)	(73.4)
Other income, net	34.5	11.0	2.3

Non-operating income (expense), net	$22.9	$(3.2)	$(5.3)

      As indicated in the table above, non-operating income, net increased $26.1 million, or 816 percent, in 2004 and non-operating expense, net decreased $2.1 million, or 40 percent, in 2003. The increase in equity earnings of $4.1 million in 2004 reflected improved operating results in the Company’s minority-owned wireless partnerships. The effects of the improved operating results on equity earnings were partially offset by the effects of the acquisitions of additional ownership interests in wireless properties in Wisconsin and Georgia, in which the Company previously held a minority ownership interest. Other income, net for 2004 included a $6.2 million increase in the amount of annual dividends paid on the Company’s investment in Rural Telephone Bank Class C stock. In the second quarter of 2003, ALLTEL received additional shares of this stock investment as a result of the Company’s repayment of all outstanding debt under the Rural Utilities Services, Rural Telephone Bank and Federal Financing Bank programs, as further discussed below. In addition, other income, net for 2004 included a gain of $3.8 million realized from the previously discussed exchange of wireless partnership interests involving markets in Louisiana and St. Louis, Missouri. Compared to 2003, other income, net for 2004 included additional interest income earned on the Company’s cash and short-term investments of $3.3 million. The additional interest income reflected growth in the Company’s available cash on hand following the sale of the financial services division to Fidelity National. Compared to 2003, other income, net for 2004 also included additional dividend income of $2.8 million earned on the Company’s investment in Fidelity National common stock.
      Equity earnings in unconsolidated partnerships in 2003 included $17.9 million of additional income resulting from the acquisition of certain minority partnership interests from CenturyTel, as previously discussed. The increase in equity earnings in 2003 attributable to the CenturyTel acquisition was partially offset by the effects of the acquisitions of additional ownership interests in the Michigan and Wisconsin wireless properties, in which the Company previously held a minority ownership interest. Minority interest expense in 2003 included $8.8 million of additional expense resulting from the acquisition of certain non-wholly owned partnership interests from CenturyTel. In addition to the effects of the CenturyTel acquisition, minority interest expense increased in 2003 due to improved earnings in ALLTEL’s majority-owned wireless operations as compared to 2002. Other income, net for 2003 included additional dividend income of $8.3 million earned on the Company’s equity investments, principally Fidelity National common stock. Other income, net for 2003 included net losses of $4.9 million related to the disposal of certain assets. Conversely, other income, net for 2002 included net losses of $12.1 million related to the disposal of certain assets. Other income, net for 2002 also included additional interest income of $8.2 million from investing the cash proceeds from ALLTEL’s equity unit and long-term debt offerings resulting from prefunding the Company’s 2002 wireless and wireline acquisitions, as previously discussed.
Interest Expense
      Interest expense decreased $26.1 million, or 7 percent, in 2004 and increased $23.5 million, or 7 percent, in 2003. The decrease in 2004 reflected the repayment of a $250.0 million, 7.25 percent senior unsecured note that the Company repaid on April 1, 2004, using available cash on hand. Interest expense for 2004 also reflected the Company’s repayment of $763.4 million of long-term debt during 2003. In the first quarter of 2003, the Company repaid a $450.0 million, 7.125 percent unsecured note due March 1, 2003, using commercial paper borrowings. In the second quarter of 2003, ALLTEL repaid all outstanding commercial paper borrowings and prepaid $249.1 million of long-term debt outstanding under the Rural Utilities Services, Rural Telephone Bank and Federal Financing Bank programs. The debt repayments in the second quarter of 2003 were funded primarily from the cash proceeds received from the sale of the financial services division. The increase in 2003 primarily reflected the additional interest expense resulting from ALLTEL’s equity unit and long-term debt offerings to finance the cost of its 2002 wireline and wireless property acquisitions previously discussed. The increase in interest expense in 2003 attributable to the equity unit and long-term debt offerings was partially offset by the effects of the repayment of $763.4 million of long-term debt discussed above.
Gain on Disposal of Assets, Write-Down of Investments and Other
      In 2003, ALLTEL sold to Convergys certain assets and related liabilities, including selected customer contracts and capitalized software development costs, associated with the Company’s telecommunications information services operations. In connection with this sale, the Company received proceeds of $37.0 million and recorded a pretax gain of $31.0 million. ALLTEL also recorded pretax write-downs totaling $6.0 million to reflect other-than-temporary declines in the fair value of certain investments in unconsolidated limited partnerships. As noted above, during the second quarter of 2003, ALLTEL retired, prior to stated maturity dates, $249.1 million of long-term debt. In connection with the early retirement of this debt, the Company incurred pretax termination fees of $7.1 million. These transactions increased net income $10.7 million in 2003.
      In 2002, the Company recorded a pretax gain of $22.1 million from the sale of a wireless property in Pennsylvania to Verizon Wireless. The Company also recorded pretax write-downs totaling $15.1 million related to its investment in Hughes Tele.com Limited (“HTCL”). The initial write-down of $12.5 million was recorded during the second quarter of 2002 in connection with HTCL’s agreement to merge with a major Indian telecommunications company and an other-than-temporary decline in the fair value of HTCL’s common stock. In December 2002, ALLTEL exchanged its shares of HTCL for non-voting, mandatory redeemable convertible preferred shares of Tata Teleservices Limited (“Tata”), a privately held Indian company. Subsequently, ALLTEL decided to liquidate this investment by selling the Tata preferred shares. The additional $2.6 million write-down of the Tata investment recorded in the fourth quarter of 2002 reflected the difference between the carrying amount of the Tata preferred shares and the estimated sales proceeds to be realized by ALLTEL upon completion of the sale, which occurred in February 2003. During 2002, the Company also recorded a pretax adjustment of $4.8 million to reduce the gain initially recognized in 2001 from the dissolution of the wireless partnership with BellSouth Mobility, Inc. (“BellSouth”) involving wireless properties in four states. This additional adjustment reflected a true up for cash distributions payable to BellSouth in conjunction with the dissolution of the partnership. In 2002, the Company also recorded a pretax write-down of $1.2 million related to an other-than-temporary decline in ALLTEL’s investment in Airspan Networks, Inc., a provider of wireless telecommunications equipment. The effect of these transactions increased net income $0.6 million in 2002.
Income Taxes
      Income tax expense decreased $15.3 million, or 3 percent, in 2004 primarily due to tax benefits associated with the reversal of certain income tax contingency reserves and the allowance of a prior year loss from the sale of a subsidiary further discussed below, partially offset by additional taxes attributable to the overall growth in the Company’s earnings from continuing operations. Conversely, income tax expense increased $70.4 million, or 14 percent, in 2003 consistent with the overall growth in segment income as further discussed below under “Results of Operations by Business Segment”. As more fully discussed in Note 11 to the consolidated financial statements, during the third quarter of 2004, the Internal Revenue Service (“IRS”) completed its fieldwork related to the audits of ALLTEL’s consolidated federal income tax returns for the fiscal years 1997 through 2001. As a result of the IRS issuing its proposed audit adjustments related to the periods under examination, ALLTEL reassessed its income tax contingency reserves to reflect the IRS findings and recorded a $129.3 million reduction in these reserves during the third quarter of 2004. The corresponding effects of the adjustments to the tax contingency reserves resulted in a reduction in goodwill of $94.5 million and a reduction in income tax expense associated with continuing operations of $19.7 million. The remaining $15.1 million of the adjustments to the tax contingency reserves related to the sold financial services division and has been reported as “discontinued operations” in the Company’s consolidated financial statements for 2004. During 2004, the Company also reached an agreement with the IRS allowing for the deduction of a previously realized loss associated with

ALLTEL’s 1997 disposition of a subsidiary, which resulted in the recognition of a tax benefit of $17.6 million in 2004.
      Primarily due to the tax benefits associated with the reversal of income tax contingency reserves and the allowance of a prior year loss from the sale of a subsidiary, the Company’s annual effective income tax rate from continuing operations decreased to 35.5 percent in 2004 compared to 37.8 percent for 2003. For 2005, ALLTEL’s annual effective income tax rate is expected to range between 38.0 percent and 39.0 percent, reflecting the absence of the favorable tax benefits realized in 2004 discussed above.
Net Income and Earnings per Share from Continuing Operations
      Net income from continuing operations increased $73.2 million, or 8 percent, in 2004 and $103.4 million, or 12 percent, in 2003. Basic and diluted earnings per share from continuing operations both increased 9 percent and 12 percent in 2004 and 2003, respectively. The increases in net income and earnings per share in 2004 primarily reflected growth in wireless and wireline segment income, increased income earned from the Company’s investments in Rural Telephone Bank stock, Fidelity National common stock, cash and short-term investments and minority-owned wireless partnerships, and the tax benefits associated with the reversal of income tax contingency reserves and the allowance of a prior year loss from the sale of a subsidiary previously discussed. These increases were partially offset by the effects of restructuring and other charges. Conversely, the increases in net income and earnings per share in 2003 primarily reflected growth in segment income, partially offset by the effects of restructuring and other charges, investment write-downs and termination fees on the early retirement of long-term debt. The changes in segment income in 2004 and 2003 are further discussed below under “Results of Operations by Business Segment”.
Discontinued Operations
      On April 1, 2003, ALLTEL completed the sale of the financial services division of its information services subsidiary, ALLTEL Information Services, Inc., to Fidelity National, for $1.05 billion, received as $775.0 million in cash and $275.0 million in Fidelity National common stock. As part of this transaction, Fidelity National acquired ALLTEL’s mortgage servicing, retail and wholesale banking and commercial lending operations, as well as the community/regional bank division. Approximately 5,500 employees of the Company transitioned to Fidelity National as part of the transaction. As a result of this transaction, the financial services division has been reflected as discontinued operations in the Company’s consolidated financial statements for all periods presented. The telecom division of ALLTEL Information Services, Inc. was retained by the Company and was not part of the sale transaction with Fidelity National. The operations of the retained telecom division are included in the communications support services segment.
      In January 2003, ALLTEL completed the termination of its business venture with Bradford & Bingley Group. The business venture, ALLTEL Mortgage Solutions, Ltd., a majority-owned consolidated subsidiary of ALLTEL, was created in 2000 to provide mortgage administration and information technology products in the United Kingdom. Unfortunately, the business climate in the United Kingdom limited the venture’s ability to leverage the business across a broad base of customers. As a result, the operations of ALLTEL Mortgage Solutions, Ltd. were also reflected as discontinued operations in the Company’s consolidated financial statements for all periods presented.

      The following table includes certain summary income statement information related to the financial services operations reflected as discontinued operations for the years ended December 31:

(Millions)	2004	2003	2002

Revenues and sales	$—	$210.3	$871.0
Operating expenses	—	148.1	775.1

Operating income	—	62.2	95.9
Minority interest in consolidated partnerships	—	—	3.5
Other income (expense), net	—	(0.1)	5.8
Gain on sale of discontinued operations	—	555.1	—

Pretax income from discontinued operations	—	617.2	105.2
Income tax expense (benefit)	(19.5)	256.2	31.0

Income from discontinued operations	$19.5	$361.0	$74.2

      The income tax benefit recorded in 2004 included the reversal of $15.1 million of federal income tax contingency reserves attributable to the sold financial services division, as previously discussed. In connection with the IRS audits of the Company’s consolidated federal income tax returns for the fiscal years 1997 through 2001, the Company also recorded a foreign tax credit carryback benefit of $4.4 million.
      The depreciation of long-lived assets related to the financial services division ceased as of January 28, 2003, the date of the agreement to sell such operations. The cessation of depreciation had the effect of reducing operating expenses by approximately $13.0 million in 2003. The Company recorded an after-tax gain of $323.9 million upon completion of the sale of the financial services division.
      Included in operating expenses for 2002 was a $42.3 million charge associated with discontinuing the Company’s business venture with Bradford & Bingley Group. The charge primarily consisted of the write-off of capitalized software development costs that had no alternative use or functionality. The charge also included the write-off of unamortized leasehold improvements and other costs to unwind the business venture. (See Note 12 to the consolidated financial statements for additional information regarding the disposal of the financial services operations.)
Cumulative Effect of Accounting Change
      Except for certain wireline subsidiaries as further discussed below, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations”, effective January 1, 2003. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, or normal use of the assets. SFAS No. 143 requires that a liability for an asset retirement obligation be recognized when incurred and reasonably estimable, recorded at fair value and classified as a liability in the balance sheet. When the liability is initially recorded, the entity capitalizes the cost and increases the carrying value of the related long-lived asset. The liability is then accreted to its present value each period, and the capitalized cost is depreciated over the estimated useful life of the related asset. At the settlement date, the entity will settle the obligation for its recorded amount and recognize a gain or loss upon settlement.
      ALLTEL has evaluated the effects of SFAS No. 143 on its operations and has determined that, for telecommunications and other operating facilities in which the Company owns the underlying land, ALLTEL has no contractual or legal obligation to remediate the property if the Company were to abandon, sell or otherwise dispose of the property. Certain of the Company’s cell site and switch site operating lease agreements contain clauses requiring restoration of the leased site at the end of the lease term. Similarly, certain of the Company’s lease agreements for office and retail locations require restoration of the leased site upon expiration of the lease term. Accordingly, ALLTEL is subject to asset retirement obligations associated with these leased facilities under the provisions of SFAS No. 143. The application of SFAS No. 143 to the Company’s cell site and switch site leases and leased office and retail locations did not have a material impact on ALLTEL’s consolidated results of operations, financial position or cash flows as of or for the year ended December 31, 2003.
      In accordance with federal and state regulations, depreciation expense for the Company’s wireline operations has historically included an additional provision for cost of removal. The additional cost of removal provision does not meet the recognition and measurement principles of an asset retirement obligation under SFAS No. 143. On December 20, 2002, the FCC notified wireline carriers that they should not adopt the provisions of SFAS No. 143 unless specifically required by the FCC in the future. As a result of the FCC ruling, ALLTEL will continue to record a regulatory liability for cost of removal for its wireline subsidiaries that follow the accounting prescribed by SFAS No. 71 “Accounting for the Effects of Certain Types of Regulation”. For the acquired Kentucky and Nebraska wireline operations not subject to SFAS No. 71, effective January 1, 2003, the Company ceased recognition of the cost of removal provision in depreciation expense and eliminated the cumulative cost of removal included in accumulated depreciation. The cumulative effect of retroactively applying these changes to periods prior to January 1, 2003, resulted in a non-cash credit of $15.6 million, net of income tax expense of $10.3 million, and was included in net income for the year ended December 31, 2003. The cessation of the cost of removal provision in depreciation expense for the acquired Kentucky and Nebraska wireline operations did not have a material impact on the Company’s consolidated results of operations for the year ended December 31, 2003.
Average Common Shares Outstanding
      The average number of common shares outstanding decreased one percent in 2004 compared to a slight increase in average shares outstanding in 2003. The decrease in 2004 primarily reflected the effects of the Company’s repurchase of approximately 11.2 million of its common shares during 2004, as further discussed below under “Cash Flows from Financing Activities”. The decrease in outstanding common shares in 2004 attributable to the share repurchase was partially offset by additional shares issued upon the exercise of options granted under ALLTEL’s employee stock-based compensation plans. The increase in 2003 primarily reflected additional shares issued upon the exercise of options granted under ALLTEL’s employee stock-based compensation plans.

Results of Operations by Business Segment
Communications-Wireless Operations

(Dollars in millions, customers in thousands)	2004	2003	2002

Revenues and sales:
Service revenues	$4,791.2	$4,466.5	$3,999.2
Product sales	286.9	261.9	161.0

Total revenues and sales	5,078.1	4,728.4	4,160.2

Costs and expenses:
Cost of services	1,543.6	1,367.8	1,246.1
Cost of products sold	573.7	536.7	430.6
Selling, general, administrative and other	1,201.8	1,154.9	958.0
Depreciation and amortization	738.8	671.0	577.6

Total costs and expenses	4,057.9	3,730.4	3,212.3

Segment income	$1,020.2	$998.0	$947.9

Customers	8,626.5	8,023.4	7,601.6
Average customers	8,295.9	7,834.5	7,095.5
Gross customer additions(a)	2,812.7	2,856.8	3,157.0
Net customer additions(a)	603.1	421.8	1,032.5
Market penetration	13.8%	13.3%	12.9%
Postpay customer churn	1.74%	2.09%	2.23%
Total churn	2.23%	2.59%	2.50%
Retail minutes of use per customer per month(b)	494	375	309
Retail revenue per customer per month(c)	$44.39	$43.39	$42.90
Average revenue per customer per month(d)	$48.13	$47.51	$46.97
Cost to acquire a new customer(e)	$315	$308	$304
Notes to Communications-Wireless Operations Table:

(a)	Includes the effects of acquisitions and dispositions. Excludes reseller customers for all periods presented.

(b)	Represents the average monthly minutes that ALLTEL’s customers use on both the Company’s network and while roaming on other carriers’ networks.

(c)	Retail revenue per customer is calculated by dividing wireless retail revenues by average customers for the period. A reconciliation of the revenues used in computing retail revenue per customer per month was as follows:

(Millions)	2004	2003	2002

Service revenues	$4,791.2	$4,466.5	$3,999.2
Less wholesale revenues	(372.4)	(387.5)	(346.2)

Total retail revenues	$4,418.8	$4,079.0	$3,653.0

(d)	Average revenue per customer per month is calculated by dividing wireless service revenues by average customers for the period.

(e)	Cost to acquire a new customer is calculated by dividing the sum of product sales, cost of products sold and sales and marketing expenses (included within “Selling, general, administrative and other”), as reported above, by the number of internal gross customer additions during the period. Customer acquisition costs exclude amounts related to the Company’s customer retention efforts. A reconciliation of the revenues, expenses and customer additions used in computing cost to acquire a new customer was as follows:

(Millions, except customers in thousands)	2004	2003	2002

Product sales	$(209.9)	$(176.4)	$(118.0)
Cost of products sold	322.7	296.8	269.0
Sales and marketing expense	743.9	714.0	579.3

Total costs incurred to acquire new customers	$856.7	$834.4	$730.3

Gross customer additions, excluding acquisitions	2,720.3	2,709.4	2,404.2

Cost to acquire a new customer	$315	$308	$304

      During 2004, the total number of wireless customers served by ALLTEL increased by more than 600,000 customers, or 8 percent, compared to an annual growth rate in customers of 6 percent in 2003. Excluding the effects of acquisitions, net wireless customer additions were 511,000 in 2004, substantially all of which were on postpay plans. As previously discussed, in the fourth quarter of 2004, the Company purchased wireless properties in Florida, Georgia, Louisiana, Mississippi, North Carolina, Ohio and Wisconsin. The acquired properties accounted for approximately 92,000 of the overall increase in wireless customers that occurred during 2004. Excluding the effects of acquisitions, wireless gross customer additions were 2,720,000 in 2004 and 2,709,000 in 2003. Gross postpay customer additions increased in 2004 compared to 2003, reflecting the Company’s focus on growing its postpay customer base by emphasizing to customers through pricing, advertising and retail store operations, the value of ALLTEL’s postpay service plans. Sales of ALLTEL’s higher-yield Total and National Freedom rate plans accounted for approximately 39 percent of the gross additions during 2004. At December 31, 2004, customers on the Company’s Total and National Freedom rate plans represented approximately 38 percent of ALLTEL’s wireless customer base. The increase in gross postpay customer additions in 2004 also included the effects of the Company’s launch of “Touch2Talk”, ALLTEL’s “walkie-talkie” wireless offering that provides customers with service coverage over ALLTEL’s entire digital wireless network. During 2003, net wireless customer additions were 422,000, of which 147,000 were attributable to the Company’s acquisition of wireless properties in Arizona, Michigan, Mississippi and Wisconsin. Overall, the Company’s wireless market penetration rate (number of customers as a percent of the total population in ALLTEL’s service areas) increased to 13.8 percent as of December 31, 2004.
      The level of customer growth in 2005 will be dependent upon the Company’s ability to attract new customers in an increasingly competitive marketplace, which is currently supporting up to seven competitors in each market. The Company will continue to focus its efforts on sustaining value-added customer growth by improving service quality and customer satisfaction, managing its distribution channels and customer segments, offering attractively priced rate plans and new or enhanced services and other features, selling additional phone lines and services to existing customers and pursuing strategic acquisitions, such as the pending merger with Western Wireless and the exchange of wireless properties with Cingular previously discussed.
      The Company continues to focus its efforts on lowering postpay customer churn (average monthly rate of customer disconnects). To improve customer retention, during the second quarter of 2003, the Company launched several operational initiatives designed to improve overall service quality to its customers both at its retail stores and in its call centers. ALLTEL also continues to upgrade its telecommunications network in order to offer expanded network coverage and quality and to provide enhanced service offerings to its customers. In addition, the Company has increased the number of its customers under contract through the offering of competitively priced rate plans, proactively analyzing customer usage patterns and migrating customers to newer digital handsets. The Company believes that its improvements in customer service levels, digital network expansion and proactive retention efforts contributed to the decrease in postpay customer churn in both 2004 and 2003. Primarily due to the decline in postpay churn and improvement in prepay churn resulting from minor pricing changes made late in the third quarter, total churn also decreased in 2004 compared to 2003. Conversely, total churn increased in 2003 primarily due to an increase in the number of prepaid customer disconnects as compared to 2002, primarily driven by the Company’s decision to phase-out offering unlimited prepaid service in 11 markets, as well as a change in the Company’s prepaid disconnect policy, effective in the fourth quarter of 2002. In integrating the operations of the former CenturyTel properties, the Company standardized disconnect policies across its entire wireless operations, the primary effects of which were a two-month advancement of customer disconnects among the Company’s prepaid customer segment and a reduction of ALLTEL’s customer base. This policy change did not affect reported operating results because the customer accounts disconnected were inactive.
      Wireless revenues and sales increased $349.7 million, or 7 percent, in 2004 and $568.2 million, or 14 percent, in 2003. Service revenues increased $324.7 million, or 7 percent, in 2004 and $467.3 million, or 12 percent, in 2003. The increases in service revenues in both years primarily reflected growth in ALLTEL’s customer base and the resulting increase in access revenues, which increased $333.8 million in 2004 and $209.6 million in 2003. The acquisition of wireless properties completed in 2003 and 2002 accounted for approximately $301.8 million of the overall increase in service revenues in 2003. Service revenues for both years also reflected growth in revenues derived from text messaging and other wireless data services and from the sale of enhanced communication services, including caller identification, call waiting, call forwarding, voice mail, and wireless equipment protection plans. Revenues from data and enhanced services increased $54.2 million in 2004 and $44.1 million in 2003. Wireless service revenues also included increases in regulatory and other fees of $76.4 million in 2004 and $41.4 million in 2003. The increase in fees in 2004 and 2003 reflected additional amounts billed to customers to offset costs related to certain regulatory mandates, including universal service funding, primarily resulting from changes in FCC regulations applicable to universal service fees that were effective on April 1, 2003. Regulatory fees in 2004 also included USF support received by ALLTEL pursuant to its certification in seven states as an ETC, and accounted for $48.2 million of the overall increase in regulatory fees in 2004. During 2004, ALLTEL received FCC approval for five non-rural ETC applications and obtained approval of its petitions from state commissions in seven states. After deducting the portion of USF subsidies distributed to its partners in wireless markets operated in partnership with other companies, ALLTEL expects to receive on a quarterly basis in 2005 net USF subsidies in its wireless business of approximately $25.0 million.
      Service revenue growth in 2004 and 2003 attributable to increased access revenues from customer growth, additional revenues earned from data and enhanced services, and increased regulatory and other fees were partially offset by lower airtime and retail roaming revenues of $122.2 million and $110.7 million, respectively. The decrease in airtime and retail roaming revenues in 2004 primarily reflected the effects of customers migrating to rate plans with a larger number of packaged minutes. For a flat monthly service fee, such rate plans provide customers with a specified number of airtime minutes and include unlimited weekend, nighttime and mobile-to-mobile minutes at no extra charge. The decrease in local airtime and retail roaming revenues in 2003 primarily reflected the expansion of local, regional and national calling areas. In addition, wholesale wireless revenues declined $15.1 million in 2004 compared to 2003 primarily due to lower analog and TDMA minutes of use by other carriers’ customers roaming on ALLTEL’s wireless network, partially offset by growth in CDMA minutes of use as other CDMA carriers direct wholesale traffic to ALLTEL’s network. The decline in TDMA minutes is likely to continue; however, this impact may be somewhat offset by CDMA minute growth as other CDMA carriers direct wholesale traffic to ALLTEL’s network.
      Primarily driven by growth in average monthly retail minutes of use, increased sales of higher-priced postpay rate plans, additional revenues from data and other enhanced services and the effects of the USF subsidies which were partially offset by lower airtime revenues, retail revenue per customer per month increased 2 percent in 2004 compared to 2003. Average revenue per customer per month also increased one percent in 2004 compared to 2003 due to the increase in retail revenue per customer per month, partially offset by the effects of the decline in wholesale revenues. Both retail revenue per customer per month and average revenue per customer per month in 2003 increased one percent compared to the corresponding 2002 amounts, primarily reflecting increased sales of the Company’s higher-yield Total and National Freedom rate plans and growth in average minutes of use per customer per month, partially offset by decreased wholesale roaming rates and slightly dilutive effects of migrating the acquired CenturyTel markets to ALLTEL’s roaming rate structure. The increase in regulatory fees billed to customers did not have a significant impact on average revenue per customer per month during 2003. Growth in service revenues and average revenue per customer per month in 2005 will depend upon

ALLTEL’s ability to maintain market share in an increasingly competitive marketplace by adding new customers, retaining existing customers, increasing customer usage, and continuing to sell data and additional enhanced services.
      Product sales increased $25.0 million, or 10 percent, in 2004 and $100.9 million, or 63 percent, in 2003. The increase in product sales in 2004 was primarily driven by higher retail prices for wireless handsets that include advanced features, such as picture messaging, and that are capable of downloading games, entertainment content, weather and office applications. The increase in product sales in 2003 primarily resulted from higher retail prices and growth in gross customer additions. The increases in product sales in both 2004 and 2003 also reflected the continued retention efforts by the Company focused on migrating existing wireless customers to new wireless technologies. The acquisitions of wireless properties completed in 2003 and 2002 accounted for approximately $19.5 million of the overall increase in product sales in 2003.
      Cost of services increased $175.8 million, or 13 percent, in 2004 and $121.7 million, or 10 percent, in 2003. The increases in cost of services in both years reflected higher network-related costs and increased wireless regulatory fees, partially offset by reductions in bad debt expense. In addition to these factors, the acquisitions of wireless properties completed in 2003 and 2002 accounted for approximately $108.4 million of the overall increase in cost of services in 2003. Compared to the prior year periods, wireless network-related costs increased $131.8 million in 2004 and $44.5 million in 2003 reflecting increased network traffic due to customer growth, increased minutes of use and expansion of network facilities. Cost of services for 2004 and 2003 also reflected increases in wireless regulatory fees of $12.7 million and $40.5 million, respectively, principally related to USF, reflecting changes in FCC regulations effective April 1, 2003. In addition, cost of services for 2004 also reflected increased wireless customer service expenses of $34.5 million, primarily reflecting additional costs associated with ALLTEL’s initiatives designed to improve customer satisfaction and reduce postpay churn by subsidizing the cost of new handsets provided to existing customers before the expiration of their service contracts. Losses sustained from bad debts decreased $5.3 million in 2004 and $84.6 million in 2003, primarily reflecting the Company’s continued efforts to monitor its customer credit policies, evaluate minimum deposit requirements for high-credit risk customers and improve collection practices by adding new technologies and proactively managing the efforts of its collection agencies.
      Cost of products sold increased $37.0 million, or 7 percent, in 2004 and $106.1 million, or 25 percent, in 2003. The increase in cost of products sold in 2004 was consistent with the corresponding increase in product sales discussed above and primarily reflected the effects of selling higher-priced handsets and the Company’s continuing efforts to migrate customers to newer wireless technologies as part of ALLTEL’s customer retention efforts, partially offset by the effects of vendor rebates previously discussed. The increase in cost of products sold in 2003 was consistent with the growth in wireless customer activations, the selling of higher-priced digital phones and the Company’s customer retention efforts. In addition, the wireless property acquisitions completed in 2003 and 2002 accounted for $41.7 million of the overall increase in cost of products sold in 2003.
      Selling, general, administrative and other expenses increased $46.9 million, or 4 percent, in 2004 and $196.9 million, or 21 percent, in 2003. The increase in selling, general, administrative and other expenses in 2004 primarily reflected increased commission costs of $34.0 million compared to 2003 driven by increased sales of ALLTEL’s Total and National Freedom rate plans and a higher mix of postpay gross customer additions, as compared to 2003. Commission rates paid to the Company’s internal sales force and outside agents are higher on the sales of ALLTEL’s more profitable postpay rate plans than comparable rates paid on other lower-margin rate plans offered by the Company. In addition, selling, general, administrative and other expenses in 2004 reflected higher insurance costs resulting from an increase in the number of customer claims filed related to wireless equipment protection plans, consistent with the growth in sales of those plans previously discussed. The acquisition of the wireless properties completed in 2003 and 2002 accounted for approximately $101.5 million of the overall increase in selling, general, administrative and other expenses in 2003. Advertising costs also increased $31.5 million in 2003, primarily due to increased promotional activities, including the launch of a new national advertising campaign designed to promote ALLTEL’s brand name recognition among consumers. Data processing costs increased $15.4 million in 2003, consistent with non-acquisition-related growth in wireless customers, while general and administrative expenses increased $34.8 million in 2003, primarily due to additional costs incurred to complete, for various acquisitions, the conversion of these operations to ALLTEL’s billing and operational support systems.
      Depreciation and amortization expense increased $67.8 million, or 10 percent, in 2004 and $93.4 million, or 16 percent, in 2003. The increases in depreciation and amortization expense in both 2004 and 2003 were primarily due to growth in wireless plant in service consistent with ALLTEL’s plans to expand and upgrade its network facilities. The acquisitions of wireless properties completed in 2003 and 2002 accounted for approximately $41.3 million of the overall increase in depreciation and amortization expense in 2003.
      Primarily as a result of growth in revenues and sales discussed above, wireless segment income increased $22.2 million, or 2 percent, in 2004 and $50.1 million, or 5 percent, in 2003. The growth in segment income in 2004 attributable to increased revenues and sales was partially offset by increased network costs attributable to the significant growth in customer usage and additional costs associated with the Company’s retention efforts and initiatives designed to improve customer satisfaction and reduce postpay churn. In addition to these factors, wireless segment income in 2004 also reflected increased customer acquisition costs of $22.3 million consistent with the growth in gross postpay customer additions, excluding acquisitions. The acquisitions of the wireless properties completed in 2003 and 2002 accounted for approximately $28.4 million of the overall increase in segment income in 2003. Although revenues and sales attributable to the wireless property acquisitions increased $321.3 million in 2003, the corresponding increase in operating expenses of $292.9 million nearly offset the growth in revenues and sales. The reduction in operating margin in 2003 attributable to the acquisitions primarily reflected the effects of transitioning the acquired CenturyTel properties to ALLTEL’s negotiated wholesale roaming rates, increased selling-related expenses due to volume growth in new customer activations and the additional costs incurred to convert the acquired operations to ALLTEL’s billing and operational support systems. Segment income in 2003 also reflected $25.0 million of the overall increase in ALLTEL’s pension expense previously discussed.
      Cost to acquire a new customer is used to measure the average cost of adding a new customer and represents sales, marketing and advertising costs and the net equipment cost, if any, for each new customer added. The increase in cost to acquire a new customer in 2004 primarily reflected the increase in commissions expense and a higher mix of postpay gross customer additions, partially offset by improved margins on the sales of wireless handsets. Cost to acquire a new customer increased in 2003 primarily due to the increase in advertising costs previously discussed, partially offset by lower equipment subsidies and the effects of spreading the customer acquisition costs over a proportionately higher number of gross customer additions (excluding acquisitions) as compared to 2002. The improved margins on the sale of wireless handsets in 2003 primarily reflected increased retail prices associated with the selling of higher-priced digital phones and the effects of increased vendor rebates and purchase volume discounts received by ALLTEL. For both 2004 and 2003, approximately 66 percent of the gross customer additions came from ALLTEL’s internal distribution channels, compared to approximately 70 percent in 2002. ALLTEL’s internal sales distribution channels include Company retail stores and kiosks located in shopping malls, other retail outlets and mass merchandisers. Incremental sales costs at a Company retail store or kiosk are significantly lower than commissions paid to dealers. Although ALLTEL intends to manage the costs of acquiring new customers during 2005 by continuing to enhance its internal distribution channels, the Company will also continue to utilize its large dealer network.

      Set forth below is a summary of the restructuring and other charges related to the wireless operations that were not included in the determination of segment income for the years ended December 31:

(Millions)	2004	2003	2002

Severance and employee benefit costs	$8.6	$1.3	$6.4
Relocation costs	2.7	—	—
Lease and contract termination costs	0.5	—	5.2
Computer system conversion and other integration costs	—	—	4.0
Write-down of cell site equipment	—	—	7.1
Write-down of software development costs	—	7.6	0.3
Write-down of certain facilities	0.7	—	—
Branding and signage costs	—	—	4.1
Other exit costs	0.4	—	—

Total restructuring and other charges	$12.9	$8.9	$27.1

Regulatory Matters-Wireless Operations
      ALLTEL is subject to regulation by the FCC as a provider of Commercial Mobile Radio Services (“CMRS”). The Telecommunications Act of 1996 (the “96 Act”) provides wireless carriers numerous opportunities to provide an alternative to the long-distance and local exchange services provided by local exchange telephone companies and interexchange carriers. Under the Act and the FCC’s rules, wireless telecommunications carriers are entitled to receive reciprocal compensation from local exchange carriers (“LECs”) for calls transmitted from the LECs’ networks and terminated on the wireless carriers’ networks. Additionally, wireless operators may bill and collect access charges from interexchange carriers pursuant to contract. Presently, the Company’s wireless operations do not bill access charges to interexchange carriers. In April 2001, the FCC released a notice of proposed rulemaking addressing inter-carrier compensation issues. Under this rulemaking, the FCC proposed a “bill and keep” compensation method that would overhaul the existing rules governing reciprocal compensation and access charges. The FCC is expected to issue a further notice of proposed rulemaking on this matter in response to inter-carrier compensation proposals from various carrier groups in 2005. Furthermore, various wireline companies have initiated a number of state proceedings to address inter-carrier compensation for traffic that originates or terminates on wireless carriers’ networks. The outcome of the FCC and state proceedings could change the way ALLTEL receives compensation from, and remits compensation to, other carriers as well as its wireless customers. At this time, ALLTEL cannot estimate whether any such changes will occur or, if they do, what the effect of the changes on its wireless revenues and expenses would be.
      CMRS providers in the top 100 markets were required by the FCC to implement by November 24, 2003 (and, for all other markets, by May 24, 2004, or six months after the carrier receives its first request to port, whichever is later) wireless local number portability (“WLNP”), which permits customers to retain their existing telephone number when switching to another telecommunications carrier. Additionally, on November 10, 2003, the FCC released a decision providing guidance on number porting between wireline and wireless carriers, or “intermodal porting”. The FCC required LECs in the top 100 markets, beginning on November 24, 2003 (and beginning on May 24, 2004 for all other markets), to port numbers to wireless carriers where the coverage area of the wireless carrier (i.e., the area in which the wireless carrier provides service) overlaps the geographic location of the rate center in which the wireline number is provisioned, provided that the wireless carrier maintains the rate center designation of the number. An appeal by the United States Telecommunications Association (“USTA”), along with certain rural telephone companies, of the FCC’s November 10, 2003 decision is pending before the U.S. Court of Appeals for the District of Columbia Circuit (the “D.C. Circuit Court”). To date, the volume of intermodal porting requests processed by the Company for wireless customers has not been significant. In addition, various state public service commissions have granted the requests of rural LECs to suspend their obligations to port numbers to CMRS carriers.

      Wireless service providers are required by the FCC to provide enhanced 911 emergency service (“E-911”) in a two-phased approach. In phase one, carriers must, within six months after receiving a request from a phase one enabled Public Safety Answering Point (“PSAP”), deliver both the caller’s number and the location of the cell site to the PSAP serving the geographic territory from which the E-911 call originated. A phase one-enabled PSAP is generally one that is capable of receiving and utilizing the number and cell site location data transmitted by the carrier. ALLTEL has generally complied with the phase one requirements and provides service to phase one capable PSAPs. As a result of certain technology and deployment issues, the six month window in which service is to be provided under the FCC rules has, in certain instances and in accordance with the rules, been extended by mutual agreement between ALLTEL and the particular PSAPs involved.
      In phase two, CMRS carriers like ALLTEL have opted for a handset-based solution must determine, for originated calls, the location of the caller within fifty meters for 67 percent of the originated calls and 150 meters for 95 percent of the originated calls. The phase two requirements were set to begin by October 1, 2001, but, because of certain technology and other factors, the Company requested a limited waiver of these requirements, as did virtually every other carrier. On July 26, 2002, the FCC released an order granting a temporary stay of the E-911 emergency implementation rules as they applied to the Company (the “FCC Order”). The FCC Order provides for a phased-in deployment of Automatic Location Identification (“ALI”) capable network or handset-based technology that began on March 1, 2003. ALI capability permits more accurate identification of the caller’s location by PSAPs. Under the FCC Order, the Company was required to: (1) begin selling and activating ALI-capable handsets prior to March 1, 2003; (2) ensure that, as of May 31, 2003, at least 25 percent of all new handsets activated were ALI-capable; (3) ensure that, as of November 30, 2003, at least 50 percent of all new handsets activated were ALI-capable; (4) ensure that 100 percent of its digital handsets activated were ALI-capable as of May 31, 2004; and (5) ensure that penetration of ALI-capable handsets among its customers will reach 95 percent no later than December 31, 2005. ALLTEL began selling ALI-capable handsets in June 2002 and to date has complied with the handset deployment thresholds under the FCC’s Order, or otherwise obtained short-term relief from the FCC to facilitate certain recent acquisitions. Based on the current pace of customer migration to ALI-capable handsets, including the additional subscribers acquired through recent acquisitions, ALLTEL may have difficulty complying with the December 31, 2005 requirement to be 95 percent penetrated without incurring a significant increase in its operating costs.
      To ensure affordable access to telecommunications services throughout the United States, the FCC and many state commissions administer universal service programs. CMRS providers are required to contribute to the federal universal service fund (“USF”) and are required to contribute to some state universal service funds. Under FCC rules, CMRS providers also are eligible to receive support from the federal USF if they obtain certification as an Eligible Telecommunications Carrier (“ETC”). The federal universal service program is under legislative, regulatory and industry scrutiny as a result of the growth in the fund and structural changes within the telecommunications industry. The structural changes include an increase in the number of ETC’s receiving money from the universal service fund and a migration of customers from wireline service to VoIP providers that, today, are not required to contribute to the universal service program. There are several FCC proceedings underway that are considering changes to the way the universal service programs are funded and the way universal service funds are disbursed to program recipients. The specific proceedings are discussed in greater detail below.
      During 2004, the Company sought ETC certification by the FCC and various state commissions. In September 2004, the Company received ETC approval by the FCC in certain non-rural properties in Alabama, Virginia, Georgia, North Carolina and Florida. ALLTEL also obtained approval of ETC applications from state commissions for certain of its properties in Michigan, Mississippi, Arkansas, Wisconsin, West Virginia, Louisiana and Kansas. The Company began receiving USF support associated with these ETC certifications in Michigan, Mississippi, Arkansas, Wisconsin and West Virginia in the first quarter of 2004, and for Louisiana and Kansas in the fourth quarter of 2004. The Company also sought ETC certification from the state commission in Arizona. On November 2, 2004, the Arizona commission granted ETC certification to ALLTEL subject to various conditions. On December 15, 2004, the Company notified the Arizona commission that the Company declined to accept the ETC certification in Arizona because the conditions associated with the certification were overly burdensome and could have hindered the Company’s ability to effectively compete. ALLTEL received approximately $50.0 million of gross USF subsidies in 2004 related to the approved ETC petitions and net USF subsidies of approximately $42.0 million after deducting the portion of USF subsidies distributed to its unaffiliated partners in certain markets. ALLTEL expects to receive net USF subsidies of approximately $25.0 million per quarter in 2005.
      The FCC, in conjunction with the Federal/ State Joint Board on Universal Service, is considering changes to the USF program, including strengthening the requirements in the ETC certification process and modifying the services qualified to receive USF support. The Joint Board recommended that the FCC adopt optional more stringent federal guidelines to assist states in the ETC certification process and limit USF support to a single “primary” connection per customer. In the 2005 Omnibus Appropriations Bill, Congress included language that prevents the FCC from enacting a primary line restriction on universal service support recommended to the FCC by the Joint Board. The Joint Board also asked the FCC to provide guidance on whether states choosing to apply these guidelines could rescind existing ETC designations if the states subsequently found that such designations were no longer in the public interest. Finally, the Joint Board recommended that states strengthen the annual ETC certification process to ensure USF funds are used “only for the provision, maintenance and upgrading of facilities for which the support is intended”. If adopted, these changes would adversely affect the availability of USF to ALLTEL’s wireless business, although until the final FCC Order is released (expected to occur in February 2005) and the specific changes, if any, are determined, the Company cannot estimate the specific impact that these changes would have.
      The FCC mandated that, effective October 1, 2004, the Universal Service Administrative Company (“USAC”) must begin accounting for the USF program in accordance with generally accepted accounting principles for federal agencies, rather than the accounting rules that USAC formerly used. This accounting method change subjected USAC to the Anti-Deficiency Act (the “ADA”), the effect of which could have caused delays in USF payments to USF program recipients and significantly increase the amount of USF regulatory fees charged to wireline and wireless consumers. In December 2004, Congress passed legislation to exempt USAC from the ADA for one year to allow for a more thorough review of the impact the ADA would have on the universal service program.
      In October 2003, the FCC issued an order adopting rules that allow CMRS licensees to lease spectrum to others. The FCC further streamlined its rules to facilitate spectrum leasing in a subsequent order issued in September 2004. The FCC’s spectrum leasing rules revise the standards for transfer of control and provide new options for the lease of spectrum to providers of new and existing wireless technologies. The FCC also deleted the rule prohibiting ownership of both A and B block cellular systems in the same rural service area. The FCC decisions provide increased flexibility to wireless companies with regard to obtaining additional spectrum through leases and retaining spectrum acquired in conjunction with wireless company acquisitions. The Company’s evaluation of opportunities created as a result of these decisions is ongoing.
      The Communications Assistance for Law Enforcement Act (“CALEA”) requires wireless and wireline carriers to ensure that their networks have the capability and capacity to accommodate law enforcement agencies’ lawful intercept requests. The FCC has imposed various obligations and compliance deadlines, with which ALLTEL has either complied or, in accordance with CALEA, filed a request for an extension of time. On August 18, 2004, the U.S. Department of Justice (“DOJ”) objected to ALLTEL’s pending extension request relating to the Company’s packet-mode services insofar as that extension request relates to ALLTEL’s “Touch2Talk” walkie-talkie service. ALLTEL is initiating discussions with DOJ personnel in an effort to address the DOJ’s concerns. In response to a petition filed by the DOJ and other federal agencies, the FCC in August 2004 initiated a rulemaking to adopt new rules under CALEA pertaining to wireless and wireline carriers’ packet mode communications services, including Internet protocol (“IP”) based services. The FCC concurrently issued a declaratory ruling concerning the appropriate treatment of push-to-talk services under CALEA. Rules or precedents adopted as a result of these proceedings could impose new costs and obligations on ALLTEL and other carriers. The Company’s “Touch2Talk” service is compliant with CALEA standards. The Company’s packet services network requires a modest upgrade to be fully compliant with CALEA standards for packet requests from Law Enforcement. The cost of the upgrade is immaterial and will not adversely affect the Company’s operations.
Communications-Wireline Operations

(Dollars in millions, except access lines in thousands)	2004	2003	2002

Revenues and sales:
Local service	$1,115.7	$1,136.8	$1,017.9
Network access and long-distance	1,047.9	1,055.5	943.5
Miscellaneous	256.2	243.8	218.3

Total revenues and sales	2,419.8	2,436.1	2,179.7

Costs and expenses:
Cost of services	704.3	737.2	645.1
Cost of products sold	28.7	29.1	24.8
Selling, general, administrative and other	244.3	259.4	251.2
Depreciation and amortization	516.5	526.5	465.6

Total costs and expenses	1,493.8	1,552.2	1,386.7

Segment income	$926.0	$883.9	$793.0

Access lines in service (excludes DSL lines)	3,009.4	3,095.6	3,167.3
Average access lines in service	3,061.5	3,136.8	2,852.2
Average revenue per customer per month(a)	$65.87	$64.72	$63.69
Notes:

(a)	Average revenue per customer per month is calculated by dividing total wireline revenues by average access lines in service for the period.
      Wireline operations consist of ALLTEL’s Incumbent Local Exchange Carrier (“ILEC”), CLEC and Internet operations. Wireline revenues and sales decreased $16.3 million, or 1 percent, in 2004 and increased $256.4 million, or 12 percent, in 2003. Customer access lines decreased 3 percent during the twelve months ended December 31, 2004. The Company lost approximately 86,000 and 72,000 access lines during 2004 and 2003, respectively, primarily as a result of the effects of wireless and broadband substitution for the Company’s wireline services.
      The Company expects the number of access lines served by its wireline operations to continue to be adversely affected by wireless and broadband substitution in 2005.
      To slow the decline of revenue during 2005, the Company will continue to emphasize sales of enhanced services and bundling of its various product offerings including Internet, long-distance and high-speed data transport services (digital subscriber line or “DSL”). Deployment of DSL service is an important strategic initiative for ALLTEL. For the twelve month period ended December 31, 2004, the number of DSL subscribers grew almost 60 percent to approximately 243,000 customers, or 12 percent of the Company’s addressable access lines. The growth in the Company’s DSL customers more than offset the decline in customer access lines that occurred during 2004 noted above. As further discussed below, revenues generated from the sales of data and enhanced services increased in 2004, which helped to offset the adverse effects on wireline revenues resulting from the loss of access lines.
      Local service revenues decreased $21.1 million, or 2 percent, in 2004 and increased $118.9 million, or 12 percent, in 2003. Local service revenues reflected reductions in basic service access line revenues of $27.0 million in 2004, as compared to 2003, consistent with the overall decline in access lines discussed above. The decline in local service revenues attributable to access line loss was partially offset by growth in revenues derived from the sales of enhanced products and services and equipment protection plans. Revenues from these services increased $7.3 million in 2004 compared to 2003, reflecting continued demand for these products and services. The acquisition of wireline properties in Kentucky accounted for $119.9 million of the overall increase in local service revenues in 2003. In addition to the effects of the acquisition, local service revenues in 2003 also reflected growth in revenues derived from the sales of enhanced products and services, reflecting increased demand for these services. Revenues from these enhanced services increased $9.3 million in 2003 compared to 2002. The increase in local service revenues in 2003 attributable to the Kentucky acquisition and additional revenues earned from enhanced products and services were partially offset by the effects of the overall decline in access lines noted above.
      Network access and long-distance revenues decreased $7.6 million, or 1 percent, in 2004 and increased $112.0 million, or 12 percent, in 2003. Primarily due to the overall decline in access lines discussed above, network access usage and toll revenues decreased $4.3 million in 2004 compared to 2003. Compared to 2003, high-cost universal service funding received by ALLTEL’s wireline subsidiaries decreased $20.3 million in 2004. The decrease in USF revenues resulted from increases in the national average cost per loop combined with the effects of the Company’s cost control efforts and reduced capital expenditures in its wireline operations. Receipts from the high-cost USF fund are based on a comparison of each company’s embedded cost per loop to a national average cost per loop. The national average cost per loop is expected to increase again in 2005 in order to balance the high cost fund at the FCC established cap. Given the recent increasing trends in the national average cost per loop and the Company’s continued focus on controlling operating costs and capital expenditures in its wireline business, ALLTEL expects 2005 high-cost USF receipts to decline by $8.0 million, compared to 2004. The decline in network access and long-distance revenues attributable to access line loss and decreased USF funding was primarily offset by growth in revenues from data services, which increased $17.0 million in 2004, reflecting increased demand for high-speed data transport services. The acquisition of wireline properties in Kentucky accounted for $109.8 million of the overall increase in network access and long-distance revenues in 2003. In addition to the effects of the acquisition, network access and long-distance revenues in 2003 also reflected growth in revenues from data services of $12.6 million reflecting increased demand for these services. The increase in network access and long-distance revenues in 2003 attributable to the acquisition and growth in data services was partially offset by reductions in intrastate network access usage and toll revenues, which decreased $19.6 million from 2002, consistent with the overall decline in access lines discussed above.
      Miscellaneous revenues primarily consist of charges for Internet services, directory advertising, customer premise equipment sales, and billing and collection services provided to long-distance companies. Miscellaneous revenues increased $12.4 million, or 5 percent, in 2004 and $25.5 million, or 12 percent, in 2003. Primarily driven by growth in DSL customers, revenues from the Company’s Internet operations increased $12.4 million from 2003. Miscellaneous revenues for 2004 also reflected a $4.4 million increase in directory advertising revenues from 2003. Directory advertising revenues for 2004 included additional revenues of approximately $14.9 million associated with the initial publication of directories in the acquired Kentucky and Nebraska markets, partially offset by lower directory advertising revenues in ALLTEL’s other wireline markets as compared to 2003. The decline in directory advertising revenues in ALLTEL’s other wireline markets were due primarily to a change in the number and mix of directories published. The increase in miscellaneous revenues attributable to the Internet and directory publishing operations was partially offset in 2004 by a $2.6 million decline from 2003 in customer premise equipment sales and rentals due to lower customer demand for purchasing or leasing landline-based communications equipment. The acquisition of wireline properties in Kentucky accounted for $18.8 million of the overall increases in miscellaneous revenues in 2003 as compared to 2002.
      In addition to the effects of the acquisition, miscellaneous revenues in 2003 also reflected growth in revenues derived from Internet services, partially offset by a decrease in revenues earned from billing and collection services. Revenues from Internet services increased $12.8 million in 2003, primarily due to customer growth, while the decrease in revenues from billing and collection of $2.5 million was consistent with the overall decline in toll revenues previously discussed.
      Primarily due to the DSL customer growth and increased sales of enhanced products and services, average revenue per customer per month increased 2 percent in 2004 compared to 2003. Future growth in average revenue per customer per month will depend on the Company’s success in sustaining growth in sales of DSL and enhanced services to new and existing customers.
      Cost of services decreased $32.9 million, or 4 percent, in 2004 and increased $92.1 million, or 14 percent, in 2003. Cost of services for 2004 reflected reductions in interconnection and customer service expenses and the effects of incremental strike-related expenses and maintenance costs incurred in 2003, as further discussed below. Interconnection expenses decreased $8.2 million from 2003, consistent with the declines in toll revenues and access lines discussed above. Compared to 2003, customer service expenses decreased $3.3 million in 2004, primarily due to cost savings from the Company’s continued efforts to control operating expenses. The acquisition of wireline properties in Kentucky accounted for $106.0 million of the overall increase in cost of services in 2003. Included in cost of services for the acquired wireline properties in Kentucky were $6.0 million of additional maintenance costs incurred during the first quarter of 2003 to repair damage caused by severe winter storms and incremental expenses of approximately $14.9 million associated with a strike that began in early June and ended on October 1, 2003, when the Company signed a new collective bargaining agreement impacting approximately 400 ALLTEL employees in Kentucky represented by the Communications Workers of America. The increase in 2003 attributable to the acquisition was partially offset by a reduction in interconnection expenses, which decreased $9.9 million in 2003, consistent with the decrease in toll revenues noted above.
      Cost of products sold decreased slightly in 2004 and increased $4.3 million, or 17 percent, in 2003. The decrease in 2004 was consistent with the decline in sales and leasing of customer premise equipment discussed above. Conversely, the acquisition of wireline properties in Kentucky accounted for $5.1 million of the overall increase in cost of products sold in 2003.
      Selling, general, administrative and other expenses decreased $15.1 million, or 6 percent, in 2004 and increased $8.2 million, or 3 percent, in 2003. The decrease in selling, general, administrative and other expenses in 2004 resulted from reductions in data processing charges and salaries and employee benefit costs, primarily reflecting cost savings from the Company’s continued efforts to control operating expenses. Compared to 2003, data processing charges declined $3.7 million, while employee benefit costs and salaries decreased $12.1 million during 2004. The acquisition of the wireline properties in Kentucky accounted for approximately $21.7 million of the overall increase in selling, general, administrative and other expenses in 2003. The increase in 2003 attributable to the acquisition was partially offset by a reduction in data processing charges, which decreased $15.4 million in 2003.
      Depreciation and amortization expense decreased $10.0 million, or 2 percent, in 2004 and increased $60.9 million, or 13 percent, in 2003. The decrease in depreciation and amortization expense in 2004 primarily resulted from a reduction in depreciation rates for the Company’s Nebraska operations, reflecting the results of a triennial study of depreciable lives completed by ALLTEL in the second quarter of 2004 as required by the Nebraska Public Service Commission. Depreciation expense increased in 2003 due to growth in wireline plant in service and additional depreciation attributable to the acquisition of wireline properties in Kentucky. The acquisition accounted for $60.0 million of the overall increase in depreciation and amortization expense in 2003.
      Wireline segment income increased $42.1 million, or 5 percent, in 2004 and $90.9 million, or 11 percent, in 2003. The increase in 2004 primarily reflected the selling of additional services and features to existing wireline customers, growth in the Company’s Internet operations, the effects of the incremental strike-related and maintenance costs incurred in 2003 and the Company’s cost savings and expense control efforts discussed above. The acquisition of wireline properties in Kentucky accounted for $55.7 million of the overall increase in segment income in 2003. Wireline segment income for 2003 also reflected the effects of the incremental strike-related expenses and $6.6 million of the overall increase in ALLTEL’s pension expense previously discussed, partially offset by cost savings resulting from the Company’s continued efforts to control operating expenses.

      Set forth below is a summary of the restructuring and other charges related to the wireline operations that were not included in the determination of segment income for the years ended December 31:

(Millions)	2004	2003	2002

Severance and employee benefit costs	$11.2	$7.0	$6.6
Relocation costs	1.2	—	—
Lease and contract termination costs	(1.9)	—	3.8
Computer system conversion and other integration costs	—	—	17.0
Write-down of software development costs	—	1.8	4.1
Branding and signage costs	—	—	3.7
Other exit costs	0.7	—	2.2

Total restructuring and other charges	$11.2	$8.8	$37.4

Regulatory Matters-Wireline Operations
      Except for the Kentucky properties acquired in 2002 and the Nebraska operations acquired in 1999, ALLTEL’s ILEC operations follow the accounting for regulated enterprises prescribed by SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation”. Criteria that would give rise to the discontinuance of SFAS No. 71 include (1) increasing competition restricting the regulated ILEC subsidiaries’ ability to establish prices to recover specific costs and (2) significant changes in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. On a quarterly basis, ALLTEL reviews the criteria to determine whether the continuing application of SFAS No. 71 is appropriate. Many of the Company’s ILEC operations have begun to experience competition in their local service areas. Sources of competition to ALLTEL’s local exchange business include, but are not limited to, resellers of local exchange services, interexchange carriers, satellite transmission services, wireless communications providers, cable television companies, and competitive access service providers including those utilizing Unbundled Network Elements-Platform (“UNE-P”), voice-over-Internet-protocol (“VoIP”) providers and providers using other emerging technologies. Through December 31, 2004, this competition has not had a material adverse effect on the results of operations of ALLTEL’s ILEC operations.
      Although the Company believes that the application of SFAS No. 71 continues to be appropriate, it is possible that changes in regulation, legislation or competition could result in the Company’s ILEC operations no longer qualifying for the application of SFAS No. 71 in the near future. If ALLTEL’s ILEC operations no longer qualified for the application of SFAS No. 71, the accounting impact to the Company would be an extraordinary non-cash credit to operations. The non-cash credit would consist primarily of the reversal of the regulatory liability for cost of removal included in accumulated depreciation, which amounted to $171.7 million as of December 31, 2004. At this time, ALLTEL does not expect to record any impairment charge related to the carrying value of its ILEC plant. Under SFAS No. 71, ALLTEL currently depreciates its ILEC plant based upon asset lives approved by regulatory agencies or as otherwise allowed by law. Upon discontinuance of SFAS No. 71, ALLTEL would be required to revise the lives of its property, plant and equipment to reflect the estimated useful lives of the assets. The Company does not expect any revisions in asset lives to have a material adverse effect on its ILEC operations.
      Most states in which ALLTEL’s ILEC subsidiaries operate have adopted alternatives to rate-of-return regulation, either through legislative or state public service commission actions. The Company has elected alternative regulation for certain of its ILEC subsidiaries in Alabama, Arkansas, Florida, Georgia, Kentucky, Nebraska, North Carolina, Ohio, Pennsylvania, South Carolina, and Texas. The staff of the Kentucky Public Service Commission has challenged ALLTEL’s ability to remain covered by the small company alternative regulation plan under which a portion of the Company’s Kentucky operations presently operates. The Kentucky PSC is expected to address the issue in 2005. The Missouri Public Service Commission has ruled that the Company is not eligible for alternative regulation. The Company has appealed that decision, although the Missouri commission’s action will not affect the Company’s local service and intrastate access rates. ALLTEL continues to evaluate alternative regulation options in markets where its ILEC subsidiaries are presently not subject to alternative regulation plan.
      A number of carriers have begun offering voice telecommunications services utilizing Internet protocol as the underlying means for transmitting those calls. This service, commonly known as voice-over-Internet-protocol (“VoIP”) telephony, is challenging existing regulatory definitions and raises questions as to how such services should be regulated, if at all. Several state commissions have attempted to assert jurisdiction over VoIP services, but federal courts in New York and Minnesota have indicated that the FCC preempts the states with respect to jurisdiction. On March 10, 2004, the FCC released a notice of proposed rulemaking seeking comment on the appropriate regulatory treatment of IP-enabled communications services. The proposed rulemaking sought comment on the differences between IP-enabled services and traditional telephony services, and the distinctions between different types of IP-enabled services. The FCC indicated that the cost of the public switched telephone network should be borne equitably among those that use it and seeks comment on the specific regulatory requirements that should be extended to IP-enabled service providers, including requirements relating to E-911, disability accessibility, access charges, and universal service.
      Although the FCC’s rulemaking regarding IP-enabled services remains pending, the FCC has adopted three orders establishing broad parameters for the regulation of such services. Specifically, on February 12, 2004, the FCC released an order declaring Pulver.com’s “free” IP-based, peer-to-peer service that requires specialized telephone equipment or software for computers is not a telecommunications service, but rather was an unregulated information service subject to federal jurisdiction. On April 21, 2004, the FCC denied a waiver petition filed by AT&T requesting that its IP telephony service be exempt from access charges. The FCC ruled that AT&T’s IP telephony service, which converted voice calls to IP format for some portion of the routing over the public switched telephone network prior to converting the calls back to their original format, is a regulated telecommunications service subject to interstate access charges. On November 12, 2004, the FCC ruled that Internet-based service provided by Vonage Holdings Corporation should be subject to federal rather than state jurisdiction. Several state commissions have filed appeals of the FCC’s Vonage decision to various federal appellate courts. Other aspects of the Vonage petition for declaratory ruling, including how the service should be classified for regulatory purposes, remain pending. Also pending at the FCC is a petition filed by Level 3 Communications Inc. asking the FCC to forbear from imposing interstate or intrastate access charges on Internet-based calls that originate or terminate on the public switched telephone network. In 2004, the FCC initiated a rulemaking regarding the regulatory framework for implementing CALEA and tentatively concluded that CALEA should apply to VoIP services. If the FCC determines that IP-enabled services are not subject to similar levels of regulatory requirements, including contributions to federal and state universal service programs, other federal and state tax obligations and quality of service metrics, the Company’s regulated local exchange operations will be at a competitive disadvantage. Until the FCC issues its decision in these proceedings, the Company cannot estimate the impact on its operations.
      On October 8, 2004, the FCC granted in part and denied in part a petition filed by Core Communications requesting that the FCC forbear from enforcing provisions of the FCC’s 2001 Internet Service Provider (“ISP”) Remand Order. The FCC granted forbearance from the ISP Remand Order’s growth caps and new market rule finding they were no longer in the public interest. The FCC denied forbearance from the ISP Remand Order’s rate cap and mirroring rules. Various parties have filed for reconsideration with the FCC and appeals have been filed with the D.C. Circuit Court. If the FCC’s decision in this Order is upheld, the Company is likely to incur an operating expense for delivering ISP-bound traffic to competitive wireline service providers that it has not had before. The Company is not able to estimate the amount of this additional expense because ISP-bound minutes traversing its network are not presently recorded, although it is very likely that the negative impact to operating margin would be less than $10.0 million annually.
      In April 2001, the FCC released a notice of proposed rulemaking addressing inter-carrier compensation. Under this rulemaking, the FCC asked for comment on a “bill and keep” compensation method that would significantly modify the existing rules governing reciprocal compensation and access charges. A number of state proceedings have also been initiated by various wireline companies to address compensation with respect to traffic that originates or terminates with wireless carriers or competitive wireline service providers. The outcome of the FCC and state proceedings could change the way ALLTEL receives compensation from, and remits compensation to, other carriers and its end users. Several industry associations have presented proposals to the FCC for the reform of inter-carrier compensation and universal service collection and distribution mechanisms. The FCC is expected to issue a further notice of proposed rulemaking seeking comment on these proposals in 2005. Until this proceeding concludes and the changes to the existing rules are established, if any, ALLTEL cannot estimate the potential impact the proposed changes would have on its ILEC revenues and expenses, nor the timing of the potential changes.
      The federal universal service program is under legislative, regulatory and industry participant scrutiny as a result of the recent growth in the fund and structural changes within the telecommunications industry. The structural changes include and increase in the number of ETC’s receiving money from the universal service fund and a migration of customers from wireline service to VoIP providers that, today, are not required to contribute to the universal service program. There are a number of FCC proceedings underway that are considering changes to the way the universal service programs are funded and the way universal service funds are disbursed to program recipients. The specific proceedings are discussed in greater detail below.
      In May 2001, the FCC adopted the Rural Task Force Order that established an interim universal service mechanism that will govern compensation for rural telephone companies for the ensuing five years. The interim mechanism has allowed rural carriers to continue receiving high-cost funding based on their embedded costs. On June 2, 2004, the FCC asked the Federal/ State Joint Board on Universal Service (the “Joint Board”) to review the FCC’s rules as they pertain to rural telephone companies and to determine what changes, if any, should be made to the existing high-cost support mechanism when the current funding program expires in June 2006. The Joint Board sought comment on such a mechanism on August 16, 2004, but has taken no further action. In addition, the Joint Board sought comment on whether companies operating multiple study areas within a state should consolidate them for purposes of calculating universal service support. If the FCC implements this proposal, ALLTEL’s universal service revenues would be reduced from their current level by approximately $15.0 million annually. However, the Company cannot estimate the impact of the potential change from embedded cost to another methodology until the specific changes, if any, are adopted.
      On November 8, 2002, the FCC requested that the Joint Board review certain of the FCC’s rules relating to the high-cost universal support levels and the process by which carriers are designated as ETCs. On February 27, 2004, the Joint Board issued its recommended decision regarding a number of issues related to USF support for ETCs. Among its recommendations, the Joint Board suggested that the FCC should adopt optional federal guidelines to assist with state ETC designations and limit support to a single primary connection per customer. On June 8, 2004, the FCC asked for comments on the Joint Board’s recommended decision, but did not elaborate or reach tentative conclusions on any of the Joint Board’s recommendations. The 2005 Omnibus Appropriations Bill includes a provision that prevents the FCC from enacting a primary line restriction on universal service support recommended to the FCC by the Joint Board. ALLTEL does not expect that the above proceedings will have any material impact on its wireline universal service funding.
      As previously discussed under “Regulatory Matters – Wireless Operations”, the FCC mandated that, effective October 1, 2004, USAC must begin accounting for the USF program in accordance with generally accepted accounting principles for federal agencies, rather than the accounting rules that USAC formerly used. This accounting method change subjected USAC to the ADA, the effect of which could have caused delays in USF payments to USF program recipients and significantly increase the amount of USF regulatory fees charged to wireline and wireless consumers. In December 2004, Congress passed legislation to exempt USAC from the ADA for one year to allow for a more thorough review of the impact the ADA would have on the universal service program.
      On December 20, 2001, the FCC released a notice of proposed rulemaking initiating the first triennial review of the FCC’s policies on unbundled network elements (“UNEs”) including UNE-P. UNE-P is created when a competing carrier obtains all the network elements needed to provide service from the ILEC at a discounted rate. On August 21, 2003, the FCC released the text of its Triennial Review Order. The FCC adopted new rules governing the obligations of ILECs to unbundle certain elements of their local networks for use by competitors.

As part of the Triennial Review Order the FCC also opened a further notice of proposed rulemaking to consider the “pick and choose” rule under which a competing carrier could select from among the various terms of interconnection offered by an ILEC in its various interconnection agreements. On July 13, 2004, the FCC released an order eliminating the “pick and choose” rule, replacing it with an “all-or-nothing” rule. Under the new rules, a requesting carrier may only adopt an effective interconnection agreement in its entirety, taking all rates, terms and conditions of the adopted agreement. The FCC explained that it eliminated the “pick and choose” rule to promote commercial negotiations and produce agreements better tailored to meet carriers’ individuals needs.
      On March 2, 2004, the D.C. Circuit Court overturned key portions of the FCC’s Triennial Review Order. The D.C. Circuit Court’s decision vacated the nationwide impairment standard, as well as the FCC’s delegation of authority to the states, while generally upholding ILEC broadband relief. The D.C. Circuit Court’s decision was to become effective on May 3, 2004. On March 31, 2004, the FCC commissioners urged carriers to begin private commercial negotiations to resolve issues surrounding the competitor’s access to unbundled network elements. To provide additional time for these negotiations, the FCC requested and was granted a 45-day extension to June 15, 2004 of the May 3, 2004 effective date of the D.C. Circuit Court’s decision to vacate the UNE rules. The Supreme Court denied all petitions for review.
      On September 13, 2004, the FCC released its Interim UNE Order requiring incumbent ILECs to maintain the status quo through March 13, 2005 and indicated that it would release permanent rules prior to that date. Under the interim rules, ILECs are required to provide mass-market switching, enterprise market loops and dedicated transport under the same rates, terms and conditions as in effect on June 15, 2004. If permanent rules are not adopted by March 13, 2005, UNE rates generally would increase by 15 percent for existing CLEC customers for a six-month period ending September 13, 2005. In both cases, the interim rates would be discarded if and when the FCC adopts permanent UNE rules. Various parties have filed an appeal of the Interim UNE Order and a writ of mandamus to strike down the Interim UNE Order and order the FCC to adopt compliant rules, both of which remain pending before the D.C. Circuit Court. On December 15, 2004, the FCC adopted permanent UNE rules, although the text of the order has not been released. These permanent rules appear to eliminate UNE-P as a CLEC entry strategy by dropping mass market switching from the required list of UNEs and reduce CLEC access to high-capacity loops and transport based on economic conditions in relevant wire centers. These permanent rules apparently will establish a twelve-month transition for most of the UNEs being eliminated. Until these scenarios unfold and the proceeding has worked its way through the courts, the ultimate impact of the Triennial Review proceeding and permanent UNE rules on ALLTEL’s ILEC operations cannot be determined, however it is not expected to be material.
      On September 15, 2003, the FCC launched its first comprehensive review of the rules that establish wholesale pricing of UNEs. The notice of proposed rulemaking sought comment on a variety of UNE and resale pricing-related issues and on a proposal to make total element long-run incremental cost methodology (“TELRIC”) rules more closely account for the “real-world” attributes of the incumbent carrier’s network. The FCC has not issued an Order in this proceeding but if this proposal were adopted, the result would likely be increased UNE prices. The potential increases are not expected to have a material increase on the Company’s wireline operations.
      During the first quarter of 2002, the FCC initiated a rulemaking to evaluate the appropriate framework for broadband access to the Internet over wireline facilities. In the notice of proposed rulemaking, the FCC tentatively concluded that wireline broadband Internet access should be classified as an “information service” rather than a telecommunications service and, therefore, should not be subject to common carrier regulation. The FCC sought comments on their tentative conclusion, but has not reached a final order. In a related proceeding released March 15, 2002, the FCC issued a declaratory ruling concluding that cable modem service was an interstate “information service” and not a cable service or a telecommunications service. The FCC sought comment on whether there are legal or policy reasons why it should reach different conclusions with respect to wireline broadband Internet access and cable modem service, but has not reached a final order. On October 6, 2003, the U.S. Court of Appeals for the Ninth Circuit (the “Ninth Circuit Court”) rejected the FCC’s classification of cable modem service as solely an unregulated “information service”, finding a portion of the service to be a telecommunications service. The FCC requested a rehearing before the full Ninth Circuit Court, but the request was denied on March 31, 2004. The Ninth Circuit Court ruling was scheduled to become effective April 8, 2004, but the Ninth Circuit Court stayed the ruling pending appeal to the U. S. Supreme Court. On December 3, 2004, the Supreme Court agreed to hear the case and a ruling is expected in the summer of 2005. It remains uncertain whether cable modem service will ultimately fall under common carrier regulation of the 96 Act and whether cable companies will be required to provide nondiscriminatory access to their networks. At this time, ALLTEL cannot estimate what impact, if any, these broadband proceedings may have on its ILEC operations.
      Section 251(b) of the Communications Act of 1934 (the “34 Act”), as amended, requires, in part, that local exchange carriers provide local number portability to any requesting telecommunications carrier. Wireless carriers are generally defined as “telecommunications carriers” under the 34 Act, and are therefore eligible to port numbers with wireline carriers, which is referred to as “intermodal porting”. As previously discussed under “Regulatory Matters – Wireless Operations”, on November 10, 2003, the FCC released a decision providing guidance on intermodal porting issues. The intermodal porting requirement took effect on November 24, 2003 for wireline carriers in the top 100 MSAs and on May 24, 2004 for wireline carriers operating in markets below the top 100 MSAs. The majority of the Company’s wireline operations are conducted in markets below the top 100 MSAs and were subject to the later May 24, 2004 implementation date for intermodal porting. To date, implementation of intermodal porting has not had a significant impact on the Company’s wireline operating results.
      Because certain of the regulatory matters discussed above are under FCC or judicial review, resolution of these matters continues to be uncertain, and ALLTEL cannot predict at this time the specific effects, if any, that the 96 Act, regulatory decisions and rulemakings, and future competition will ultimately have on its ILEC operations.
Communications Support Services Operations

(Millions, except customers in thousands)	2004	2003	2002

Revenues and sales:
Product distribution	$421.2	$407.4	$371.3
Long-distance and network management services	304.9	320.1	316.2
Directory publishing	155.9	122.6	119.1
Telecommunications information services	41.8	108.9	119.1

Total revenues and sales	923.8	959.0	925.7

Costs and expenses:
Cost of services	257.9	299.0	295.3
Cost of products sold	514.2	486.9	439.2
Selling, general, administrative and other	54.7	60.5	69.2
Depreciation and amortization	34.3	36.2	37.8

Total costs and expenses	861.1	882.6	841.5

Segment income	$62.7	$76.4	$84.2

Long-distance customers	1,770.8	1,680.2	1,542.2
      Communications support services revenues and sales decreased $35.2 million, or 4 percent, in 2004 and increased $33.3 million, or 4 percent, in 2003. As noted in the table above, the decrease in revenues and sales in 2004 reflected declines in long-distance and network management services and telecommunications information services, partially offset by an increase in sales of telecommunications equipment and data products and directory publishing revenues. Revenues attributable to long-distance and network management services declined $15.2 million in 2004. Although the number of long-distance customers served increased during 2004, revenues derived from external customers decreased $10.7 million from 2003, primarily due to declining usage by residential customers and a reduction in customer billing rates due to competition. Revenues earned from affiliates for network management services also decreased $4.5 million in 2004, primarily due to a reduction in intercompany billing rates which took effect April 1, 2004. Telecommunications information services revenues decreased $67.1 million in 2004, primarily due to the December 2003 sale of certain assets and related liabilities, including selected customer contracts and capitalized software development costs, to Convergys, and the loss of one of ALLTEL’s remaining unaffiliated wireline services customers. The customer contracts sold to Convergys represented approximately 48 percent of the total revenues and sales reported by the telecommunications information services operations in 2003.
      Sales of telecommunications and data products increased $13.8 million in 2004, reflecting increased sales to non-affiliates of $31.4 million compared to 2003, primarily attributable to increased sales of higher priced wireless handsets that include advanced features and that are capable of various data applications to retailers and other distributors. Conversely, compared to 2003, sales to affiliates decreased $17.6 million in 2004, primarily due to a reduction in capital expenditures by the Company’s wireline operations. Directory publishing revenues increased $33.3 million in 2004, primarily due to an increase in the number of directory contracts published, including the initial publication of directories for the acquired Kentucky and Nebraska operations previously discussed. In addition, the increase in 2004 also reflected a change in accounting for directory contracts in which the Company has a secondary delivery obligation. Effective January 1, 2003, ALLTEL began deferring a portion of its revenues and related costs to provide for secondary deliveries. As a result, revenues and related costs associated with any directories for which secondary deliveries were required, but not yet made, were deferred, resulting in a reduction in directory publishing revenues in 2003 of $5.3 million.
      The increase in revenues and sales in 2003 primarily reflected growth in sales of telecommunications and data products, which increased $36.1 million from 2002. Sales to non-affiliates increased $60.0 million in 2003, primarily due to increased sales of wireless handsets to retailers and other distributors. Conversely, the general reduction in capital spending by telecommunications companies adversely affected sales to non-affiliates in 2003, reflecting current economic conditions and the industry’s emphasis on controlling costs. In 2003, sales to affiliates decreased $23.9 million from 2002, consistent with the overall reduction in capital expenditures related to ALLTEL’s wireline operations. Compared to 2002, revenues from long-distance and network management services increased $3.9 million in 2003, primarily due to 9 percent growth in ALLTEL’s customer base for long-distance services, partially offset by reductions in customer billing rates due to competition. Directory publishing revenues increased $3.5 million in 2003, primarily reflecting additional revenues of $6.1 million attributable to growth in the number of directory contracts published. The revenues earned from these additional contracts were partially offset by a change in accounting for directory contracts in which the Company has a secondary delivery obligation as discussed above. Telecommunications information services revenues decreased $10.2 million in 2003, primarily resulting from a reduction in programming services provided to one customer, lost operations due to a contract termination and the completion in 2002 of customer specific conversion projects and other transitional services.
      Primarily due to the decrease in revenues and sales noted above, communications support services segment income decreased $13.7 million, or 18 percent, in 2004. The adverse effects on segment income attributable to the decrease in revenues and sales in 2004 were partially offset by improved profit margins in the directory publishing operations. Profit margins for the directory publishing operations in 2003 had been adversely affected by increased selling, marketing and other start-up costs incurred in order for the Company’s publishing subsidiary to begin providing all directory publishing services, except printing, for all directory contracts published in 2004. Except for a limited number of directory contracts published in 2003, these publishing services were previously contracted out to a third party. Partially offsetting the 2004 improvement in the profit margins of the directory publishing operations attributable to the favorable effects of the start-up costs incurred in 2003 was an increase in bad debt expense of $6.1 million. Although revenues and sales increased in 2003, communications support services segment income decreased primarily due to lower profit margins realized by the product distribution and directory publishing operations. Profit margins for the product distribution operations decreased in 2003 due to a shift in the mix of products sold to non-affiliates, as a proportionately higher percentage of these sales consisted of lower margin wireless handsets. Profit margins for the directory publishing operations in 2003 were adversely affected by the increased selling, marketing and other start-up costs discussed above.
      Set forth below is a summary of the restructuring and other charges related to the communications support services operations that were not included in the determination of segment income for the years ended December 31:

(Millions)	2004	2003	2002

Severance and employee benefit costs	$0.5	$—	$1.8
Relocation costs	0.1	—	—
Lease and contract termination costs	—	(0.5)	3.6
Write-down of software development costs	—	3.8	—

Total restructuring and other charges	$0.6	$3.3	$5.4

Segment Capital Requirements
      The primary uses of cash for ALLTEL’s operating segments are capital expenditures for property, plant and equipment and expenditures for capitalized software development to support the Company’s wireless and wireline operations. Annual capital expenditures and expenditures for software development by operating segment are forecasted as follows for 2005:

(Millions)	Capital Expenditures			Software Development	Totals

Wireless	$865.0	–	$940.0	$40.0	$905.0	–	$980.0
Wireline	370.0	–	380.0	5.0	375.0	–	385.0
Communications support services	15.0	–	25.0	–	15.0	–	25.0
Corporate	5.0	–	10.0	–	5.0	–	10.0

Totals	$1,255.0	–	$1,355.0	$45.0	$1,300.0	–	$1,400.0

      Capital expenditures for 2005 will be primarily incurred for further deployment of digital wireless technology, including high-speed wireless data capabilities, in the Company’s existing and acquired wireless markets. The forecasted spending levels in 2005 are subject to revision depending on changes in future capital requirements of the Company’s business segments. Each of ALLTEL’s operating segments in 2004 generated positive cash flows sufficient to fund the segments’ day-to-day operations and to fund their capital requirements. The Company expects each of the operating segments to continue to generate sufficient cash flows in 2005 to fund their operations and capital requirements.
Financial Condition, Liquidity and Capital Resources

(Millions, except per share amounts)	2004	2003	2002

Cash flows from (used in):
Operating activities	$2,466.8	$2,474.7	$2,392.2
Investing activities	(1,258.4)	(1,265.9)	(4,494.6)
Financing activities	(1,381.2)	(1,218.2)	2,079.5
Discontinued operations	—	531.8	91.3
Effect of exchange rate changes	(0.1)	0.8	3.0

Change in cash and short-term investments	$(172.9)	$523.2	$71.4

Total capital structure(a)	$12,707.0	$12,881.6	$12,639.2
Percent equity to total capital(b)	56.1%	54.5%	47.5%
Book value per share(c)	$23.58	$22.46	$19.27

Notes to Financial Condition, Liquidity and Capital Resources Table:

(a)	Computed as the sum of long-term debt including current maturities, redeemable preferred stock and total shareholders’ equity.

(b)	Computed by dividing total shareholders’ equity by total capital structure as computed in (a) above.

(c)	Computed by dividing total shareholders’ equity less preferred stock by the total number of common shares outstanding at the end of the year.
Cash Flows from Operations
      Cash provided from operations continued to be ALLTEL’s primary source of funds. Cash provided from operations in 2004 and 2003 reflected growth in earnings from the Company’s business segments. In addition to earnings growth, cash flows from operations in both years also reflected changes in working capital requirements, including timing differences in the billing and collection of accounts receivables, purchases of inventory and the payment of trade payables and taxes. Cash provided from operations also reflected contributions to ALLTEL’s qualified pension plan of $100.0 million in both 2004 and 2003 and $50.0 million in 2002. During 2004, ALLTEL generated sufficient cash flows from operations to fund its capital expenditure requirements, dividend payments, stock repurchase program and scheduled long-term debt payments as further discussed below. The Company expects to generate sufficient cash flows from operations to fund its operating requirements in 2005.
Cash Flows from Investing Activities
      Capital expenditures continued to be ALLTEL’s primary use of capital resources. Capital expenditures were $1,125.4 million in 2004, $1,137.7 million in 2003 and $1,154.8 million in 2002. Capital expenditures in each of the past three years were incurred to construct additional network facilities, to deploy digital technology in the Company’s existing and acquired wireless markets and to upgrade ALLTEL’s telecommunications network in order to offer other communications services, including long-distance, Internet, DSL and “Touch-2-Talk” communications services. Capital expenditures for 2004 also included the Company’s initial investment in wireless EV-DO technology in several markets. ALLTEL expects to deploy EV-DO technology in 6 to 10 additional markets in 2005. During each of the past three years, ALLTEL funded substantially all of its capital expenditures through internally generated funds. As indicated in the table above under “Segment Capital Requirements”, ALLTEL expects capital expenditures to be approximately $1,255.0 million to $1,355.0 million for 2005, which will be funded primarily from internally generated funds. Investing activities also included outlays for capitalized software development costs, which were $32.3 million in 2004, $56.7 million in 2003 and $58.4 million in 2002. As indicated in the table above under “Segment Capital Requirements”, ALLTEL expects expenditures for capitalized software development to be approximately $45.0 million for 2005, which also will be funded from internally generated funds.
      During 2004, cash outlays for the purchase of property, net of cash acquired, were $185.1 million. In 2004, ALLTEL purchased wireless properties in Florida, Louisiana and Ohio for $71.2 million in cash, acquired the remaining ownership interest in wireless properties in Georgia for $62.9 million in cash and purchased additional ownership interests in wireless properties in Mississippi, North Carolina, Ohio and Wisconsin for $49.6 million in cash. In addition, during 2004, ALLTEL also purchased additional partnership interests in wireless properties in Louisiana and Wisconsin in which the Company owned a majority interest in exchange for $1.4 million in cash and a portion of the Company’s ownership interest in a wireless partnership serving the St. Louis, Missouri market. During 2003, cash outlays for the purchase of property, net of cash acquired, were $160.6 million. In 2003, ALLTEL purchased wireless properties in Arizona and Mississippi for $87.4 million in cash, acquired the remaining ownership interest in two wireless properties in Michigan for $60.0 million in cash, and purchased additional ownership interests in wireless properties in Mississippi, New Mexico, Virginia and Wisconsin for $13.2 million in cash. Cash outlays for the purchase of property, net of cash acquired, were $3,365.5 million in 2002 and primarily consisted of $1,735.2 million for the purchase of wireline properties in Kentucky from Verizon ($1,928.7 million total purchase price less $193.5 million deposit including accrued interest paid in October 2001) and $1,595.3 million for the purchase of wireless assets from CenturyTel. In addition, during

2002, ALLTEL also purchased a wireline property in Georgia for $17.9 million and acquired additional ownership interests in wireless properties in Arkansas, Louisiana and Texas for $17.1 million in cash.
      Cash flows from investing activities included $7.5 million in 2002 of advance lease payments received from American Tower for the leasing of 1,773 of the Company’s cell site towers. As further discussed in Note 15 to the consolidated financial statements, ALLTEL signed an agreement to lease American Tower certain of the Company’s cell site towers in exchange for cash paid in advance. ALLTEL is obligated to pay American Tower a monthly fee per tower for management and maintenance services for the duration of the fifteen-year lease agreement.
      Cash flows from investing activities for 2003 included proceeds from the sale of assets of $46.1 million, principally consisting of $37.0 million received by ALLTEL from the sale of certain assets related to the Company’s telecommunications information services operations, as previously discussed. Cash flows from investing activities for 2002 included proceeds from the sale of assets of $24.1 million received by ALLTEL in connection with the sale of a wireless property in Pennsylvania, as previously discussed.
      Cash flows from investing activities also included proceeds from the return on or sale of investments of $88.6 million in 2004, $48.3 million in 2003 and $51.9 million in 2002. These amounts primarily consisted of cash distributions received from ALLTEL’s wireless minority investments. The increase in distributions received in 2004 was consistent with the improved operating results of these investments, as previously discussed. Conversely, the decrease in 2003 primarily reflected ALLTEL’s acquisitions of the remaining ownership interest in two wireless properties in Michigan and of a controlling interest in a Wisconsin wireless partnership completed during 2003, as previously discussed.
Cash Flows from Financing Activities
      Dividend payments remained a significant use of the Company’s capital resources. Common and preferred dividend payments amounted to $467.6 million in 2004, $436.4 million in 2003 and $423.1 million in 2002. The increases in each year primarily reflected growth in the annual dividend rates on ALLTEL’s common stock. On October 21, 2004, the Company’s Board of Directors approved an increase in the quarterly common stock dividend rate of 3 percent from $.37 to $.38 per share. This action raised the annual dividend rate to $1.52 per share and marked the 44th consecutive year in which ALLTEL has increased its common stock dividend. ALLTEL expects to continue the payment of cash dividends during 2005. Sources of funding future dividend payments include available cash on hand and operating cash flows.
      ALLTEL’s maximum borrowing capacity under its commercial paper program is $1.5 billion. ALLTEL classifies commercial paper borrowings as long-term debt, because they are intended to be maintained on a long-term basis and are supported by the Company’s revolving credit agreements. During 2003, the Company amended its $1.0 billion revolving credit agreement so that the expiration date of the entire $1.0 billion line of credit would be October 1, 2005. On July 30, 2003, the Company entered into an additional $500.0 million, 364-day revolving credit agreement that expired on July 28, 2004. On July 28, 2004, the Company replaced its existing $1.0 billion revolving credit agreement with a new five-year revolving credit agreement with a $1.5 billion line of credit. No borrowings were outstanding under the revolving credit agreements as of December 31, 2004, 2003 and 2002.
      Under the commercial paper program, commercial paper borrowings are fully supported by the available borrowings under the revolving credit agreements. Accordingly, the total amount outstanding under the commercial paper program and the indebtedness incurred under the revolving credit agreements may not exceed $1.5 billion. No commercial paper borrowings were outstanding at December 31, 2004 or 2003, compared to $25.0 million and $230.1 million outstanding as of December 31, 2002 and 2001, respectively. During 2004, the Company did not incur any borrowings under the commercial paper program. During 2003, the Company incurred additional commercial paper borrowings to fund the wireless property acquisitions in Arizona, Mississippi and Michigan, as previously discussed, and to retire a $450.0 million, 7.125 percent senior unsecured note that was due March 1, 2003. As previously discussed, during the second quarter of 2003, the Company repaid all borrowings outstanding under its commercial paper program utilizing a portion of the cash proceeds

ALLTEL received in connection with the April 1, 2003 sale of the financial services division of its information services subsidiary to Fidelity National. ALLTEL also used a portion of the cash proceeds from the sale to retire all long-term debt outstanding under the Rural Utilities Services, Rural Telephone Bank and Federal Financing Bank programs as further discussed below. During 2002, the Company incurred commercial paper borrowings in the amount of $442.5 million to fund a portion of the purchase price of the Verizon and CenturyTel acquisitions.
      Retirements of long-term debt amounted to $277.3 million in 2004, $763.4 million in 2003 and $265.8 million in 2002. Retirements of long-term debt in 2004 primarily consisted of the repayment of a $250.0 million unsecured note due April 1, 2004. Retirements of long-term debt in 2003 included the repayment of a $450.0 million unsecured note due March 1, 2003 and the retirement of $249.1 million of long-term debt outstanding under the Rural Utilities Services, Rural Telephone Bank and Federal Financing Bank programs. Retirements of long-term debt in 2003 also included the net reduction from December 31, 2002 in commercial paper borrowings of $25.0 million. The net reduction from December 31, 2001 in commercial paper borrowings of $205.1 million represented the majority of the long-term debt retired in 2002. Additional scheduled long-term debt retirements, net of commercial paper and the prepayment of long-term debt, amounted to $27.3 million in 2004, $39.3 million in 2003 and $60.7 million in 2002. (See Note 5 to the consolidated financial statements for additional information regarding the Company’s long-term debt.)
      As previously discussed, to fund the cost of the acquisition of wireline properties in Kentucky and wireless properties from CenturyTel, during May 2002, ALLTEL sold 27.7 million equity units and received net proceeds of $1.34 billion. The equity units had a stated amount of $50 per unit and included a purchase contract pursuant to which the holder agreed to purchase shares of ALLTEL common stock on May 17, 2005. The number of shares to be purchased will be determined at the time the purchase contracts are settled based on the then current price of ALLTEL’s common stock and will range between 0.8280 and 1.0101 shares of ALLTEL common stock per equity unit. The equity units also included $50 principal amount of senior notes, which bear interest at an initial rate of 6.25 percent and mature on May 17, 2007. In the event of a successful initial remarketing of the senior notes on or after February 17, 2005, the remarketing agent will reset the interest rate on the senior notes. ALLTEL expects the reset interest rate on the senior notes will range between 4.50 percent and 5.00 percent. In June 2002, the Company also issued $1.5 billion of unsecured long-term debt consisting of $800.0 million of 7.0 percent senior notes due July 1, 2012 and $700.0 million of 7.875 percent senior notes due July 1, 2032. Net proceeds from this debt issuance were $1.47 billion, after deducting the underwriting discount and other offering expenses. The net proceeds from the issuance of the equity units and debt securities of $2.81 billion represented all of the long-term debt issued in 2002.
      On January 22, 2004, ALLTEL’s Board of Directors adopted a stock repurchase plan authorizing the Company to repurchase up to $750.0 million of its outstanding common stock over a two year period ending December 31, 2005. Under the repurchase plan, ALLTEL may repurchase shares, from time to time, on the open market or in negotiated transactions, as circumstances warrant, depending upon market conditions and other factors. Sources of funding the stock buyback program include available cash on hand, operating cash flows and borrowings under the Company’s commercial paper program. During 2004, ALLTEL repurchased 11.2 million of its common shares at a total cost of $595.3 million under this plan.
      Cash flows used in financing activities also included distributions to ALLTEL’s minority investors in wireless markets operated in partnership with other companies. Cash payments to these minority investors were $66.9 million in 2004, compared to $67.5 million in 2003 and $57.9 million in 2002.
Liquidity and Capital Resources
      The Company believes it has sufficient cash and short-term investments on hand ($484.9 million at December 31, 2004) and has adequate operating cash flows to finance its ongoing operating requirements, including capital expenditures, repayment of long-term debt, payment of dividends, funding the stock repurchase plan, and financing the cash payment required to complete the pending wireless property exchange with Cingular previously discussed. Sources of funding available to the Company to finance the $1.0 billion cash portion of the pending merger transaction with Western Wireless and the $1.2 billion of term loans outstanding under the

Western Wireless credit facility that become due immediately upon the closing of the merger would include: (1) cash proceeds of $1.4 billion to be received by ALLTEL on May 17, 2005 from the sale of ALLTEL common stock to holders of the Company’s equity units, as further discussed below under “Obligation to Sell Shares of ALLTEL Common Stock”; (2) proceeds from monetizing ALLTEL’s investment portfolio and (3) borrowings under the Company’s commercial paper program, of which all $1.5 billion was available for issuance at December 31, 2004. Additional sources of funding available to ALLTEL include: (1) additional debt or equity securities under the Company’s March 28, 2002, $5.0 billion shelf registration statement, of which approximately $730 million remained available for issuance at December 31, 2004; (2) additional debt securities issued in the private placement market and (3) interim bank financing.
      ALLTEL’s commercial paper and long-term credit ratings with Moody’s Investors Service (“Moody’s”), Standard & Poor’s Corporation (“Standard & Poor”) and Fitch Ratings (“Fitch”) were as follows as of December 31, 2004:

Standard
Description	Moody’s	& Poor	Fitch

Commercial paper credit rating	Prime-1	A-1	F1
Long-term debt credit rating	A2	A	A
Outlook	Stable	Negative	Stable
      Factors that could affect ALLTEL’s short and long-term credit ratings would include, but not be limited to, a material decline in the Company’s operating results and increased debt levels relative to operating cash flows resulting from future acquisitions or increased capital expenditure requirements. If ALLTEL’s credit ratings were to be downgraded from current levels, the Company would incur higher interest costs on new borrowings, and the Company’s access to the public capital markets could be adversely affected. A downgrade in ALLTEL’s current short or long-term credit ratings would not accelerate scheduled principal payments of ALLTEL’s existing long-term debt.
      The revolving credit agreement contains various covenants and restrictions including a requirement that, as of the end of each calendar quarter, ALLTEL maintain a total debt-to-capitalization ratio of less than 65 percent. For purposes of calculating this ratio under the revolving credit agreement, total debt would include amounts classified as long-term debt (excluding mark-to-market adjustments for interest rate swaps), current maturities of long-term debt outstanding, short-term debt and any letters of credit or other guarantee obligations. As of December 31, 2004, the Company’s total debt to capitalization ratio was 43.7 percent. In addition, the indentures and borrowing agreements, as amended, provide, among other things, for various restrictions on the payment of dividends by the Company. Retained earnings unrestricted as to the payment of dividends by the Company amounted to $6,142.2 million at December 31, 2004. There are no restrictions on the payment of dividends among members of ALLTEL’s consolidated group.
      At December 31, 2004, current maturities of long-term debt were $225.0 million and included a $200.0 million, 6.75 percent senior unsecured note due September 15, 2005. The Company expects to fund the payment of this note at maturity through either available cash on hand, operating cash flows or commercial paper borrowings.
Pension Plans
      ALLTEL maintains a qualified defined benefit pension plan, which covers substantially all employees. Prior to January 1, 2005, employees of ALLTEL’s directory publishing subsidiary did not participate in the plan. The Company also maintains a supplemental executive retirement plan that provides unfunded, non-qualified supplemental retirement benefits to a select group of management employees. In addition, the Company has entered into individual retirement agreements with certain retired executives providing for unfunded supplemental pension benefits. As further illustrated in Note 8 to the consolidated financial statements, total pension expense related to these plans was $32.0 million in 2004, $41.0 million in 2003 and $8.8 million in 2002. ALLTEL’s pension expense for 2005 is estimated to be approximately $40.7 million.

      Annual pension expense for 2005 was calculated based upon a number of actuarial assumptions, including an expected long-term rate of return on qualified pension plan assets of 8.50 percent and a discount rate of 6.00 percent. In developing the expected long-term rate of return assumption, ALLTEL evaluated historical investment performance, as well as input from its investment advisors. Projected returns by such advisors were based on broad equity and bond indices. The Company also considered the pension plan’s historical returns since 1975 of 11.1 percent. ALLTEL’s expected long-term rate of return on qualified pension plan assets is based on a targeted asset allocation of 70 percent to equities, with an expected long-term rate of return of 10 percent, and 30 percent to fixed income assets, with an expected long-term rate of return of 5 percent. Because of market fluctuations and cash contributions funded in late December to the qualified pension plan by ALLTEL of $100.0 million that had not yet been reinvested, the actual asset allocation as of December 31, 2004 was 65.6 percent to equities, 23.3 percent to fixed income assets and 11.1 percent in money market funds and other interest bearing investments. The Company regularly reviews the actual asset allocation of its qualified pension plan and periodically rebalances its investments to achieve the targeted allocation. ALLTEL continues to believe that 8.5 percent is a reasonable long-term rate of return on its qualified pension plan assets. For the year ended December 31, 2004, the actual return on qualified pension plan assets was 11.4 percent. ALLTEL will continue to evaluate its actuarial assumptions, including the expected rate of return, at least annually, and will adjust them as necessary. Lowering the expected long-term rate of return on the qualified pension plan assets by 0.50 percent (from 8.50 percent to 8.00 percent) would result in an increase in pension expense of approximately $4.9 million in 2005.
      The discount rate selected is based on a review of current market interest rates of high-quality, fixed-rate debt securities adjusted to reflect the duration of expected future cash outflows for pension benefit payments. In developing the discount rate assumption for 2004, ALLTEL reviewed the high-grade bond indices published by Moody’s and Standard & Poor’s as of December 31, 2004, which are based on debt securities with average maturities of 30 years. These maturities are shorter than the term of the Company’s expected future cash outflows, reflecting the younger workforce in the Company’s wireless business. To account for the longer duration of its expected future pension benefit payments, the Company analyzed market data and constructed a hypothetical portfolio of high quality bonds with maturities that mirrored the expected payment stream of the benefit obligation. The discount rate determined on this basis decreased from 6.40 percent at December 31, 2003 to 6.00 percent at December 31, 2004. Lowering the discount rate by 0.25 percent (from 6.00 percent to 5.75 percent) would result in an increase in pension expense of approximately $7.3 million in 2005.
      As of December 31, 2004, ALLTEL had cumulative unrecognized actuarial losses of $226.9 million, compared to $181.7 million at December 31, 2003. These actuarial losses are included in the calculation of the Company’s annual pension expense subject to the following amortization methodology. Unrecognized actuarial gains or losses that exceed 17.5 percent of the greater of the projected benefit obligation or market-related value of plan assets are amortized into pension expense on a straight-line basis over five years. Unrecognized actuarial gains and losses below the 17.5 percent corridor are amortized over the average remaining service life of active plan participants (approximately 14 years at December 31, 2004). In applying this amortization method, the estimated pension expense of $40.7 million for 2005 includes $30.6 million of the unrecognized actuarial loss at December 31, 2004.
      ALLTEL made a $100.0 million contribution to its qualified pension plan in December 2004. ALLTEL does not expect that any contribution to the plan calculated in accordance with the minimum funding requirements of the Employee Retirement Income Security Act of 1974 will be required in 2005. Future contributions to the plan will depend on various factors, including future investment performance, changes in future discount rates and changes in the demographics of the population participating in the Company’s qualified pension plan.
Other Postretirement Benefits
      The Company provides postretirement healthcare and life insurance benefits for eligible employees. Retired employees share a portion of the cost of these benefits. The Company funds the accrued costs of these plans as benefits are paid. As further illustrated in Note 8 to the consolidated financial statements, total postretirement expense was $25.9 million in 2004, $25.0 million in 2003 and $21.5 million in 2002. ALLTEL’s postretirement expense for 2005 is estimated to be approximately $23.9 million.
      Annual postretirement expense for 2005 was calculated based upon a number of actuarial assumptions, including a healthcare cost trend rate of 10.00 percent and a discount rate of 6.00 percent. Consistent with the methodology used to determine the appropriate discount rate for the Company’s pension obligations, the discount rate selected for postretirement benefits is based on a hypothetical portfolio of high quality bonds with maturities that mirrored the expected payment stream of the benefit obligation. The discount rate determined on this basis decreased from 6.40 percent at December 31, 2003 to 6.00 percent at December 31, 2004. Lowering the discount rate by 0.25 percent (from 6.00 percent to 5.75 percent) would result in an increase in postretirement expense of approximately $0.4 million in 2005.
      The healthcare cost trend rate is based on the Company’s actual medical claims experience and future projections of medical costs. For the year ended December 31, 2004, a one percent increase in the assumed healthcare cost trend rate would increase the postretirement benefit cost by approximately $1.6 million, while a one percent decrease in the rate would reduce the postretirement benefit cost by approximately $1.3 million.
      On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) became law. Beginning in 2006, the Act will provide for a prescription drug benefit under Medicare Part D, as well as a federal subsidy to plan sponsors of retiree healthcare plans that provide a prescription drug benefit to participants that is at least actuarially equivalent to the benefit that will be available under Medicare. The amount of the federal subsidy will be based on 28 percent of an individual beneficiary’s annual eligible prescription drug costs ranging between $250 and $5,000. On May 19, 2004, the FASB issued Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FSP No. 106-2”). FSP No. 106-2 clarified that the federal subsidy provided under the Act should be accounted for as an actuarial gain in calculating the accumulated postretirement benefit obligation and annual postretirement expense. FSP No. 106-2 became effective as of July 1, 2004. As of December 31, 2004, the Department of Health and Human Services had yet to issue final regulations on the determination of actuarial equivalence and the federal subsidy. Based on its current understanding of the Act, ALLTEL determined that a substantial portion of the prescription drug benefits provided under its postretirement benefit plan would be deemed actuarially equivalent to the benefits provided under Medicare Part D. Effective July 1, 2004, ALLTEL prospectively adopted FSP No. 106-2 and remeasured its accumulated postretirement benefit obligation as of that date to account for the federal subsidy, the effects of which resulted in an $18.3 million reduction in the Company’s accumulated postretirement benefit obligation and a $2.9 million reduction in the Company’s 2004 postretirement expense. On January 21, 2005, the Department of Health and Human Services issued final federal regulations related to the federal subsidy. ALLTEL is currently evaluating the effects, if any, that these final rules may have on its future benefit costs and accumulated postretirement benefit obligation.
Off-Balance Sheet Arrangements
      The Company does not use securitization of trade receivables, affiliation with special purpose entities, variable interest entities or synthetic leases to finance its operations. Additionally, the Company has not entered into any arrangement requiring ALLTEL to guarantee payment of third party debt or to fund losses of an unconsolidated special purpose entity.
      As defined by the Securities and Exchange Commission’s rules and regulations, the Company is a party to off-balance sheet arrangements, consisting of certain guarantees related to the sale of assets and ALLTEL’s future obligation to sell a variable number of its common shares. Information pertaining to these arrangements is presented below.
Guarantees
      As further discussed in Note 14 to the consolidated financial statements, in conjunction with the sale of the financial services division to Fidelity National, ALLTEL agreed to indemnify Fidelity National for any damages resulting from ALLTEL’s breach of warranty or non-fulfillment of certain covenants under the sales agreement, that exceed 1.5 percent of the purchase price, or $15.75 million, up to a maximum of 15 percent of the purchase price, or $157.5 million. The Company believes because of the low probability of being required to pay any amount under this indemnification, the fair value of this obligation is immaterial to the consolidated results of operations, cash flows and financial condition of the Company. Accordingly, the Company has not recorded a liability related to it. ALLTEL also agreed to indemnify Fidelity National from any future tax liability imposed on the financial services division related to periods prior to the date of sale. ALLTEL’s obligation to Fidelity National under this indemnification is not subject to a maximum amount. At December 31, 2004, the Company has recorded a liability for tax contingencies of approximately $8.3 million related to the operations of the financial services division for periods prior to the date of sale that management has assessed as probable and estimable, which should adequately cover any obligation under this indemnification.
      In connection with the sale of assets to Convergys, ALLTEL agreed to indemnify Convergys for any damages resulting from ALLTEL’s breach of warranty under the sales agreement that exceed $500,000, up to a maximum of $10.0 million. In addition, the Company agreed to indemnify Convergys for any damages resulting from non-fulfillment of certain covenants or liabilities arising from the ownership, operation or use of the assets included in the sale. This indemnification is not subject to a maximum obligation. The Company believes because of the low probability of being required to pay any amount under these indemnifications, the fair value of these obligations is immaterial to the consolidated results of operations, cash flows and financial condition of the Company. Accordingly, the Company has not recorded a liability related to these indemnifications.
Obligation to Sell Shares of ALLTEL Common Stock
      As previously discussed, to fund the cost of the acquisitions completed in August 2002, ALLTEL sold 27.7 million equity units and received net proceeds of $1.34 billion. The equity units include a purchase contract which obligates the holder to purchase, and obligates ALLTEL to sell, on May 17, 2005, for $50, a variable number of newly issued common shares of ALLTEL. The number of ALLTEL shares issued will be determined at the time the purchase contracts are settled based upon the then current price of ALLTEL’s common stock. If the price of the Company’s common stock is equal to or less than $49.50, then ALLTEL will deliver 1.0101 shares to the holder of the equity unit. If the price of the Company’s common stock is greater than $49.50 but less than $60.39, then ALLTEL will deliver a fraction of shares equal to $50 divided by the then current price of ALLTEL’s common stock. Finally, if the price of the Company’s common stock is equal to or greater than $60.39, then ALLTEL will deliver 0.8280 shares to the holder. Accordingly, upon settlement of the purchase contracts on May 17, 2005, ALLTEL will receive proceeds of approximately $1,385.0 million and will deliver between 22.9 million and 28.0 million common shares in the aggregate.
Contractual Obligations and Commitments
      Set forth below is a summary of ALLTEL’s material contractual obligations and commitments as of December 31, 2004:

	Payments Due by Period

	Less than	1-3	3-5	More than
(Millions)	1 Year	Years	Years	5 Years	Total

Long-term debt, including current maturities(a)	$225.0	$2,054.9	$347.8	$2,895.7	$5,523.4
Interest payments on long-term debt obligations	335.9	641.1	454.2	2,196.0	3,627.2
Operating leases	147.4	193.7	92.1	74.8	508.0
Cash payment to complete pending acquisition(b)	170.0	—	—	—	170.0
Purchase obligations(c)	265.9	122.7	18.6	—	407.2
Site maintenance fees – cell sites(d)	30.1	64.9	71.6	291.7	458.3
Other long-term liabilities(e)	318.1	536.8	219.7	1,213.5	2,288.1

Total contractual obligations and commitments	$1,492.4	$3,614.2	$1,204.1	$6,671.6	$12,982.4

Notes to Contractual Obligations and Commitments Table:

(a)	Excludes $(13.1) million of unamortized discounts and the fair value of interest rate swap agreements of $67.1 million included in long-term debt at December 31, 2004.

(b)	As previously discussed, on November 26, 2004, ALLTEL and Cingular entered into a definitive agreement to exchange certain wireless assets and partnership interests. To complete this transaction, ALLTEL will pay Cingular $170.0 million in cash. Pursuant to the terms of the definitive merger agreement between ALLTEL and Western Wireless dated January 9, 2005, ALLTEL expects to issue approximately 60 million shares of its common stock and pay approximately $1.0 billion in cash to shareholders of Western Wireless. ALLTEL will also assume debt of approximately $2.2 billion, including $1.2 billion of term notes issued under Western Wireless’ credit facility that, as a result of a change in control, will become due immediately upon the closing of the merger. Because these obligations did not exist as of December 31, 2004, the cash payment by ALLTEL to Western Wireless shareholders and the repayment of Western Wireless debt have not been included in the table above.

(c)	Purchase obligations represent amounts payable under noncancellable contracts and include commitments for wireless handset purchases, network facilities and transport services, agreements for software licensing and long-term marketing programs.

(d)	In connection with the leasing of 1,773 of the Company’s cell site towers to American Tower, ALLTEL is obligated to pay American Tower a monthly fee per tower for management and maintenance services for the duration of the fifteen-year lease agreement, which expires in phases during 2016 and 2017.

(e)	Other long-term liabilities primarily consist of deferred tax liabilities, minority interests, other postretirement benefit obligations, and deferred compensation. Deferred rental revenue of $375.3 million related to ALLTEL’s agreement to lease cell site towers to American Tower was not included in the table above. The deferred rental revenue represents cash proceeds received in advance by ALLTEL under terms of the agreement and will be recognized as revenue ratably over the remaining lease term.
      Under the Company’s long-term debt borrowing agreements, acceleration of principal payments would occur upon payment default, violation of debt covenants not cured within 30 days or breach of certain other conditions set forth in the borrowing agreements. At December 31, 2004, the Company was in compliance with all of its debt covenants. There are no provisions within the Company’s leasing agreements that would trigger acceleration of future lease payments. (See Notes 5, 14, 15 and 18 to the consolidated financial statements for additional information regarding certain of the obligations and commitments listed above.)
Market Risk
      The Company is exposed to market risk from changes in marketable equity security prices, interest rates, and foreign exchange rates. The Company has estimated its market risk using sensitivity analysis. For marketable equity securities, market risk is defined as the potential change in fair value attributable to a hypothetical adverse change in market prices. For all other financial instruments, market risk is defined as the potential change in earnings resulting from a hypothetical adverse change in market prices or interest rates. The results of the sensitivity analysis used to estimate market risk are presented below, although the actual results may differ from these estimates.
Equity Price Risk
      Changes in equity prices primarily affect the fair value of ALLTEL’s investments in marketable equity securities. Fair value for investments was determined using quoted market prices, if available, or the carrying amount of the investment, if no quoted market price was available. At December 31, 2004, investments of the Company were recorded at fair value of $804.9 million, compared to $722.7 million at December 31, 2003. The increase in fair value primarily reflected the value of the Fidelity National common stock acquired by ALLTEL in connection with the April 1, 2003 sale of its financial services division, as previously discussed. Marketable equity securities amounted to $511.8 million at December 31, 2004 and included unrealized holding gains of $153.9 million. Comparatively, investments in marketable equity securities were $395.8 million at December 31,

2003 and included unrealized holding gains of $73.6 million. A hypothetical 10 percent decrease in quoted market prices would result in a $51.2 million decrease in the fair value of the Company’s marketable equity securities at December 31, 2004.
Interest Rate Risk
      The Company’s earnings are affected by changes in variable interest rates related to ALLTEL’s issuance of short-term commercial paper and interest rate swap agreements. The Company enters into interest rate swap agreements to obtain a targeted mixture of variable and fixed-interest-rate debt such that the portion of debt subject to variable rates does not exceed 30 percent of ALLTEL’s total debt outstanding. The Company has established policies and procedures for risk assessment and the approval, reporting, and monitoring of interest rate swap activity. ALLTEL does not enter into interest rate swap agreements, or other derivative financial instruments, for trading or speculative purposes. Management periodically reviews ALLTEL’s exposure to interest rate fluctuations and implements strategies to manage the exposure.
      As of December 31, 2004 and 2003, the Company had no borrowings outstanding under its commercial paper program, compared to $25.0 million of outstanding commercial paper at December 31, 2002. As of December 31, 2004, 2003 and 2002, the Company has entered into six, pay variable/receive fixed, interest rate swap agreements on notional amounts totaling $1.0 billion to convert fixed-interest-rate payments to variable. The maturities of the six interest rate swaps range from March 1, 2006 to November 1, 2013. The weighted average fixed rate received by ALLTEL on these swaps is 5.5 percent, and the variable rate paid by ALLTEL is the three month LIBOR (London-Interbank Offered Rate). The weighted average variable rate paid by ALLTEL was 2.1 percent and 1.2 percent at December 31, 2004 and 2003, respectively. A hypothetical increase of 100 basis points in variable interest rates would have reduced annual pre-tax earnings in both 2004 and 2003 by approximately $10.0 million. Conversely, a hypothetical decrease of 100 basis points in variable interest rates would have increased annual pre-tax earnings in both 2004 and 2003 by approximately $10.0 million.
Foreign Exchange Risk
      The Company’s business operations in foreign countries are not material to the Company’s consolidated operations, financial condition and liquidity. Foreign currency translation gains and losses were not material to the Company’s consolidated results of operations for the years ended December 31, 2004, 2003 and 2002. Additionally, the Company is not currently subject to material foreign currency exchange rate risk from the effects that exchange rate movements of foreign currency would have on the Company’s future costs or on future cash flows it would receive from its foreign subsidiaries. The Company has not entered into any significant foreign currency forward exchange contracts or other derivative financial instruments to hedge the effects of adverse fluctuations in foreign currency exchange rates.
Critical Accounting Policies
      ALLTEL prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States. ALLTEL’s significant accounting policies are discussed in detail in Note 1 to the consolidated financial statements. Certain of these accounting policies as discussed below require management to make estimates and assumptions about future events that could materially affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. These critical accounting polices include the following:
      Service revenues for the Company’s communications business are recognized based upon minutes of use processed and contracted fees, net of any credits and adjustments. Due to varying customer billing cycle cut-off times, the Company must estimate service revenues earned but not yet billed at the end of each reporting period. These estimates are based on historical minutes of use processed. Changes in estimates for revenues are recognized in the period in which they are determinable, and such changes could occur and have a material effect on the Company’s consolidated operating results in the period of change.

      In evaluating the collectibility of its trade receivables, ALLTEL assesses a number of factors including a specific customer’s ability to meet its financial obligations to the Company, as well as general factors, such as the length of time the receivables are past due and historical collection experience. Based on these assessments, the Company records an allowance for doubtful accounts to reduce the related receivables to the amount the Company ultimately expects to collect from customers. If circumstances related to specific customers change or economic conditions worsen such that the Company’s past collection experience is no longer relevant, ALLTEL’s estimate of the recoverability of its trade receivables could be further reduced from the levels provided for in the consolidated financial statements. At December 31, 2004, the Company’s allowance for doubtful accounts was $53.6 million. A 10 percent increase in this reserve would have increased the provision for doubtful accounts by $5.4 million for the year ended December 31, 2004.
      The calculation of the annual costs of providing pension and postretirement benefits are based on certain key actuarial assumptions as disclosed in Note 8 to the consolidated financial statements. As previously discussed, the discount rate selected is based on a review of current market interest rates on high-quality, fixed-rate debt securities adjusted to reflect the Company’s longer duration of expected future cash outflows for benefit payments. The expected return on plan assets reflects management’s view of the long-term returns available in the investment market based on historical averages and consultation with investment advisors. The healthcare cost trend rate is based on the Company’s actual medical claims experience and future projections of medical costs. See “Pension Plans” and “Other Postretirement Benefits” for the effects on the Company’s future benefit costs resulting from changes in these key assumptions.
      The calculation of depreciation and amortization expense is based on the estimated economic useful lives of the underlying property, plant and equipment and finite-lived intangible assets. Although ALLTEL believes it is unlikely that any significant changes to the useful lives of its tangible or finite-lived intangible assets will occur in the near term, rapid changes in technology or changes in market conditions could result in revisions to such estimates that could materially affect the carrying value of these assets and the Company’s future consolidated operating results. Specifically, the previously discussed effects on customer churn rates due to competition and the FCC’s number portability rules could adversely affect the useful lives of customer lists, resulting in a material increase in annual amortization expense or a write-down in the carrying value of these assets. An extension of the average useful life of the Company’s property, plant and equipment and finite-lived intangible assets of one year would decrease depreciation and amortization expense by approximately $120.0 million per year, while a reduction in the average useful life of one year would increase depreciation and amortization expense by approximately $168.3 million per year.
      In accordance with SFAS No. 142, ALLTEL tests its goodwill and other indefinite-lived intangible assets for impairment at least annually, which requires the Company to determine the fair value of these intangible assets, as well as the fair value of its reporting units. For purposes of testing goodwill, fair value of the reporting units is determined utilizing a combination of the discounted cash flows of the reporting units and calculated market values of comparable public companies. Fair value of the other indefinite-lived intangible assets is determined based on the discounted cash flows of the related business segment. During 2004 and 2003, no write-downs in the carrying values of either goodwill or indefinite-lived intangible assets were required based on their calculated fair values. In addition, reducing the calculated fair values of goodwill and the other indefinite-lived intangible assets by 10 percent would not have resulted in an impairment of the carrying value of the related assets in either 2004 or 2003. Changes in the key assumptions used in the discounted cash flow analysis due to changes in market conditions could adversely affect the calculated fair values of goodwill and other indefinite-lived intangible assets, materially affecting the carrying value of these assets and the Company’s future consolidated operating results.
      The Company’s estimates of income taxes and the significant items resulting in the recognition of deferred tax assets and liabilities are disclosed in Note 11 to the consolidated financial statements and reflect ALLTEL’s assessment of future tax consequences of transactions that have been reflected in the Company’s financial statements or tax returns for each taxing authority in which it operates. Actual income taxes to be paid could vary from these estimates due to future changes in income tax law or the outcome of audits completed by federal, state and foreign taxing authorities. Included in the calculation of the Company’s annual income tax expense are the effects of changes, if any, to ALLTEL’s income tax contingency reserves. ALLTEL maintains income tax contingency reserves for potential assessments from the IRS or other taxing authorities. The reserves are determined based upon the Company’s judgment of the probable outcome of the tax contingencies and are adjusted, from time to time, based upon changing facts and circumstances. Changes to the tax contingency reserves could materially affect the Company’s future consolidated operating results in the period of change.
Legal Proceedings
      ALLTEL is party to various legal proceedings arising in the ordinary course of business. Although the ultimate resolution of these various proceedings cannot be determined at this time, management of the Company does not believe that such proceedings, individually or in the aggregate, will have a material adverse effect on the future results of operations or financial condition of ALLTEL. In addition, management of the Company is currently not aware of any environmental matters that, individually or in the aggregate, would have a material adverse effect on the consolidated financial condition or results of operations of the Company.
Recently Issued Accounting Pronouncements
      On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment”, which is a revision of SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. Pro forma disclosure of the income statement effects of share-based payments is no longer an alternative. SFAS No. 123(R) is effective for all stock-based awards granted on or after July 1, 2005. In addition, companies must also recognize compensation expense related to any awards that are not fully vested as of the effective date. Compensation expense for the unvested awards will be measured based on the fair value of the awards previously calculated in developing the pro forma disclosures in accordance with the provisions of SFAS No. 123. ALLTEL is currently assessing the impact of adopting SFAS 123(R) to its consolidated results of operations.
Forward-Looking Statements
      This Management’s Discussion and Analysis of Financial Condition and Results of Operations includes, and future filings by the Company on Form 10-K, Form 10-Q and Form 8-K and future oral and written statements by ALLTEL and its management may include, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, and “should”, and variations of these words and similar expressions, are intended to identify these forward-looking statements. Examples of such forward-looking statements include statements regarding ALLTEL’s future cash dividend policy, forecasts of segment capital requirements for 2005, and future contractual obligation and commitment payments. ALLTEL disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.
      Actual future events and results may differ materially from those expressed in these forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation) adverse changes in economic conditions in the markets served by ALLTEL; the extent, timing, and overall effects of competition in the communications business; material changes in the communications industry generally that could adversely affect vendor relationships with equipment and network suppliers and wholesale customers; changes in communications technology; the risks associated with the integration of acquired businesses; adverse changes in the terms and conditions of the company’s wireless roaming agreements; the potential for adverse changes in the ratings given to ALLTEL’s debt securities by nationally accredited ratings organizations; the availability and cost of financing in the corporate debt markets; the uncertainties related to

ALLTEL’s strategic investments; the effects of work stoppages; the effects of litigation; and the effects of federal and state legislation, rules, and regulations governing the communications industry.
      In addition to these factors, actual future performance, outcomes and results may differ materially because of other, more general, factors including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes.

SELECTED FINANCIAL DATA
      The following table presents certain selected consolidated financial data as of and for the years ended December 31:

(Millions, except per share amounts)	2004	2003	2002	2001	2000	1999

Revenues and sales	$8,246.1	$7,979.9	$7,112.4	$6,615.8	$6,308.9	$5,634.9

Operating expenses	6,273.6	6,062.9	5,322.8	4,990.8	4,757.4	4,157.8
Restructuring and other charges	50.9	19.0	69.9	76.3	15.3	88.2

Total costs and expenses	6,324.5	6,081.9	5,392.7	5,067.1	4,772.7	4,246.0

Operating income	1,921.6	1,898.0	1,719.7	1,548.7	1,536.2	1,388.9
Non-operating income (expense), net	22.9	(3.2)	(5.3)	(14.1)	27.6	(4.1)
Interest expense	(352.5)	(378.6)	(355.1)	(261.2)	(284.3)	(240.7)
Gain on disposal of assets, write-down of investments and other	—	17.9	1.0	357.6	1,928.5	43.1

Income from continuing operations before income taxes	1,592.0	1,534.1	1,360.3	1,631.0	3,208.0	1,187.2
Income taxes	565.3	580.6	510.2	653.0	1,325.3	487.5

Income from continuing operations	1,026.7	953.5	850.1	978.0	1,882.7	699.7
Discontinued operations, net of tax	19.5	361.0	74.2	69.5	82.7	83.9

Income before cumulative effect of accounting change	1,046.2	1,314.5	924.3	1,047.5	1,965.4	783.6
Cumulative effect of accounting change, net of tax	—	15.6	—	19.5	(36.6)	—

Net income	1,046.2	1,330.1	924.3	1,067.0	1,928.8	783.6
Preferred dividends	0.1	0.1	0.1	0.1	0.1	0.9

Net income applicable to common shares	$1,046.1	$1,330.0	$924.2	$1,066.9	$1,928.7	$782.7

Basic earnings per share:
Income from continuing operations	$3.34	$3.06	$2.73	$3.14	$5.99	$2.23
Income from discontinued operations	.06	1.16	.24	.22	.26	.27
Cumulative effect of accounting change	—	.05	—	.06	(.12)	—

Net income	$3.40	$4.27	$2.97	$3.42	$6.13	$2.50

Diluted earnings per share:
Income from continuing operations	$3.33	$3.05	$2.72	$3.12	$5.94	$2.21
Income from discontinued operations	.06	1.15	.24	.22	.26	.26
Cumulative effect of accounting change	—	.05	—	.06	(.12)	—

Net income	$3.39	$4.25	$2.96	$3.40	$6.08	$2.47

Dividends per common share	$1.49	$1.42	$1.37	$1.33	$1.29	$1.235
Weighted average common shares:
Basic	307.3	311.8	311.0	311.4	314.4	312.8
Diluted	308.4	312.8	312.3	313.5	317.2	316.8
Pro forma amounts assuming accounting changes applied retroactively:
Net income	$1,046.2	$1,314.5	$925.5	$1,047.9	$1,970.5	$768.3
Basic earnings per share	$3.40	$4.22	$2.98	$3.36	$6.27	$2.45
Diluted earnings per share	$3.39	$4.20	$2.96	$3.34	$6.21	$2.42
Total assets	$16,603.7	$16,661.1	$16,244.6	$12,500.7	$12,087.2	$10,774.2
Total shareholders’ equity	$7,128.7	$7,022.2	$5,998.1	$5,565.8	$5,095.4	$4,205.7
Total redeemable preferred stock and long-term debt (including current maturities)	$5,578.3	$5,859.4	$6,641.1	$3,913.0	$4,673.3	$3,820.9

Notes to Selected Financial Information:
      See Note 12 to the consolidated financial statements for a discussion of the Company’s discontinued information services operations.

A.	Net income for 2004 included pretax charges of $28.4 million related to a planned workforce reduction and the exit of its competitive local exchange carrier operations in the Jacksonville, Florida market. In addition, ALLTEL recorded a $2.3 million reduction in the liabilities associated with various restructuring activities initiated prior to 2003. ALLTEL also recorded a write-down in the carrying value of certain corporate and regional facilities to fair value in conjunction with the proposed leasing or sale of those facilities of $24.8 million. These transactions decreased net income $31.1 million or $.10 per share. (See Note 9 to the consolidated financial statements.) Net income for 2004 also reflected a reduction in income tax expense associated with continuing operations of $19.7 million, or $.06 per share, resulting from ALLTEL’s adjustment of its income tax contingency reserves to reflect the results of audits of the Company’s consolidated federal income tax returns for the fiscal years 1997 through 2001. (See Note 2 to the consolidated financial statements.)

B.	Net income for 2003 included pretax charges of $8.5 million primarily related to the closing of certain call center locations and the write-off of $13.2 million of certain capitalized software development costs with no alternative future use or functionality. The Company also recorded a $2.7 million reduction in the liabilities associated with various restructuring activities initiated prior to 2003 to reflect differences between estimated and actual costs paid in completing the previous planned restructuring activities.

These transactions decreased net income $11.5 million or $.04 per share. (See Note 9 to the consolidated financial statements.) Net income for 2003 also included a pretax gain of $31.0 million realized from the sale of certain assets of the telecommunications information services operations, partially offset by pretax write-downs totaling $6.0 million to reflect other-than-temporary declines in the fair value of certain investments in unconsolidated limited partnerships. In addition, the Company incurred pretax termination fees of $7.1 million related to the early retirement of long-term debt. These transactions increased net income $10.7 million or $.04 per share. (See Note 10 to the consolidated financial statements.) Effective January 1, 2003, ALLTEL adopted SFAS No. 143 in accounting for asset retirement obligations. The cumulative effect of this accounting change resulted in a one-time non-cash credit of $15.6 million, net of income tax expense of $10.3 million, or $.05 per share. (See Note 2 to the consolidated financial statements.)

C.	Net income for 2002 included pretax charges of $34.0 million incurred in connection with restructuring ALLTEL’s competitive local exchange carrier, call center and retail store operations and with the closing of seven product distribution centers. The Company also incurred integration expenses of $28.8 million related to its acquisitions of wireline properties from Verizon Communications, Inc. and wireless properties from CenturyTel, Inc. ALLTEL also recorded write-downs in the carrying value of certain cell site equipment of $7.1 million. These charges decreased net income $42.3 million or $.14 per share. (See Note 9 to the consolidated financial statements.) Net income for 2002 included a pretax gain of $22.1 million realized from the sale of a wireless property, partially offset by pretax write-downs of $16.3 million related to investments in marketable securities. ALLTEL also recorded a pretax adjustment of $4.8 million to reduce the gain recognized from the dissolution of a wireless partnership that was initially recorded in 2001. These transactions increased net income $0.6 million or less than $.01 per share. (See Note 10 to the consolidated financial statements.)

Effective January 1, 2002, the Company changed its accounting for goodwill and other indefinite-lived intangible assets from an amortization method to an impairment-only approach in accordance with SFAS No. 142. Accordingly, the Company ceased amortization of goodwill and indefinite-lived intangible assets as of January 1, 2002. The adjusted after-tax income from continuing operations, income before cumulative effect of accounting change, net income and the related earnings per share effects, assuming that the change in accounting to eliminate the amortization of goodwill and other indefinite-lived intangible assets was applied retroactively were as follows for the years ended December 31:

Notes to Selected Financial Information, Continued:

(Millions, except per share amounts)	2001	2000	1999

Income from continuing operations	$1,068.9	$1,972.7	$751.9
Basic earnings per share	$3.43	$6.27	$2.40
Diluted earnings per share	$3.41	$6.22	$2.37
Income before cumulative effect of accounting change	$1,140.6	$2,057.0	$836.9
Basic earnings per share	$3.66	$6.55	$2.67
Diluted earnings per share	$3.64	$6.49	$2.64
Net income	$1,160.1	$2,020.4	$836.9
Basic earnings per share	$3.72	$6.43	$2.67
Diluted earnings per share	$3.70	$6.37	$2.64

D.	Net income for 2001 included pretax gains of $347.8 million from the sale of PCS licenses, a pretax gain of $9.5 million from the dissolution of a wireless partnership and a pretax gain of $3.2 million from the sale of certain investments. Net income also included pretax termination fees of $2.9 million incurred due to the early retirement of debt. These transactions increased net income $212.7 million or $.68 per share. Net income also included pretax charges of $61.2 million incurred in connection with the restructuring of the Company’s regional communications, product distribution and corporate operations. The Company also recorded write-downs in the carrying value of certain cell site equipment totaling $15.1 million. These charges decreased net income $45.3 million or $.14 per share. Effective January 1, 2001, the Company changed its method of accounting for a subsidiary’s pension plan to conform to the Company’s primary pension plan. The cumulative effect of this accounting change resulted in a non-cash credit of $19.5 million, net of income tax expense of $13.0 million, or $.06 per share.

E.	Net income for 2000 included pretax gains of $1,345.5 million from the exchange of wireless properties with Bell Atlantic Corporation and GTE Corporation, pretax gains of $36.0 million from the sale of certain PCS assets and pretax gains of $562.0 million from the sale of investments, principally consisting of WorldCom, Inc. (“WorldCom”) common stock. Net income also included a pretax write-down of $15.0 million in the Company’s investment in an Internet access service provider. These transactions increased net income $1,124.3 million or $3.58 per share. Net income also included integration costs and other charges of $15.3 million primarily incurred in connection with the acquisition of wireless assets. The Company also incurred a pretax charge of $11.5 million in connection with a litigation settlement. These charges decreased net income $16.1 million or $.05 per share. Effective January 1, 2000, the Company changed its method of recognizing wireless access revenues and certain customer activation fees. The cumulative effect of this accounting change resulted in a non-cash charge of $36.6 million, net of income tax benefit of $23.3 million or $.12 per share.

F.	Net income for 1999 included a pretax gain of $43.1 million from the sale of WorldCom common stock. The gain increased net income by $27.2 million or $.08 per share. Net income also included a pretax charge of $88.2 million in connection with the closing of the Company’s mergers with Aliant Communications Inc., Liberty Cellular, Inc. and its affiliate KINI L.C. and with certain loss contingencies and other restructuring activities. These charges decreased net income $63.8 million or $.20 per share.

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS
      ALLTEL Corporation’s management is responsible for the integrity and objectivity of all financial information included in this Financial Supplement. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The financial statements include amounts that are based on the best estimates and judgments of management. All financial information in this Financial Supplement is consistent with that in the consolidated financial statements.
      PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited these consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and have expressed herein their unqualified opinion on those financial statements.
      The Audit Committee of the Board of Directors, which oversees ALLTEL’s financial reporting process on behalf of the Board of Directors, is composed entirely of independent directors (as defined by the New York Stock Exchange). The Audit Committee meets periodically with management, the independent accountants, and the internal auditors to review matters relating to the Company’s financial statements and financial reporting process, annual financial statement audit, engagement of independent accountants, internal audit function, system of internal controls, and legal compliance and ethics programs as established by ALLTEL management and the Board of Directors. The internal auditors and the independent accountants periodically meet alone with the Audit Committee and have access to the Audit Committee at any time.
Dated February 10, 2005

Scott T. Ford	Jeffery R. Gardner
President and	Executive Vice President-
Chief Executive Officer	Chief Financial Officer

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
      Management is responsible for establishing and maintaining adequate internal control over financial reporting, and for performing an assessment of the effectiveness of internal control over financial reporting as of December 31, 2004. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s system of internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
      Management performed an assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 based upon criteria in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on our assessment, management determined that the Company’s internal control over financial reporting was effective as of December 31, 2004 based on the criteria in Internal Control-Integrated Framework issued by COSO.
      Our management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.
Dated February 10, 2005

Scott T. Ford	Jeffery R. Gardner
President and	Executive Vice President-
Chief Executive Officer	Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of ALLTEL Corporation:
      We have completed an integrated audit of ALLTEL Corporation’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements
      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows and shareholders’ equity present fairly, in all material respects, the financial position of ALLTEL Corporation and its subsidiaries (the “Company”) at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      As described in Note 2 to the financial statements, the Company changed its method of accounting for asset retirement obligations as a result of adopting Statement of Financial Accounting Standards No. 143 (“SFAS No. 143”), “Accounting for Asset Retirement Obligations” as of January 1, 2003.
Internal control over financial reporting
      Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control – Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
      A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
Little Rock, AR
February 10, 2005

CONSOLIDATED STATEMENTS OF INCOME

	For the years ended December 31,
(Millions, except per share amounts)	2004	2003	2002

Revenues and sales:
Service revenues	$7,374.3	$7,156.1	$6,428.9
Product sales	871.8	823.8	683.5

Total revenues and sales	8,246.1	7,979.9	7,112.4

Costs and expenses:
Cost of services (excluding depreciation of $958.4, $906.3 and $791.7 in 2004, 2003 and 2002, respectively included below)	2,374.2	2,273.6	2,039.0
Cost of products sold	1,075.5	1,043.5	891.3
Selling, general, administrative and other	1,524.2	1,498.1	1,297.0
Depreciation and amortization	1,299.7	1,247.7	1,095.5
Restructuring and other charges	50.9	19.0	69.9

Total costs and expenses	6,324.5	6,081.9	5,392.7

Operating income	1,921.6	1,898.0	1,719.7
Equity earnings in unconsolidated partnerships	68.5	64.4	65.8
Minority interest in consolidated partnerships	(80.1)	(78.6)	(73.4)
Other income, net	34.5	11.0	2.3
Interest expense	(352.5)	(378.6)	(355.1)
Gain on disposal of assets, write-down of investments and other	—	17.9	1.0

Income from continuing operations before income taxes	1,592.0	1,534.1	1,360.3
Income taxes	565.3	580.6	510.2

Income from continuing operations	1,026.7	953.5	850.1
Discontinued operations
Income tax benefit of $19.5 in 2004, net of income taxes of $256.2 and $31.0 in 2003 and 2002, respectively	19.5	361.0	74.2

Income before cumulative effect of accounting change	1,046.2	1,314.5	924.3
Cumulative effect of accounting change (net of income taxes of $10.3 in 2003)	—	15.6	—

Net income	1,046.2	1,330.1	924.3
Preferred dividends	0.1	0.1	0.1

Net income applicable to common shares	$1,046.1	$1,330.0	$924.2

Earnings per share:
Basic:
Income from continuing operations	$3.34	$3.06	$2.73
Income from discontinued operations	.06	1.16	.24
Cumulative effect of accounting change	—	.05	—

Net income	$3.40	$4.27	$2.97

Diluted:
Income from continuing operations	$3.33	$3.05	$2.72
Income from discontinued operations	.06	1.15	.24
Cumulative effect of accounting change	—	.05	—

Net income	$3.39	$4.25	$2.96

Pro forma amounts assuming changes in accounting principles were applied retroactively:
Net income as reported:	$1,046.2	$1,330.1	$924.3
Effect of change in recognition of asset retirement obligations	—	(15.6)	1.2

Net income as adjusted	$1,046.2	$1,314.5	$925.5

Earnings per share as adjusted:
Basic	$3.40	$4.22	$2.98
Diluted	$3.39	$4.20	$2.96
The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

	December 31,

(Dollars in millions, except per share amounts)	2004	2003

Assets
Current Assets:
Cash and short-term investments	$484.9	$657.8
Accounts receivable (less allowance for doubtful accounts of $53.6 and $46.3, respectively)	912.7	890.0
Inventories	156.8	122.1
Prepaid expenses and other	62.4	59.2

Total current assets	1,616.8	1,729.1

Investments	804.9	722.7
Goodwill	4,875.7	4,854.2
Other intangibles	1,306.1	1,337.0
Property, Plant and Equipment:
Land	278.1	259.2
Buildings and improvements	1,134.8	1,053.0
Wireline	6,735.8	6,514.7
Wireless	5,764.0	5,255.8
Information processing	1,048.4	946.7
Other	489.9	482.3
Under construction	385.3	398.2

Total property, plant and equipment	15,836.3	14,909.9
Less accumulated depreciation	8,288.2	7,289.1

Net property, plant and equipment	7,548.1	7,620.8

Other assets	452.1	397.3

Total Assets	$16,603.7	$16,661.1

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$225.0	$277.2
Accounts payable	448.2	479.8
Advance payments and customer deposits	219.3	205.3
Accrued taxes	158.2	114.6
Accrued dividends	105.9	116.2
Accrued interest	120.2	107.1
Other current liabilities	183.5	192.5

Total current liabilities	1,460.3	1,492.7

Long-term debt	5,352.4	5,581.2
Deferred income taxes	1,715.1	1,417.7
Other liabilities	947.2	1,147.3
Shareholders’ Equity:
Preferred stock, Series C, $2.06, no par value, 12,288 shares in 2004 and 13,928 shares in 2003 issued and outstanding	0.3	0.4
Common stock, par value $1 per share, 1.0 billion shares authorized, 302,267,959 shares in 2004 and 312,643,922 shares in 2003 issued and outstanding	302.3	312.6
Additional paid-in capital	197.9	750.1
Unrealized holding gain on investments	153.9	73.6
Foreign currency translation adjustment	0.5	0.6
Retained earnings	6,473.8	5,884.9

Total shareholders’ equity	7,128.7	7,022.2

Total Liabilities and Shareholders’ Equity	$16,603.7	$16,661.1

The accompanying notes are an integral part of these consolidated balance sheets.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,

(Millions)	2004	2003	2002

Cash Provided from Operations:
Net income	$1,046.2	$1,330.1	$924.3
Adjustments to reconcile net income to net cash provided from operations:
Income from discontinued operations	(19.5)	(361.0)	(74.2)
Cumulative effect of accounting change	—	(15.6)	—
Depreciation and amortization	1,299.7	1,247.7	1,095.5
Provision for doubtful accounts	184.9	184.7	265.9
Non-cash portion of restructuring and other charges	25.6	13.2	12.6
Non-cash portion of gain on disposal of assets, write-down of investments and other	—	(25.0)	(1.0)
Increase in deferred income taxes	263.4	225.0	357.5
Reversal of income tax contingency reserves due to IRS audits	(19.7)	—	—
Other, net	(14.4)	(11.4)	(25.6)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(206.1)	(79.7)	(219.3)
Inventories	(33.9)	17.1	28.5
Accounts payable	(27.2)	21.8	80.1
Other current liabilities	70.6	30.2	(42.8)
Other, net	(102.8)	(102.4)	(9.3)

Net cash provided from operations	2,466.8	2,474.7	2,392.2

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(1,125.4)	(1,137.7)	(1,154.8)
Additions to capitalized software development costs	(32.3)	(56.7)	(58.4)
Additions to investments	(3.2)	(13.5)	(9.4)
Purchases of property, net of cash acquired	(185.1)	(160.6)	(3,365.5)
Proceeds from the lease of cell site towers	—	—	7.5
Proceeds from the sale of assets	—	46.1	24.1
Proceeds from the return on investments	88.6	48.3	51.9
Other, net	(1.0)	8.2	10.0

Net cash used in investing activities	(1,258.4)	(1,265.9)	(4,494.6)

Cash Flows from Financing Activities:
Dividends on common and preferred stock	(467.6)	(436.4)	(423.1)
Reductions in long-term debt	(277.3)	(763.4)	(265.8)
Repurchases of common stock	(595.3)	—	—
Distributions to minority investors	(66.9)	(67.5)	(57.9)
Long-term debt issued, net of issuance costs	—	—	2,809.1
Common stock issued	25.9	49.1	17.2

Net cash provided from (used in) financing activities	(1,381.2)	(1,218.2)	2,079.5

Net cash provided from discontinued operations	—	531.8	91.3
Effect of exchange rate changes on cash and short-term investments	(0.1)	0.8	3.0

Increase (decrease) in cash and short-term investments	(172.9)	523.2	71.4
Cash and Short-term Investments:
Beginning of the year	657.8	134.6	63.2

End of the year	$484.9	$657.8	$134.6

Supplemental Cash Flow Disclosures:
Interest paid, net of amounts capitalized	$379.1	$425.7	$294.2
Income taxes paid	$285.9	$584.8	$268.2
Non-Cash Investing and Financing Activity:
Change in fair value of investments in equity securities	$116.9	$120.5	$(6.2)
Change in fair value of interest rate swap agreements	$(12.6)	$(25.5)	$99.2
The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

				Unrealized
				Holding	Foreign
			Additional	Gain	Currency
	Preferred	Common	Paid-In	(Loss) On	Translation	Retained
(Millions)	Stock	Stock	Capital	Investments	Adjustment	Earnings	Total

Balance at December 31, 2001	$0.4	$310.5	$769.2	$(4.5)	$(9.9)	$4,500.1	$5,565.8

Net income	—	—	—	—	—	924.3	924.3
Other comprehensive income, net of tax: (See Note 13)
Unrealized holding gains on investments, net of reclassification adjustments	—	—	—	4.5	—	—	4.5
Foreign currency translation adjustment	—	—	—	—	3.0	—	3.0

Comprehensive income	—	—	—	4.5	3.0	924.3	931.8

Employee plans, net	—	0.6	16.7	—	—	—	17.3
Tax benefit for non-qualified stock options	—	—	2.7	—	—	—	2.7
Conversion of preferred stock	—	0.1	0.2	—	—	—	0.3
Present value of contract adjustment liability	—	—	(93.1)	—	—	—	(93.1)
Dividends:
Common — $1.37 per share	—	—	—	—	—	(426.6)	(426.6)
Preferred	—	—	—	—	—	(0.1)	(0.1)

Balance at December 31, 2002	$0.4	$311.2	$695.7	$—	$(6.9)	$4,997.7	$5,998.1

Net income	—	—	—	—	—	1,330.1	1,330.1
Other comprehensive income, net of tax: (See Note 13)
Unrealized holding gains on investments, net of reclassification adjustments	—	—	—	73.6	—	—	73.6
Foreign currency translation adjustment, net of reclassification adjustments	—	—	—	—	7.5	—	7.5

Comprehensive income	—	—	—	73.6	7.5	1,330.1	1,411.2

Employee plans, net	—	1.4	47.7	—	—	—	49.1
Tax benefit for non-qualified stock options	—	—	6.7	—	—	—	6.7
Dividends:
Common — $1.42 per share	—	—	—	—	—	(442.8)	(442.8)
Preferred	—	—	—	—	—	(0.1)	(0.1)

Balance at December 31, 2003	$0.4	$312.6	$750.1	$73.6	$0.6	$5,884.9	$7,022.2

Net income	—	—	—	—	—	1,046.2	1,046.2
Other comprehensive income, net of tax: (See Note 13)
Unrealized holding gains on investments, net of reclassification adjustments	—	—	—	80.3	—	—	80.3
Foreign currency translation adjustment	—	—	—	—	(0.1)	—	(0.1)

Comprehensive income	—	—	—	80.3	(0.1)	1,046.2	1,126.4

Employee plans, net	—	0.6	25.2	—	—	—	25.8
Restricted stock, net of unearned compensation	—	0.2	2.8	—	—	—	3.0
Tax benefit for non-qualified stock options	—	—	3.9	—	—	—	3.9
Conversion of preferred stock	(0.1)	0.1	—	—	—	—	—
Repurchases of stock	—	(11.2)	(584.1)	—	—	—	(595.3)
Dividends:
Common — $1.49 per share	—	—	—	—	—	(457.2)	(457.2)
Preferred	—	—	—	—	—	(0.1)	(0.1)

Balance at December 31, 2004	$0.3	$302.3	$197.9	$153.9	$0.5	$6,473.8	$7,128.7

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.     Summary of Significant Accounting Policies:
      Description of Business – ALLTEL Corporation (“ALLTEL” or the “Company”), a Delaware corporation, is a customer-focused communications company. ALLTEL owns subsidiaries that provide wireless and wireline local, long-distance, network access, and Internet services. Telecommunications products are warehoused and sold by the Company’s distribution subsidiary. A subsidiary also publishes telephone directories for affiliates and other independent telephone companies. In addition, a subsidiary provides billing, customer care and other data processing and outsourcing services to telecommunications companies. (See Note 16 for additional information regarding ALLTEL’s business segments.)
      Basis of Presentation – ALLTEL prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying consolidated financial statements, and such differences could be material. The consolidated financial statements include the accounts of ALLTEL, its subsidiary companies, majority-owned partnerships and controlled business ventures. Investments in 20 percent to 50 percent owned entities and all unconsolidated partnerships are accounted for using the equity method. Investments in less than 20 percent owned entities and in which the Company does not exercise significant influence over operating and financial policies are accounted for under the cost method. All intercompany transactions, except those with certain affiliates described below, have been eliminated in the consolidated financial statements. Certain prior year amounts have been reclassified to conform with the 2004 financial statement presentation.
      Service revenues consist of wireless access and network usage revenues, local service, network access, Internet access, long-distance and miscellaneous wireline operating revenues and telecommunications information services processing revenues. Product sales primarily consist of the product distribution and directory publishing operations and sales of communications equipment. Cost of services include the costs related to completing calls over the Company’s telecommunications network, including access, interconnection, toll and roaming charges paid to other wireless providers, as well as the costs to operate and maintain the network. Additionally, cost of services includes the costs to provide telecommunications information services, bad debt expense and business taxes.
      Regulatory Accounting – The Company’s wireline subsidiaries, except for certain operations acquired in Kentucky in 2002 and Nebraska in 1999, follow the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 71, “Accounting for the Effects of Certain Types of Regulation”. This accounting recognizes the economic effects of rate regulation by recording costs and a return on investment as such amounts are recovered through rates authorized by regulatory authorities. Accordingly, SFAS No. 71 requires the Company’s wireline subsidiaries to depreciate wireline plant over the useful lives approved by regulators, which could be different than the useful lives that would otherwise be determined by management. SFAS No. 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. Criteria that would give rise to the discontinuance of SFAS No. 71 include (1) increasing competition restricting the wireline subsidiaries’ ability to establish prices to recover specific costs and (2) significant changes in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. The Company reviews these criteria on a quarterly basis to determine whether the continuing application of SFAS No. 71 is appropriate.
      Transactions with Certain Affiliates – ALLTEL Communications Products, Inc. sells equipment to wireline subsidiaries of the Company ($85.9 million in 2004, $123.7 million in 2003 and $152.9 million in 2002) as well as to other affiliated and non-affiliated communications companies and other companies in related industries. The cost of equipment sold to the wireline subsidiaries is included, principally, in wireline plant in the consolidated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
1.     Summary of Significant Accounting Policies, Continued:
financial statements. ALLTEL Publishing Corporation (“ALLTEL Publishing”) provides directory publishing services to the wireline subsidiaries. Wireline revenues and sales include directory royalties received from ALLTEL Publishing ($40.1 million in 2004, $42.9 million in 2003 and $52.4 million in 2002) and amounts billed to other affiliates ($96.2 million in 2004, $92.7 million in 2003 and $87.3 million in 2002) for interconnection and toll services. These intercompany transactions have not been eliminated because the revenues received from the affiliates and the prices charged by the communications products and directory publishing subsidiaries are included in the wireline subsidiaries’ (excluding the acquired operations in Kentucky and Nebraska) rate base and/or are recovered through the regulatory process.
      Advertising – Advertising costs are expensed as incurred. Advertising expense totaled $202.5 million in 2004, $200.3 million in 2003 and $148.0 million in 2002.
      Cash and Short-term Investments – Cash and short-term investments consist of highly liquid investments with original maturities of three months or less.
      Accounts Receivable – Accounts receivable consist principally of trade receivables from customers and are generally unsecured and due within 30 days. Expected credit losses related to trade accounts receivable are recorded as an allowance for doubtful accounts in the consolidated balance sheets. In establishing the allowance for doubtful accounts, ALLTEL considers a number of factors, including historical collection experience, aging of the accounts receivable balances, current economic conditions, and a specific customer’s ability to meet its financial obligations to the Company. When internal collection efforts on accounts have been exhausted, the accounts are written off by reducing the allowance for doubtful accounts.
      Inventories – Inventories are stated at the lower of cost or market value. Cost is determined using either an average original cost or specific identification method of valuation. For wireless equipment, market is determined using replacement cost.
      Goodwill and Other Intangible Assets – Goodwill represents the excess of cost over the fair value of net identifiable tangible and intangible assets acquired through various business combinations. The Company has acquired identifiable intangible assets through its acquisitions of interests in various wireless and wireline properties. The cost of acquired entities at the date of the acquisition is allocated to identifiable assets, and the excess of the total purchase price over the amounts assigned to identifiable assets is recorded as goodwill. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill is to be assigned to a company’s reporting units and tested for impairment annually using a consistent measurement date, which for the Company is January 1st of each year. The impairment test for goodwill requires a two-step approach, which is performed at a reporting unit level. Step one of the test identifies potential impairments by comparing the fair value of a reporting unit to its carrying amount. Step two, which is only performed if the fair value of a reporting unit is less than its carrying value, calculates the impairment loss as the difference between the carrying amount of the reporting unit’s goodwill and the implied fair value of that goodwill. ALLTEL completed step one of the annual impairment reviews of goodwill for both 2004 and 2003 and determined that no write-down in the carrying value of goodwill for any of its reporting units was required. For purposes of completing the annual impairment reviews, fair value of the reporting units was determined utilizing a combination of the discounted cash flows of the reporting units and calculated market values of comparable public companies.
      The Company’s indefinite-lived intangible assets consist of its cellular and Personal Communications Services (“PCS”) licenses (the “wireless licenses”) and the wireline franchise rights in Kentucky acquired in August 2002. (See Note 3). The Company determined that the wireless licenses and wireline franchise rights met the indefinite life criteria outlined in SFAS No. 142, because the Company expects both the renewal by the granting authorities and the cash flows generated from these intangible assets to continue indefinitely. The Company’s intangible assets with finite lives are amortized over their estimated useful lives, which are 4 to 10 years for customer lists and 15 years for franchise rights. SFAS No. 142 also requires intangible assets with

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
1.     Summary of Significant Accounting Policies, Continued:
indefinite lives to be tested for impairment on an annual basis, by comparing the fair value of the assets to their carrying amounts. The wireless licenses are operated as a single asset supporting the Company’s wireless business, and accordingly are aggregated for purposes of testing impairment. For purposes of completing the annual impairment reviews, the fair value of the wireless licenses was determined based on the discounted cash flows of the wireless business segment, while the fair value of the wireline franchise rights was determined based on the discounted cash flows of the acquired operations in Kentucky. Upon completing the annual impairment reviews of its wireless licenses and wireline franchise rights for both 2004 and 2003, the Company determined that no write-down in the carrying value of these assets was required.
      Investments – Investments in unconsolidated partnerships are accounted for using the equity method. Investments in equity securities are classified as available for sale and are recorded at fair value in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. All other investments are accounted for using the cost method. Investments are periodically reviewed for impairment. If the carrying value of the investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment loss would be recognized for the difference.
      Investments were as follows at December 31:

(Millions)	2004	2003

Investments in unconsolidated partnerships	$257.8	$281.9
Equity securities	511.8	395.8
Other cost investments	35.3	45.0

	$804.9	$722.7

      Investments in unconsolidated partnerships include the related excess of the purchase price paid over the underlying net book value of the wireless partnerships. The carrying value of excess cost included in investments was $19.5 million and $21.3 million at December 31, 2004 and 2003, respectively.
      Property, Plant and Equipment – Property, plant and equipment are stated at original cost. Wireless plant consists of cell site towers, switching, controllers and other radio frequency equipment. Wireline plant consists of aerial and underground cable, conduit, poles, switches and other central office and transmission-related equipment. Information processing plant consists of data processing equipment, purchased software and internal use capitalized software development costs. Other plant consists of furniture, fixtures, vehicles, machinery and equipment. The costs of additions, replacements and substantial improvements, including related labor costs, are capitalized, while the costs of maintenance and repairs are expensed as incurred. For ALLTEL’s non-regulated operations, when depreciable plant is retired or otherwise disposed of, the related cost and accumulated depreciation are deducted from the plant accounts, with the corresponding gain or loss reflected in operating results. The Company’s wireline subsidiaries utilize group composite depreciation. Under this method, when plant is retired, the original cost, net of salvage value, is charged against accumulated depreciation, and no gain or loss is recognized on the disposition of the plant. Depreciation expense amounted to $1,239.0 million in 2004,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
1.     Summary of Significant Accounting Policies, Continued:
$1,187.4 million in 2003 and $1,050.1 million in 2002. Depreciation for financial reporting purposes is computed using the straight-line method over the following estimated useful lives:

Depreciable
Lives

Buildings and improvements	5-50 years
Wireline	6-58 years
Wireless	4-20 years
Information processing	3-15 years
Other	3-25 years
      The Company capitalizes interest in connection with the acquisition or construction of plant assets. Capitalized interest is included in the cost of the asset with a corresponding reduction in interest expense. Capitalized interest amounted to $16.7 million in 2004, $15.2 million in 2003 and $15.9 million in 2002.
      Capitalized Software Development Costs – Software development costs incurred in the application development stage of internal use software are capitalized and recorded in information processing plant in the accompanying consolidated balance sheets. Modifications and upgrades to internal use software are capitalized to the extent such enhancements provide additional functionality. Software maintenance and training costs are expensed as incurred. Internal use software is amortized over periods ranging from three to ten years.
      Impairment of Long-Lived Assets – Long-lived assets and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable from future, undiscounted net cash flows expected to be generated by the asset. If the asset is not fully recoverable, an impairment loss would be recognized for the difference between the carrying value of the asset and its estimated fair value based on discounted net future cash flows or quoted market prices. Assets to be disposed of that are not classified as discontinued operations are reported at the lower of their carrying amount or fair value less cost to sell.
      Derivative Instruments – The Company uses derivative instruments to obtain a targeted mixture of variable and fixed-interest-rate long-term debt, such that the portion of debt subject to variable rates does not exceed 30 percent of the Company’s total long-term debt outstanding. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative instrument activities. Derivative instruments are entered into for periods consistent with the related underlying exposure and are not entered into for trading or speculative purposes. The Company has entered into interest rate swap agreements and designated these derivatives as fair value hedges. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, the interest rate swaps are recorded as assets or liabilities in the consolidated balance sheets at fair value, with changes in the fair value of the derivative and of the underlying hedged item attributable to the hedged risk recognized in earnings. Net amounts due related to interest rate swap agreements are recorded as adjustments to interest expense in the consolidated statements of income when earned or payable. In the event a designated hedged item is sold, extinguished or matures prior to the termination of the related derivative instrument, the derivative instrument would be closed and the resulting gain or loss would be recognized in income.
      Mandatorily Redeemable Financial Instruments – At December 31, 2003, twelve of the Company’s consolidated non-wholly owned wireless partnerships had finite lives specified in their partnership agreements, and accordingly, were legally required to be dissolved and terminated at a specified future date, usually 50 or 99 years after formation, and the proceeds distributed to the partners. Under the provisions of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, the minority interests associated with these partnerships are considered mandatorily redeemable financial instruments, and as such, would be required to be reported as liabilities in ALLTEL’s consolidated financial statements, initially

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
1.     Summary of Significant Accounting Policies, Continued:
measured at settlement value, and subsequently remeasured at each balance sheet date with changes in settlement values reported as a component of interest expense. On November 7, 2003, the FASB issued Staff Position No. 150-3, “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150” (“FSP No. 150-3”). FSP No. 150-3 deferred indefinitely the recognition and measurement provisions of SFAS No. 150 applicable to mandatorily redeemable noncontrolling interests, including the minority interests associated with the Company’s consolidated non-wholly owned partnerships with finite lives. In accordance with FSP No. 150-3, the minority interests associated with the Company’s finite-lived partnerships continue to be reported at book value. At December 31, 2003, the estimated settlement value of these minority interests was $46.6 million, of which $20.1 million was included in other liabilities in the accompanying consolidated balance sheet. During 2004, the partnership agreements for eight of the partnerships were amended so that the legal lives of the partnerships continue indefinitely. Accordingly, the minority interests associated with these eight partnerships are no longer mandatorily redeemable financial instruments within the scope of SFAS No. 150 and FSP No. 150-3. At December 31, 2004, the estimated settlement value of the minority interests for the four remaining partnerships still within the scope of SFAS No. 150 and FSP No. 150-3 was $27.5 million, of which $10.1 million was included in other liabilities in the accompanying consolidated balance sheet.
      Preferred Stock – Cumulative preferred stock is issuable in series. The Board of Directors is authorized to designate the number of shares and fix the terms. There are 50.0 million shares of no par value cumulative non-voting preferred stock and 50.0 million shares of $25 par value voting cumulative preferred stock authorized. Two series of no par value preferred stock, Series C and Series D, were outstanding at December 31, 2004 and 2003. There were no shares of $25 par value preferred stock outstanding at December 31, 2004 and 2003. The Series C non-redeemable preferred shares are convertible at any time into 5.963 shares of ALLTEL common stock. The Series D redeemable preferred shares are convertible at any time prior to redemption into 5.486 shares of ALLTEL common stock. The Series D shares may be redeemed at the option of the Company or the holder at the $28 per share stated value. There were 32,190 shares and 35,558 shares of Series D stock outstanding at December 31, 2004 and 2003, respectively. The outstanding Series D stock of $0.9 million and $1.0 million at December 31, 2004 and 2003, respectively, is included in other liabilities in the accompanying consolidated balance sheets. During 2004, $94,000 of Series D stock was converted into ALLTEL common stock compared to $19,000 in 2003 and $243,000 in 2002.
      Unrealized Holding Gain on Investments – Equity securities of certain publicly traded companies owned by ALLTEL have been classified as available-for-sale and are reported at fair value, with cumulative unrealized net gains reported, net of tax, as a separate component of shareholders’ equity. The unrealized gains, including the related tax impact, are non-cash items, and accordingly, have been excluded from the accompanying consolidated statements of cash flows.
      Foreign Currency Translation Adjustment – For the Company’s foreign operations, assets and liabilities are translated from the applicable local currency to U.S. dollars using the current exchange rate as of the balance sheet date. Revenue and expense accounts are translated using the weighted average exchange rate in effect during the period. The resulting translation gains or losses are recorded as a separate component of shareholders’ equity.
      Revenue Recognition – Communications revenues are primarily derived from usage of the Company’s networks and facilities. Wireless access and wireline local access revenues are recognized over the period that the corresponding services are rendered to customers. Revenues derived from other telecommunications services, including interconnection, long-distance and custom calling feature revenues are recognized monthly as services are provided. Sales of communications products including wireless handsets and accessories represent a separate earnings process and are recognized when products are delivered to and accepted by customers. Effective January 1, 2003, the Company adopted Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Accounting for

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
1.     Summary of Significant Accounting Policies, Continued:
Revenue Arrangements with Multiple Deliverables”, for all new arrangements entered into on or after that date. Prior to the adoption of EITF 00-21, for transactions involving both the activation of service and the sale of equipment, the Company recognized revenues as follows: Fees assessed to communications customers to activate service were deferred and recognized over the expected life of the customer relationship, which was generally three years. Direct incremental customer acquisition costs incurred in the activation of service were deferred up to the amount of the related revenues.
      Costs in excess of the deferred activation revenues were expensed as incurred. Upon adoption of EITF Issue No. 00-21, the Company ceased deferral of fees assessed to wireless communications customers to activate service and direct incremental customer acquisition costs incurred in the activation of service and instead began recognizing both at the point of sale. Wireless activation fees and related direct incremental customer acquisition costs deferred prior to the adoption of EITF Issue No. 00-21 continue to be recognized over the remaining expected life of the customer relationship.
      ALLTEL Publishing recognizes directory publishing and advertising revenues and related directory costs when the directories are published and delivered. For directory contracts with a secondary delivery obligation, ALLTEL Publishing defers a portion of its revenues and related directory costs until secondary delivery occurs. The royalties paid by ALLTEL Publishing to the Company’s regulated wireline subsidiaries (excluding the acquired operations in Kentucky and Nebraska) are recognized as revenue over the life of the corresponding contract, which is generally twelve months.
      Telecommunications information services revenues are recognized in accordance with the American Institute of Certified Public Accountants’ Statement of Position (“SOP”) 97-2 “Software Revenue Recognition” and SOP 98-9 “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions”. Data processing revenues are recognized as services are performed. When the arrangement with the customer includes significant production, modification or customization of the software, the Company uses contract accounting, as required by SOP 97-2. For those arrangements accounted for under SOP 81-1 “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”, the Company uses the percentage-of-completion method. Under this method, revenue and profit are recognized throughout the term of the contract, based upon estimates of the total costs to be incurred and revenues to be generated throughout the term of the contract. Changes in estimates for revenues, costs and profits are recognized in the period in which they are determinable. When such estimates indicate that costs will exceed future revenues and a loss on the contract exists, a provision for the entire loss is then recognized.
      For all other operations, revenue is recognized when products are delivered to and accepted by customers or when services are rendered to customers in accordance with contractual terms. Included in accounts receivable are unbilled receivables of $153.5 million and $169.4 million at December 31, 2004 and 2003, respectively.
      Stock-Based Compensation – The Company’s stock-based compensation plans are more fully discussed in Note 7. ALLTEL accounts for these plans under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. For fixed stock options granted under these plans, the exercise price of the option equals the market value of ALLTEL’s common stock on the date of grant. Accordingly, ALLTEL does not record compensation expense for any of the fixed stock options granted, and no compensation expense related to stock options was recognized in 2004, 2003 or 2002. In 2004, the Company granted shares of restricted stock to certain senior management employees. Compensation expense related to these restricted shares amounted to $2.8 million in 2004. Unrecognized compensation expense for the restricted shares amounted to $5.7 million and was included in additional paid-in capital in the accompanying consolidated balance sheet and consolidated statement of shareholders’ equity as of December 31, 2004. The following table illustrates the effects on net income and earnings per share had the Company applied the fair value recognition provisions of SFAS No. 123, “Accounting

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
1.     Summary of Significant Accounting Policies, Continued:
for Stock-Based Compensation”, to its stock-based employee compensation plans for the years ended December 31:

(Millions, except per share amounts)	2004	2003	2002

Net income as reported	$1,046.2	$1,330.1	$924.3
Add stock-based compensation expense included in net income, net of related tax effects	1.8	—	—
Deduct stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(26.3)	(24.6)	(31.1)

Pro forma net income	$1,021.7	$1,305.5	$893.2

Basic earnings per share:
As reported	$3.40	$4.27	$2.97
Pro forma	$3.32	$4.19	$2.87
Diluted earnings per share:
As reported	$3.39	$4.25	$2.96
Pro forma	$3.31	$4.17	$2.86
      The pro forma amounts presented above may not be representative of the future effects on reported net income and earnings per share, since the pro forma compensation expense is allocated over the periods in which options become exercisable, and new option awards may be granted each year.
      Income Taxes – Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax balances are adjusted to reflect tax rates, based on currently enacted tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. For the Company’s regulated operations, the adjustment in deferred tax balances for the change in tax rates is reflected as regulatory assets or liabilities. These regulatory assets and liabilities are amortized over the lives of the related depreciable asset or liability concurrent with recovery in rates. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.
      Earnings Per Share – Basic earnings per share of common stock was computed by dividing net income applicable to common shares by the weighted average number of common shares outstanding during each year. Diluted earnings per share reflects the potential dilution that could occur assuming conversion or exercise of all dilutive unexercised stock options and outstanding preferred stock. The dilutive effects of stock options and preferred stock were determined using the treasury stock method. Options to purchase approximately 9.7 million, 12.2 million and 13.8 million shares of common stock at December 31, 2004, 2003 and 2002, respectively, were excluded from the computation of diluted earnings per share because the effect of including them was anti-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
1.     Summary of Significant Accounting Policies, Continued:
dilutive. A reconciliation of the net income and numbers of shares used in computing basic and diluted earnings per share was as follows for the years ended December 31:

(Millions, except per share amounts)	2004	2003	2002

Basic earnings per share:
Income from continuing operations	$1,026.7	$953.5	$850.1
Income from discontinued operations	19.5	361.0	74.2
Cumulative effect of accounting change	—	15.6	—
Less preferred dividends	(0.1)	(0.1)	(0.1)

Net income applicable to common shares	$1,046.1	$1,330.0	$924.2

Weighted average common shares outstanding for the year	307.3	311.8	311.0

Basic earnings per share:
Income from continuing operations	$3.34	$3.06	$2.73
Income from discontinued operations	.06	1.16	.24
Cumulative effect of accounting change	—	.05	—

Net income	$3.40	$4.27	$2.97

Diluted earnings per share:
Net income applicable to common shares	$1,046.1	$1,330.0	$924.2
Adjustment for convertible preferred stock dividends	0.1	0.1	0.1

Net income applicable to common shares assuming conversion of preferred stock	$1,046.2	$1,330.1	$924.3

Weighted average common shares outstanding for the year	307.3	311.8	311.0
Increase in shares, which would result from the assumed:
Exercise of stock options	0.8	0.7	1.0
Conversion of convertible preferred stock	0.3	0.3	0.3

Weighted average common shares, assuming conversion of the above securities	308.4	312.8	312.3

Diluted earnings per share:
Income from continuing operations	$3.33	$3.05	$2.72
Income from discontinued operations	.06	1.15	.24
Cumulative effect of accounting change	—	.05	—

Net income	$3.39	$4.25	$2.96

      As more fully discussed in Note 5, the Company issued equity units in 2002, which obligates the holder to purchase ALLTEL common stock on May 17, 2005. Prior to the issuance of shares of ALLTEL common stock upon settlement of the purchase contracts, the equity units will be reflected in the diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of common stock used in calculating diluted earnings per share is increased by the excess, if any, of the number of shares issuable upon settlement of the purchase contracts over the number of shares that could be purchased by ALLTEL in the market, at the average market price during the period, using the proceeds received upon settlement. The Company anticipates that there will be no dilutive effect on its earnings per share related to the equity units, except during periods when the average market price of a share of ALLTEL common stock is above the threshold appreciation price of $60.39. Because the average market price of ALLTEL’s common stock during the years ended December 31, 2004 and 2003 was below this threshold appreciation price, the shares issuable under the purchase contract component of the equity units were excluded from the diluted earnings per share calculation in 2004, 2003 and 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
1.     Summary of Significant Accounting Policies, Continued:
      Recently Issued Accounting Pronouncements – On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment”, which is a revision of SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. Pro forma disclosure of the income statement effects of share-based payments is no longer an alternative. SFAS No. 123(R) is effective for all stock-based awards granted on or after July 1, 2005. In addition, companies must also recognize compensation expense related to any awards that are not fully vested as of the effective date. Compensation expense for the unvested awards will be measured based on the fair value of the awards previously calculated in developing the pro forma disclosures in accordance with the provisions of SFAS No. 123. ALLTEL is currently assessing the impact of adopting SFAS 123(R) to its consolidated results of operations.

2.	Accounting Changes:
      Change in Accounting Estimate – The Company is routinely audited by federal, state and foreign taxing authorities. The outcome of these audits may result in the Company being assessed taxes in addition to amounts previously paid. Accordingly, ALLTEL maintains tax contingency reserves for such potential assessments. The reserves are determined based upon the Company’s best estimate of possible assessments by the Internal Revenue Service (“IRS”) or other taxing authorities and are adjusted, from time to time, based upon changing facts and circumstances. During the third quarter of 2004, the IRS completed its fieldwork related to the audits of the Company’s consolidated federal income tax returns for the fiscal years 1997 through 2001. As a result of the IRS issuing its proposed audit adjustments related to the periods under examination, ALLTEL reassessed its income tax contingency reserves to reflect the IRS findings. Based upon this reassessment, ALLTEL recorded a $129.3 million reduction in these reserves in the third quarter of 2004. The reserve adjustments primarily related to acquisition-related issues and included interest charges on potential assessments. The corresponding effects of the adjustments to the tax contingency reserves resulted in a reduction in goodwill of $94.5 million (see Note 4) and a reduction in income tax expense associated with continuing operations of $19.7 million. In addition, $15.1 million of the adjustments to the tax contingency reserves related to the financial services division of ALLTEL’s information services subsidiary, ALLTEL Information Services, Inc., that was sold to Fidelity National Financial Inc. (“Fidelity National”) on April 1, 2003. (See Note 12.) Pursuant to the terms of the sale agreement, ALLTEL retained, as of the date of sale, all income tax liabilities related to the sold operations and agreed to indemnify Fidelity National from any future tax liability imposed on the financial services division for periods prior to the date of sale. The adjustment of the tax contingency reserves related to the disposed financial services division has been reported as “discontinued operations”.
      Change in Accounting Principle – Except for certain wireline subsidiaries as further discussed below, ALLTEL adopted SFAS No. 143, “Accounting for Asset Retirement Obligations”, effective January 1, 2003. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, or normal use of the assets. SFAS No. 143 requires that a liability for an asset retirement obligation be recognized when incurred and reasonably estimable, recorded at fair value, and classified as a liability in the balance sheet. When the liability is initially recorded, the entity capitalizes the cost and increases the carrying value of the related long-lived asset. The liability is then accreted to its present value each period, and the capitalized cost is depreciated over the estimated useful life of the related asset. At the settlement date, the entity will settle the obligation for its recorded amount and recognize a gain or loss upon settlement. ALLTEL has evaluated the effects of SFAS No. 143 on its operations and has determined that, for telecommunications and other operating facilities in which the Company owns the underlying land, ALLTEL has no contractual or legal obligation to remediate the property if the Company were to abandon, sell or otherwise dispose of the property. Certain of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Accounting Changes, Continued:
Company’s cell site and switch site operating lease agreements contain clauses requiring restoration of the leased site at the end of the lease term. Similarly, certain of the Company’s lease agreements for office and retail locations require restoration of the leased site upon expiration of the lease term. Accordingly, ALLTEL is subject to asset retirement obligations associated with these leased facilities under the provisions of SFAS No. 143. The application of SFAS No. 143 to the Company’s cell site and switch site leases and leased office and retail locations did not have a material impact on ALLTEL’s consolidated results of operations, financial position, or cash flows as of and for the year ended December 31, 2003.
      In accordance with federal and state regulations, depreciation expense for ALLTEL’s wireline operations has historically included an additional provision for cost of removal. The additional cost of removal provision does not meet the recognition and measurement principles of an asset retirement obligation under SFAS No. 143. In December 2002, the Federal Communications Commission (“FCC”) notified wireline carriers that they should not adopt the provisions of SFAS No. 143 unless specifically required by the FCC in the future. As a result of the FCC ruling, ALLTEL continues to record a regulatory liability for cost of removal for its wireline subsidiaries that follow the accounting prescribed by SFAS No. 71. The regulatory liability for cost of removal included in accumulated depreciation amounted to $171.7 million and $160.6 million at December 31, 2004 and 2003, respectively. For the acquired Kentucky and Nebraska wireline operations not subject to SFAS No. 71, effective January 1, 2003, the Company ceased recognition of the cost of removal provision in depreciation expense and eliminated the cumulative cost of removal included in accumulated depreciation. The effect of these changes in 2003 was to decrease depreciation expense by $6.4 million and increase income before cumulative effect of accounting change by $4.0 million. The cumulative effect of retroactively applying these changes to periods prior to January 1, 2003, resulted in a non-cash credit of $15.6 million, net of income tax expense of $10.3 million, and was included in net income for the year ended December 31, 2003.

3.	Acquisitions:
      On December 1, 2004, ALLTEL completed the purchase of certain wireless assets from United States Cellular Corporation (“U.S. Cellular”) and TDS Telecommunications Corporation (“TDS Telecom”) for $148.2 million in cash, acquiring wireless properties with a potential service area covering approximately 584,000 potential customers (“POPs”) in Florida and Ohio. In addition, the Company also added partnership interests in seven ALLTEL-operated markets in Georgia, Mississippi, North Carolina, Ohio and Wisconsin. Prior to this acquisition, ALLTEL owned an approximate 42 percent interest in the Georgia market, which has a potential service area covering approximately 229,000 POPs, and ALLTEL owned a majority interest in the Mississippi, North Carolina, Ohio and Wisconsin markets. On November 2, 2004, the Company purchased for $35.6 million in cash wireless properties with a potential service area covering approximately 275,000 POPs in south Louisiana from SJI, a privately held company. During the fourth quarter of 2004, ALLTEL also acquired additional ownership interests in wireless properties in Louisiana and Wisconsin in which the Company owned a majority interest in exchange for $1.4 million in cash and a portion of the Company’s ownership interest in a wireless partnership serving the St. Louis, Missouri market.
      The accompanying consolidated financial statements include the accounts and results of operations of the acquired wireless properties from the dates of acquisition. During the fourth quarter of 2004, ALLTEL completed the purchase price allocation for each of these acquisitions based upon a fair value analysis of the tangible and identifiable intangible assets acquired. The excess of the aggregate purchase price over the fair market value of the tangible net assets acquired of $145.2 million was assigned to customer list, cellular licenses and goodwill. The customer lists recorded in connection with these transactions are being amortized on a straight-line basis over their estimated useful lives of four years. The cellular licenses are classified as indefinite-lived intangible assets and are not subject to amortization. The majority of the goodwill recorded in connection with the 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
3.     Acquisitions, Continued:
acquisitions was deductible for income tax purposes. The following table summarizes the fair value of the assets acquired and liabilities assumed for the various business combinations completed during 2004:

	Acquired from

	U.S.	TDS	SJI and	Combined
(Millions)	Cellular	Telecom	Other	Totals

Assets acquired:
Current assets	$2.0	$9.7	$2.2	$13.9
Property, plant and equipment	5.2	23.7	3.4	32.3
Goodwill	55.8	33.4	26.8	116.0
Cellular licenses	3.8	6.3	3.9	14.0
PCS licenses	—	—	0.6	0.6
Customer list	4.1	6.9	4.2	15.2
Other assets	0.7	0.3	—	1.0
Less investments in unconsolidated partnerships	—	(14.9)	(2.8)	(17.7)

Total assets acquired	71.6	65.4	38.3	175.3

Liabilities assumed:
Current liabilities	(1.8)	(2.4)	(1.4)	(5.6)
Other liabilities	(1.6)	—	(4.6)	(6.2)

Total liabilities assumed	(3.4)	(2.4)	(6.0)	(11.8)

Minority interest liability acquired	16.8	0.2	4.6	21.6

Net cash paid	$85.0	$63.2	$36.9	$185.1

      On August 29, 2003, the Company purchased for $22.8 million in cash a wireless property with a potential service area covering approximately 205,000 POPs in an Arizona Rural Service Area (“RSA”). During the third quarter of 2003, the Company also purchased for $5.7 million in cash additional ownership interests in wireless properties in Mississippi, New Mexico and Virginia in which the Company owned a majority interest. The Company completed the purchase price allocation for these acquisitions based upon a fair value analysis of the tangible and identifiable intangible assets acquired. The excess of the aggregate purchase price over the fair market value of the tangible net assets acquired of $25.4 million was assigned to cellular licenses and goodwill.
      On April 1, 2003, the Company paid $7.5 million in cash to increase its ownership interest from 43 percent to approximately 86 percent in a wireless property with a potential service area covering approximately 145,000 POPs in a Wisconsin RSA. During the second quarter of 2003, ALLTEL completed the purchase price allocation of this acquisition based upon a fair value analysis of the tangible and identifiable intangible assets acquired. The excess of the aggregate purchase price over the fair market value of the tangible net assets acquired of $3.0 million was assigned to customer list, cellular licenses and goodwill.
      On February 28, 2003, ALLTEL purchased for $72.0 million in cash wireless properties with a potential service area covering approximately 370,000 POPs in southern Mississippi, from Cellular XL Associates (“Cellular XL”), a privately held company. Of the total purchase price, ALLTEL paid $64.6 million to Cellular XL at the date of purchase with the remaining cash payment, subject to adjustments as specified in the purchase agreement, payable with interest, 12 months after the closing date. The remaining cash payment, as adjusted, of $7.5 million was paid on February 29, 2004. ALLTEL completed the purchase price allocation of this acquisition based upon a fair value analysis of the tangible and identifiable intangible assets acquired. The excess of the aggregate purchase price over the fair market value of the tangible net assets acquired of $67.0 million was assigned to customer list, cellular licenses and goodwill. On February 28, 2003, the Company also purchased for $60.0 million in cash the remaining ownership interest in wireless properties with a potential service area covering approximately 355,000 POPs in two Michigan RSAs. Prior to this acquisition, ALLTEL owned

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
3.     Acquisitions, Continued:
approximately 49 percent of the Michigan properties. The Company completed the purchase price allocation of this acquisition based upon a fair value analysis of the tangible and identifiable intangible assets acquired. The excess of the aggregate purchase price over the fair market value of the tangible net assets acquired of $46.8 million was assigned to customer list, cellular licenses and goodwill.
      The accompanying consolidated financial statements include the accounts and results of operations of the acquired wireless properties from the dates of acquisition. The customer lists recorded in connection with these transactions are being amortized on a straight-line basis over their estimated useful lives of six years. The cellular licenses are classified as indefinite-lived intangible assets and are not subject to amortization. Substantially all of the goodwill recorded in connection with the 2003 acquisitions was deductible for income tax purposes. The following table summarizes the fair value of the assets acquired and liabilities assumed for the various business combinations completed during 2003:

	Acquired from

		Michigan
	Cellular	Minority		Combined
(Millions)	XL	Partners	Other	Totals

Assets acquired:
Current assets	$0.4	$4.9	$4.2	$9.5
Property, plant and equipment	5.4	22.5	8.2	36.1
Goodwill	53.4	35.4	4.2	93.0
Cellular licenses	9.6	8.0	23.8	41.4
Customer list	4.0	3.4	0.4	7.8
Less investments in unconsolidated partnerships	—	(12.5)	(4.5)	(17.0)

Total assets acquired	72.8	61.7	36.3	170.8

Liabilities assumed:
Current liabilities	(8.2)	(1.7)	(1.9)	(11.8)

Total liabilities assumed	(8.2)	(1.7)	(1.9)	(11.8)

Minority interest liability acquired	—	—	1.6	1.6

Net cash paid	$64.6	$60.0	$36.0	$160.6

      On August 1, 2002, ALLTEL purchased substantially all of the wireless assets owned by CenturyTel, Inc. (“CenturyTel”) for approximately $1.59 billion in cash. In this transaction, ALLTEL added properties representing approximately 8.3 million POPs, and acquired approximately 762,000 wireless customers, minority partnership interests in cellular operations representing approximately 1.8 million proportionate POPs and PCS licenses covering 1.3 million POPs in Wisconsin and Iowa. The accompanying consolidated financial statements include the accounts and results of operations of the acquired wireless properties from the date of acquisition. During the third quarter of 2002, the Company completed the purchase price allocation of this acquisition based upon the appraised fair values of the property, plant and equipment and identifiable intangible assets acquired. The excess of the aggregate purchase price over the fair market value of the tangible net assets acquired of $1.38 billion was assigned to customer list, cellular licenses and goodwill. The customer list recorded in connection with this transaction is being amortized on a straight-line basis over its estimated useful life of six years. The cellular licenses are classified as indefinite-lived intangible assets and are not subject to amortization. Of the total amount assigned to goodwill, approximately $481.0 million is expected to be deductible for income tax purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
3.     Acquisitions, Continued:
      On August 1, 2002, ALLTEL also completed the purchase of local telephone properties serving approximately 589,000 wireline customers in Kentucky from Verizon Communications, Inc. (“Verizon”) for approximately $1.93 billion in cash. Upon signing of the purchase agreement in October 2001, ALLTEL paid Verizon a deposit equal to 10 percent of the total purchase price, or $190.7 million, with the balance of the cash payment (net of accrued interest on the deposit) due at the time the transaction was completed. The accompanying consolidated financial statements include the accounts and results of operations of the acquired wireline properties from the date of acquisition. During the fourth quarter of 2002, the Company completed the purchase price allocation of this acquisition based upon the appraised fair values of the property, plant and equipment and identifiable intangible assets acquired. The excess of the aggregate purchase price over the fair market value of the tangible net assets acquired of $1.34 billion was assigned to customer list, franchise rights and goodwill. The customer list recorded in connection with this transaction is being amortized on a straight-line basis over its estimated useful life of ten years. The franchise rights are classified as indefinite-lived intangible assets and are not subject to amortization. Of the total amount assigned to goodwill, approximately $1.0 billion is expected to be deductible for income tax purposes.
      During 2002, ALLTEL also purchased a wireline property in Georgia and acquired additional ownership interests in wireless properties in Arkansas, Louisiana and Texas. In connection with these acquisitions, the Company paid $35.0 million in cash and assigned the excess of the aggregate purchase price over the fair market value of the tangible net assets acquired of $31.0 million to goodwill. In connection with the CenturyTel and Verizon acquisitions discussed above, the Company recorded integration expenses and other charges in 2002. (See Note 9.)
      The following table summarizes the fair value of the assets acquired and liabilities assumed for the various business combinations completed during 2002:

	Acquired from

	Century			Combined
(Millions)	Tel	Verizon	Other	Totals

Assets acquired:
Current assets	$57.2	$38.0	$1.2	$96.4
Investments	77.9	—	—	77.9
Property, plant and equipment	192.9	608.6	10.7	812.2
Goodwill	1,075.5	1,003.1	31.0	2,109.6
Cellular licenses	214.0	—	—	214.0
PCS licenses	1.6	—	—	1.6
Franchise rights	—	265.0	—	265.0
Customer list	89.0	67.6	—	156.6
Other assets	0.4	—	2.9	3.3

Total assets acquired	1,708.5	1,982.3	45.8	3,736.6

Liabilities assumed:
Current liabilities	(55.6)	(44.6)	(1.7)	(101.9)
Long-term debt	—	—	(9.1)	(9.1)
Other liabilities	(57.6)	(9.0)	—	(66.6)

Total liabilities assumed	(113.2)	(53.6)	(10.8)	(177.6)

Net cash paid	$1,595.3	$1,928.7	$35.0	$3,559.0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
3.     Acquisitions, Continued:
      The purchase prices paid for each of the transactions discussed above were based on estimates of future cash flows of the properties acquired. ALLTEL paid a premium (i.e., goodwill) over the fair value of the net tangible and identified intangible assets acquired for a number of reasons, including but not limited to the following: the 2004 acquisitions expanded the Company’s wireless operations into new markets in Florida, Louisiana and Ohio and added a combined 92,000 new wireless customers to ALLTEL’s communications customer base. The 2003 acquisitions expanded the Company’s wireless footprint into new markets across Arizona, Michigan, Mississippi and Wisconsin and added a combined 147,000 new wireless customers to ALLTEL’s communications customer base. The 2002 purchase of wireless properties from CenturyTel expanded the Company’s wireless footprint into new markets across Arkansas, Louisiana, Michigan, Mississippi, Texas and Wisconsin. Similarly, the wireline properties acquired from Verizon overlap ALLTEL’s existing wireless service in northeastern Kentucky. The scale and scope of ALLTEL’s entire communications business was enhanced by the CenturyTel and Verizon acquisitions through the combined addition of 1,351,000 geographically clustered communications customers. As a result, fixed operating costs can be spread over a larger base with very little incremental overhead added. Additionally, in the wireless properties acquired in 2004, 2003 and 2002, ALLTEL should realize, over time, accelerated customer growth and higher average revenue per customer as a result of the Company’s higher revenue national rate plans. Finally, the wireline operations in Kentucky generated a lower operating margin than ALLTEL’s wireline business primarily due to cost structure differences. ALLTEL believes, over time, that the Company can improve the margins in the acquired Kentucky operations to be more in line with the margins in its existing wireline operations.
      Unaudited pro forma financial information related to the Company’s 2004 and 2003 acquisitions has not been presented because these acquisitions, individually or in the aggregate were not material to the Company’s consolidated results of operations for the years ended December 31, 2004 and 2003.
      The following unaudited pro forma consolidated results of operations of the Company for the year ended December 31, 2002 assumes that the acquisition of wireless properties from CenturyTel and the acquisition of wireline properties from Verizon were completed as of January 1, 2002:

(Millions, except per share amounts)	2002

Revenues and sales	$7,602.7
Income from continuing operations	$923.5
Earnings per share from continuing operations:
Basic	$2.97
Diluted	$2.96
Income before cumulative effect of accounting change	$997.7
Earnings per share before cumulative effect of accounting change:
Basic	$3.21
Diluted	$3.19
Net income	$997.7
Earnings per share:
Basic	$3.21
Diluted	$3.19
      The pro forma amounts represent the historical operating results of the properties acquired from CenturyTel and Verizon with appropriate adjustments that give effect to depreciation and amortization and interest expense. The effects of the other non-acquisition related items discussed in Notes 9 and 10 are included in the pro forma amounts presented above. The pro forma amounts are not necessarily indicative of the operating results that would have occurred if the acquired properties had been operated by ALLTEL during the periods presented. In

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
3.     Acquisitions, Continued:
addition, the pro forma amounts do not reflect potential cost savings related to full network optimization and the redundant effect of selling, general and administrative expenses.

4.	Goodwill and Other Intangible Assets:
      The changes in the carrying amount of goodwill by business segment were as follows:

			Communications
			Support
(Millions)	Wireless	Wireline	Services	Total

Balance at December 31, 2002	$3,519.7	$1,247.7	$2.3	$4,769.7
Acquired during the period	93.0	—	—	93.0
Other adjustments	(8.4)	(0.1)	—	(8.5)

Balance at December 31, 2003	3,604.3	1,247.6	2.3	4,854.2
Acquired during the period	116.0	—	—	116.0
Other — reversal of income tax contingency reserves	(94.5)	—	—	(94.5)

Balance at December 31, 2004	$3,625.8	$1,247.6	$2.3	$4,875.7

      The carrying value of indefinite-lived intangible assets other than goodwill were as follows at December 31:

(Millions)	2004	2003

Cellular licenses	$775.6	$761.6
PCS licenses	79.1	78.5
Franchise rights — wireline	265.0	265.0

	$1,119.7	$1,105.1

      Intangible assets subject to amortization were as follows at December 31:

	2004

	Gross	Accumulated	Net Carrying
(Millions)	Cost	Amortization	Value

Customer lists	$397.6	$(218.8)	$178.8
Franchise rights	22.5	(14.9)	7.6

	$420.1	$(233.7)	$186.4

	2003

	Gross	Accumulated	Net Carrying
(Millions)	Cost	Amortization	Value

Customer lists	$382.4	$(159.6)	$222.8
Franchise rights	22.5	(13.4)	9.1

	$404.9	$(173.0)	$231.9

      Intangible assets subject to amortization are amortized on a straight-line basis over their estimated useful lives, which are 4 to 10 years for customer lists and 15 years for franchise rights. Amortization expense for intangible assets subject to amortization was $60.7 million in 2004, $60.3 million in 2003 and $45.4 million in 2002. Amortization expense for intangible assets subject to amortization is estimated to be $63.4 million in 2005, $44.8 million in 2006, $28.1 million in 2007, $21.5 million in 2008 and $8.5 million in 2009. See Note 3 for a discussion of the acquisitions completed during 2004 and 2003 that resulted in the recognition of goodwill and other intangible assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
5. Debt:
      Long-term debt was as follows at December 31:

(Millions)	2004	2003

Issued by ALLTEL Corporation:
Equity unit notes, 6.25%, due 2007(a)	$1,385.0	$1,385.0
Debentures and notes, without collateral:
7.25%, due 2004	—	250.0
6.75%, due 2005	200.0	200.0
7.00%, due 2012	800.0	800.0
6.50%, due 2013	200.0	200.0
7.00%, due 2016	300.0	300.0
6.80%, due 2029	300.0	300.0
7.875%, due 2032	700.0	700.0
Collateralized notes, 10.00%, due 2005 and 2010	0.4	0.4
Industrial revenue bonds, 2.83% and 3.00%, due 2008	2.6	3.3
Issued by subsidiaries of ALLTEL Corporation:
Debentures and notes, without collateral:
ALLTEL Communications Inc. – 9.00%, due 2006	174.3	166.7
ALLTEL Communications Inc. – 7.50%, due 2006(b)	450.0	450.0
ALLTEL Communications Inc. – 6.65%, due 2008(b)	100.0	100.0
ALLTEL Communications Inc. – 7.60%, due 2009(b)	200.0	200.0
ALLTEL Ohio Limited Partnership – 8.00%, due 2010(b)	425.0	425.0
ALLTEL Georgia Communications Corp. – 6.50%, due 2004 to 2013	90.0	100.0
ALLTEL Communications Holdings of the Midwest, Inc. – 6.75%, due 2028	100.0	100.0
Other subsidiaries – 7.00% to 9.55%, due 2009 to 2018	94.0	106.1
First mortgage bonds – 6.00%, due 2005	2.1	6.5
Market value of interest rate swaps	67.1	79.7
Discount on long-term debt	(13.1)	(14.3)

	5,577.4	5,858.4
Less current maturities	(225.0)	(277.2)

Total long-term debt	$5,352.4	$5,581.2

Weighted rate	7.1%	7.1%
Weighted maturity	9 years	10 years
Notes:

(a)	Interest rate will be reset on or after February 17, 2005.

(b)	Repayment of subsidiary’s debt obligation guaranteed by ALLTEL Corporation.
      Commercial Paper – The Company has established a commercial paper program with a maximum borrowing capacity of $1.5 billion. Commercial paper borrowings consist of discounted notes that are exempt from registration under the Securities Act of 1933. Commercial paper borrowings are classified as long-term debt, because borrowings under this program are intended to be maintained on a long-term basis and are supported by the revolving credit agreement.
      Revolving Credit Agreement – The Company has a five-year $1.5 billion unsecured line of credit under a revolving credit agreement with an expiration date of July 28, 2009. Commercial paper borrowings are deducted in determining the total amount available for borrowing under the revolving credit agreement. Accordingly, the total amount outstanding under the commercial paper program and the indebtedness incurred under the revolving credit agreement may not exceed $1.5 billion. At December 31, 2004, the amount available for borrowing under

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
5.     Debt, Continued:
the revolving credit agreement was $1.5 billion. The revolving credit agreement contains various covenants and restrictions including a requirement that, at the end of each calendar quarter, ALLTEL maintain a total debt-to-capitalization ratio of less than 65 percent. For purposes of calculating this ratio under the agreement, total debt would include amounts classified as long-term debt (excluding mark-to-market adjustments for interest rate swaps), current maturities of long-term debt outstanding, short-term debt and any letters of credit or other guarantee obligations. As of December 31, 2004, the Company’s long-term debt to capitalization ratio was 43.7 percent. In addition, the indentures and borrowing agreements, as amended, provide, among other things, for various restrictions on the payment of dividends by the Company. Retained earnings unrestricted as to the payment of dividends by the Company amounted to $6,142.2 million at December 31, 2004.
      Equity Units – During 2002, the Company issued and sold 27.7 million equity units in an underwritten public offering and received net proceeds of $1.34 billion. Each equity unit consists of a corporate unit, with a $50 stated amount, comprised of a purchase contract and $50 principal amount of senior notes. The corporate unit may be converted by the holder into a treasury unit consisting of the purchase contract and a treasury portfolio of zero-coupon U.S. Government treasury securities by substituting the treasury securities for the senior notes. The holder of an equity unit owns the underlying senior notes or treasury portfolio but has pledged the senior notes or treasury portfolio to ALLTEL to secure the holder’s obligations under the purchase contract. The purchase contract obligates the holder to purchase, and obligates ALLTEL to sell, on May 17, 2005, for $50, a variable number of newly issued common shares of ALLTEL. The number of ALLTEL shares issued will be determined at the time the purchase contracts are settled based upon the then current price of ALLTEL’s common stock. If the price of ALLTEL’s common stock is equal to or less than $49.50, then ALLTEL will deliver 1.0101 shares to the holder of the equity unit. If the price of ALLTEL’s common stock is greater than $49.50 but less than $60.39, then ALLTEL will deliver a fraction of shares equal to $50 divided by the then current price of ALLTEL’s common stock. Finally, if the price of ALLTEL’s common stock is equal to or greater than $60.39, then ALLTEL will deliver 0.8280 shares to the holder. Accordingly, upon settlement of the purchase contracts on May 17, 2005, ALLTEL will receive proceeds of approximately $1.4 billion and will deliver between 22.9 million and 28.0 million common shares in the aggregate. The proceeds will be credited to shareholders’ equity and allocated between the common stock and additional paid-in-capital accounts. ALLTEL will make quarterly contract adjustment payments to the equity unit holders at a rate of 1.50 percent of the stated amount per year until the purchase contract is settled, although the Company has the right to defer these payments until no later than May 17, 2005.
      Each corporate unit also included $50 principal amount of senior notes that will mature on May 17, 2007. The notes are pledged by the holders to secure their obligations under the purchase contracts. ALLTEL will make quarterly interest payments to the holders of the notes initially at an annual rate of 6.25 percent. On or after February 17, 2005, the notes will be remarketed. At that time, ALLTEL’s remarketing agent will be entitled to reset the interest rate on the notes in order to generate sufficient remarketing proceeds to satisfy the holder’s obligation under the purchase contract. In the event of a successful initial remarketing, the interest rate on the senior notes will be reset on February 14, 2005. If the initial remarketing of the senior notes fails, a final remarketing will be attempted on May 12, 2005. In the event of an unsuccessful final remarketing, the Company will exercise its rights as a secured party to obtain and extinguish the notes. The total distributions payable on the equity units are at an annual rate of 7.75 percent, consisting of interest (6.25 percent) and contract adjustment payments (1.50 percent). The corporate units are listed on the New York Stock Exchange under the symbol “AYZ”.
      The present value of the contract adjustment payments of $57.1 million was accrued upon the issuance of the equity units as a charge to additional paid-in capital with the related liability included in other liabilities in the accompanying consolidated balance sheets. Subsequent contract adjustment payments are allocated between this liability account and interest expense based on a constant rate calculation over the life of the transaction.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
5.     Debt, Continued:
Additional paid-in capital for 2002 also included a charge of $36.0 million representing a portion of the equity unit issuance costs that were allocated to the purchase contracts.
      Interest expense was as follows for the years ended December 31:

(Millions)	2004	2003	2002

Interest expense related to long-term debt	$408.5	$434.4	$397.5
Other interest	0.9	1.7	1.8
Effects of interest rate swaps	(40.2)	(42.3)	(28.3)
Less capitalized interest	(16.7)	(15.2)	(15.9)

	$352.5	$378.6	$355.1

      Maturities and sinking fund requirements for the four years after 2005 for long-term debt outstanding as of December 31, 2004, were $647.1 million, $1,407.8 million, $124.2 million and $223.6 million, respectively.

6.	Financial Instruments and Investments:
      The carrying amount of cash and short-term investments approximates fair value due to the short term nature of the instruments. The fair values of the Company’s investments, long-term debt, redeemable preferred stock and interest rate swaps were as follows at December 31:

	2004		2003

	Fair	Carrying	Fair	Carrying
(Millions)	Value	Amount	Value	Amount

Investments	$804.9	$804.9	$722.7	$722.7
Long-term debt, including current maturities	$6,111.7	$5,577.4	$6,650.9	$5,858.4
Redeemable preferred stock	$10.4	$0.9	$9.1	$1.0
Interest rate swaps	$67.1	$67.1	$79.7	$79.7
      The fair value of investments was based on quoted market prices and the carrying value of investments for which there were no quoted market prices. The fair value of long-term debt, including current maturities, was estimated based on the overall weighted rates and maturities of the Company’s long-term debt compared to rates and terms currently available in the long-term financing markets. The fair value of the redeemable preferred stock was estimated based on the conversion of the Series D convertible redeemable preferred stock to common stock of the Company. Fair values of the interest rate swaps were based on quoted market prices. There was no impact to earnings due to hedge ineffectiveness for the interest rate swaps designated as fair value hedges. The fair value of all other financial instruments was estimated by management to approximate carrying value.

7.	Stock-Based Compensation Plans:
      Under the Company’s stock-based compensation plans, ALLTEL may grant fixed and performance-based incentive and non-qualified stock options, restricted stock, and other equity securities to officers and other management employees. The maximum number of shares of the Company’s common stock that may be issued to officers and other management employees under all stock option plans in effect at December 31, 2004 was 31.7 million shares. Fixed options granted under the stock option plans generally become exercisable over a period of one to five years after the date of grant. Certain fixed options granted in 2000 become exercisable in increments of 50%, 25% and 25% over a five-year period beginning three years after the date of grant. Certain fixed options granted in 1997 become exercisable in equal increments over a six-year period beginning three years after the date of grant. During 2004, the Company granted 170,996 shares of restricted stock to certain

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
7.     Stock-Based Compensation Plans, Continued:
senior management employees. The restricted shares vest in equal increments over a three-year period from the date of grant.
      Under the Company’s stock option plan for non-employee directors (the “Directors’ Plan”), the Company grants fixed, non-qualified stock options to directors for up to 1.0 million shares of common stock. Under the Directors’ Plan, directors receive a one-time option grant to purchase 10,000 shares of common stock when they join the Board. Directors are also granted each year, on the date of the annual meeting of stockholders, an option to purchase a specified number of shares of common stock (currently 6,500 shares). Options granted under the Directors’ Plan become exercisable the day immediately preceding the date of the first annual meeting of stockholders following the date of grant.
      For all plans, the exercise price of the option equals the market value of ALLTEL’s common stock on the date of grant. For fixed stock options, the maximum term for each option granted is 10 years. The fair value of each stock option granted as identified below was calculated using the Black-Scholes option-pricing model and the following weighted average assumptions:

	2004	2003	2002

Expected life	4.9 years	4.9 years	5.0 years
Expected volatility	30.7%	32.4%	29.7%
Dividend yield	2.9%	2.9%	2.5%
Risk-free interest rate	3.2%	3.0%	4.6%
      Set forth below is certain information related to stock options outstanding under ALLTEL’s stock-based compensation plans:

	(Thousands)			Weighted Average Price Per
	Shares			Share

	2004	2003	2002	2004	2003	2002

Outstanding at beginning of period	15,912.3	18,317.5	16,254.5	$55.32	$55.24	$54.45
Granted	1,351.3	2,097.2	3,146.3	50.78	48.87	54.72
Exercised	(690.3)	(1,462.8)	(610.6)	38.57	34.09	28.03
Forfeited	(651.0)	(3,039.6)	(472.7)	57.86	60.56	59.76
Expired	—	—	—	—	—	—

Outstanding at end of period	15,922.3	15,912.3	18,317.5	$55.56	$55.32	$55.24

Exercisable at end of period	10,075.3	8,267.1	7,180.7	$55.66	$53.04	$48.02
Non-vested at end of period	5,847.0	7,645.2	11,136.8
Weighted average fair value of stock options granted during the year	$13.52	$13.72	$14.19

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
7.     Stock-Based Compensation Plans, Continued:
      The following is a summary of stock options outstanding as of December 31, 2004:

	Options Outstanding			Options Exercisable

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number of	Remaining	Exercise Price	Number of	Exercise Price
Exercise Price	Shares	Contractual Life	Per Share	Shares	Per Share

$20.24–$26.95	101.1	1.8 years	$26.23	101.1	$26.23
$29.47–$37.75	2,050.1	2.5 years	33.46	2,048.0	33.45
$39.19–$47.30	925.4	6.3 years	45.16	504.3	44.18
$50.22–$58.46	5,640.1	3.8 years	52.78	1,716.5	53.83
$61.77–$68.25	7,053.1	5.3 years	65.63	5,552.9	65.53
$70.75–$73.13	152.5	4.6 years	72.31	152.5	72.31

	15,922.3	4.4 years	$55.56	10,075.3	$55.66

8.	Employee Benefit Plans and Postretirement Benefits Other Than Pensions:
      The Company maintains a qualified defined benefit pension plan, which covers substantially all employees other than employees of ALLTEL’s directory publishing subsidiary. The Company also maintains a supplemental executive retirement plan that provides unfunded, non-qualified supplemental retirement benefits to a select group of management employees. In addition, the Company has entered into individual retirement agreements with certain retired executives providing for unfunded supplemental pension benefits. The Company provides postretirement healthcare and life insurance benefits for eligible employees. Employees share in the cost of these benefits. The Company funds the accrued costs of these plans as benefits are paid.
      The components of pension expense, including provision for executive retirement agreements, and postretirement expense were as follows for the years ended December 31:

	Pension Benefits			Postretirement Benefits

(Millions)	2004	2003	2002	2004	2003	2002

Benefits earned during the year	$30.5	$26.6	$27.1	$0.5	$0.6	$0.6
Interest cost on benefit obligation	51.9	52.2	48.2	16.5	14.8	13.3
Amortization of transition (asset) obligation	—	(1.2)	(2.2)	0.9	0.8	0.8
Amortization of prior service (credit) cost	0.2	(0.1)	(3.7)	1.6	1.5	1.6
Recognized net actuarial loss	19.9	20.7	0.2	9.3	7.3	5.2
Effects of Medicare subsidy	—	—	—	(2.9)	—	—
Expected return on plan assets	(70.5)	(57.2)	(60.8)	—	—	—

Total net periodic benefit expense	$32.0	$41.0	$8.8	$25.9	$25.0	$21.5

      As a component of determining its annual pension cost, ALLTEL amortizes unrecognized gains or losses that exceed 17.5 percent of the greater of the projected benefit obligation or market-related value of plan assets on a straight-line basis over five years. Unrecognized actuarial gains and losses below the 17.5 percent corridor are amortized over the average remaining service life of active employees (approximately 14 years). The Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
8.     Employee Benefit Plans and Postretirement Benefits Other Than Pensions, Continued:
uses a December 31 measurement date for its employee benefit plans. Actuarial assumptions used to calculate the pension and postretirement expense were as follows for the years ended December 31:

	Pension Benefits			Postretirement Benefits

	2004	2003	2002	2004	2003	2002

Discount rate	6.40%	6.85%	7.25%	6.40%	6.85%	7.25%
Expected return on plan assets	8.50%	8.50%	8.50%	—	—	—
Rate of compensation increase	3.50%	3.50%	4.50%	—	—	—
      A summary of plan assets, projected benefit obligation and funded status of the plans were as follows at December 31:

	Pension Benefits		Postretirement Benefits

(Millions)	2004	2003	2004	2003

Fair value of plan assets at beginning of year	$862.8	$692.9	$—	$—
Employer contributions	104.9	104.9	15.7	14.1
Participant contributions	—	—	5.7	4.4
Actual return on plan assets	90.1	136.8	—	—
Benefits paid	(56.6)	(71.8)	(21.4)	(18.5)

Fair value of plan assets at end of year	1,001.2	862.8	—	—

Projected benefit obligation at beginning of year	889.5	802.5	254.6	202.2
Benefits earned	30.5	26.6	0.5	0.6
Interest cost on projected benefit obligation	51.9	52.2	16.5	14.8
Participant contributions	—	—	5.7	4.4
Plan amendments	2.0	7.9	2.3	—
Effects of Medicare subsidy	—	—	(18.3)	—
Actuarial loss	85.6	72.1	2.2	51.1
Benefits paid	(56.6)	(71.8)	(21.4)	(18.5)

Projected benefit obligation at end of year	1,002.9	889.5	242.1	254.6

Plan assets less than projected benefit obligation	(1.7)	(26.7)	(242.1)	(254.6)
Unrecognized actuarial loss	226.9	181.7	92.2	114.8
Unrecognized prior service cost	10.2	7.5	15.4	14.7
Unrecognized net transition obligation	—	—	6.6	7.5

Net amount recognized	$235.4	$162.5	$(127.9)	$(117.6)

Amounts recognized in the consolidated balance sheet:
Prepaid benefit cost	$284.8	$210.6	$—	$—
Accrued benefit cost liability	(49.4)	(48.1)	(127.9)	(117.6)

Net amount recognized	$235.4	$162.5	$(127.9)	$(117.6)

      Employer contributions and benefits paid in the above table included amounts contributed directly to or paid directly from both the retirement plans and from Company assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
8.     Employee Benefit Plans and Postretirement Benefits Other Than Pensions, Continued:
      The accumulated benefit obligation for all defined benefit pension plans was $916.2 million and $802.0 million at December 31, 2004 and 2003, respectively. For the supplemental retirement pension plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation and accumulated benefit obligation were $61.3 million and $55.4 million at December 31, 2004, respectively, and $63.5 million and $57.0 million at December 31, 2003, respectively. There are no assets held in these supplemental retirement pension plans, as the Company funds the accrued costs of the plans as benefits are paid.
      Actuarial assumptions used to calculate the projected benefit obligations were as follows for the years ended December 31:

	Pension		Postretirement
	Benefits		Benefits

	2004	2003	2004	2003

Discount rate	6.00%	6.40%	6.00%	6.40%
Expected return on plan assets	8.50%	8.50%	—	—
Rate of compensation increase	3.50%	3.50%	—	—
      In developing the expected long-term rate of return assumption, ALLTEL evaluated historical investment performance and input from its investment advisors. Projected returns by such advisors were based on broad equity and bond indices. The Company also considered the pension plan’s historical returns since 1975 of 11.1 percent. The expected long-term rate of return on qualified pension plan assets is based on a targeted asset allocation of 70 percent to equities, with an expected long-term rate of return of 10 percent, and 30 percent to fixed income assets, with an expected long-term rate of return of 5 percent.
      The asset allocation at December 31, 2004 and 2003 and target allocation for 2005 for the Company’s qualified defined benefit pension plan by asset category were as follows:

		Percentage of Plan
		Assets At
		December 31:
	Target Allocation
Asset Category	2005	2004	2003

Equity securities	62.5% — 77.5%	65.6%	66.1%
Fixed income securities	15.0% — 35.0%	23.3%	19.9%
Money market and other short-term interest bearing securities	0.0% — 7.5%	11.1%	14.0%

		100.0%	100.0%
      Primarily due to cash contributions funded to the qualified pension plan by ALLTEL in late December of each year that had not yet been reinvested, the actual asset allocations at December 31, 2004 and 2003 differed from the plan’s target allocation. During 2004, the qualified pension plan liquidated its investment in ALLTEL common stock. Equity securities at December 31, 2003 included ALLTEL common stock of $33.2 million, or 4 percent of total plan assets. The Company’s investment strategy is to maintain a diversified asset portfolio expected to provide long-term asset growth. Investments are generally restricted to marketable securities, with investments in real estate, venture capital, leveraged or other high-risk derivatives not permitted. Equity securities include stocks of both large and small capitalization domestic and international companies. Fixed income securities include securities issued by the U.S. Government and other governmental agencies, asset-backed securities and debt securities issued by domestic and international companies. Investments in money market and other short-term interest bearing securities are maintained to provide liquidity for benefit payments with protection of principal being the primary objective.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
8.     Employee Benefit Plans and Postretirement Benefits Other Than Pensions, Continued:
      Information regarding the healthcare cost trend rate was as follows for the years ended December 31:

	2004	2003

Healthcare cost trend rate assumed for next year	10.00%	11.00%
Rate that the cost trend rate ultimately declines to	5.00%	5.00%
Year that the rate reaches the rate it is assumed to remain at	2010	2010
      For the year ended December 31, 2004, a one percent increase in the assumed healthcare cost trend rate would increase the postretirement benefit cost by approximately $1.6 million, while a one percent decrease in the rate would reduce the postretirement benefit cost by approximately $1.3 million. As of December 31, 2004, a one percent increase in the assumed healthcare cost trend rate would increase the postretirement benefit obligation by approximately $20.8 million, while a one percent decrease in the rate would reduce the postretirement benefit obligation by approximately $17.6 million.
      Estimated future employer contributions and benefit payments were as follows as of December 31, 2004:

	Pension	Postretirement
(Millions)	Benefits	Benefits

Expected employer contributions for 2005	$5.2	$17.2
Expected benefit payments:
2005	$49.9	$17.2
2006	49.0	15.8
2007	50.3	16.7
2008	52.1	17.6
2009	54.4	18.2
2010 — 2014	324.7	93.0
      The expected employer contribution for pension benefits consists solely of amounts necessary to fund the expected benefit payments related to the unfunded supplemental retirement pension plans. ALLTEL does not expect that any contribution to the qualified defined pension plan calculated in accordance with the minimum funding requirements of the Employee Retirement Income Security Act of 1974 will be required in 2005. Future discretionary contributions to the plan will depend on various factors, including future investment performance, changes in future discount rates and changes in the demographics of the population participating in the Company’s qualified pension plan. Expected benefit payments include amounts to be paid from the plans or directly from Company assets, and exclude amounts that will be funded by participant contributions to the plans.
      Under the Medicare Prescription Drug, Improvement and Modernization Act of 2003, (the “Act”) beginning in 2006, the Act will provide a prescription drug benefit under Medicare Part D, as well as a federal subsidy to plan sponsors of retiree healthcare plans that provide a prescription drug benefit to their participants that is at least actuarially equivalent to the benefit that will be available under Medicare. The amount of the federal subsidy will be based on 28 percent of an individual beneficiary’s annual eligible prescription drug costs ranging between $250 and $5,000. On May 19, 2004, the Financial Accounting Standards Board issued Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FSP No. 106-2”). FSP No. 106-2 clarified that the federal subsidy provided under the Act should be accounted for as an actuarial gain in calculating the accumulated postretirement benefit obligation and annual postretirement expense. As of December 31, 2004, the Department of Health and Human Services had yet to issue final regulations on the determination of actuarial equivalence and the federal subsidy. Based on its current understanding of the Act, ALLTEL determined that a substantial portion of the prescription drug benefits provided under its postretirement benefit plan would be deemed actuarially equivalent to the benefits provided under Medicare Part D. Effective July 1, 2004, ALLTEL prospectively adopted FSP No. 106-2

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
8.     Employee Benefit Plans and Postretirement Benefits Other Than Pensions, Continued:
and remeasured its accumulated postretirement benefit obligation as of that date to account for the federal subsidy, the effects of which resulted in an $18.3 million reduction in the Company’s accumulated postretirement benefit obligation and a $2.9 million reduction in the Company’s 2004 postretirement expense. On January 21, 2005, the Department of Health and Human Services issued final federal regulations related to the federal subsidy. ALLTEL is currently evaluating the effects, if any, that these final rules may have on its future benefit costs and accumulated postretirement benefit obligation.
      ALLTEL has a non-contributory defined contribution plan in the form of profit-sharing arrangements for eligible employees. The amount of profit-sharing contributions to the plan is determined annually by ALLTEL’s Board of Directors. Profit-sharing expense amounted to $21.3 million in 2004, $21.9 million in 2003 and $32.3 million in 2002. The Company also sponsors employee savings plans under section 401(k) of the Internal Revenue Code, which cover substantially all full-time employees, except bargaining unit employees. Employees may elect to contribute to the plans a portion of their eligible pretax compensation up to certain limits as specified by the plans. ALLTEL also makes annual contributions to the plans. Expense recorded by ALLTEL related to these plans amounted to $7.1 million in 2004, $7.3 million in 2003 and $10.9 million in 2002.

9.	Restructuring and Other Charges:
      A summary of the restructuring and other charges recorded in 2004 was as follows:

			Communications
			Support	Corporate
(Millions)	Wireless	Wireline	Services	Operations	Total

Severance and employee benefit costs	$8.6	$11.2	$0.5	$2.1	$22.4
Relocation costs	2.7	1.2	0.1	0.1	4.1
Lease and contract termination costs	0.5	(1.9)	—	(0.1)	(1.5)
Write-down in carrying value of certain facilities	0.7	—	—	24.1	24.8
Other exit costs	0.4	0.7	—	—	1.1

Total restructuring and other charges	$12.9	$11.2	$0.6	$26.2	$50.9

      In January 2004, the Company announced its plans to reorganize its operations and support teams. Also, during February 2004, the Company announced its plans to exit its Competitive Local Exchange Carrier (“CLEC”) operations in the Jacksonville, Florida market due to the continued unprofitability of these operations. In connection with these activities, the Company recorded a restructuring charge of $29.3 million consisting of $22.9 million in severance and employee benefit costs related to a planned workforce reduction, $4.8 million of employee relocation expenses, $0.5 million in lease termination costs and $1.1 million of other exit costs. The severance and employee benefit costs included a $1.2 million payment to a former employee of the Company’s sold financial services division that became payable in the first quarter of 2004 pursuant to the terms of a change in control agreement between the employee and ALLTEL. During the fourth quarter of 2004, the Company recorded a $0.9 million reduction in the liabilities associated with the restructuring efforts initiated in the first quarter of 2004, consisting of $0.7 million in employee relocation expenses and $0.2 million in severance and employee benefit costs. The reductions primarily reflected differences between estimated and actual costs paid in completing the employee relocations and terminations. As of December 31, 2004, the Company had paid $22.5 million in severance and employee-related expenses, and all of the employee reductions and relocations had been completed.
      During the first quarter of 2004, ALLTEL also recorded a $2.3 million reduction in the liabilities associated with various restructuring activities initiated prior to 2003, consisting of $2.0 million in lease and contract termination costs and $0.3 million in severance and employee benefit costs. The reductions primarily reflected

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
9.     Restructuring and Other Charges, Continued:
differences between estimated and actual costs paid in completing the previous planned workforce reductions and lease and contract terminations. During the first quarter of 2004, the Company also recorded a write-down in the carrying value of certain corporate and regional facilities to fair value in conjunction with the 2004 organizational changes and the 2003 sale of the Company’s financial services division to Fidelity National Financial Inc. (“Fidelity National”), as further discussed in Note 12 to the consolidated financial statements.
      A summary of the restructuring and other charges recorded in 2003 was as follows:

			Communications
			Support	Corporate
(Millions)	Wireless	Wireline	Services	Operations	Total

Severance and employee benefit costs	$1.3	$7.0	$—	$(2.0)	$6.3
Lease and contract termination costs	—	—	(0.5)	—	(0.5)
Write-down of software development costs	7.6	1.8	3.8	—	13.2

Total restructuring and other charges	$8.9	$8.8	$3.3	$(2.0)	$19.0

      During the second quarter of 2003, the Company recorded a restructuring charge of $8.5 million consisting of severance and employee benefit costs related to a planned workforce reduction, primarily resulting from the closing of certain call center locations. As of December 31, 2004, the Company had paid $8.5 million in severance and employee-related expenses, and all of the employee reductions had been completed. The Company also recorded a $2.7 million reduction in the liabilities associated with various restructuring activities initiated prior to 2003, consisting of $2.2 million in severance and employee benefit costs and $0.5 million in lease termination costs. The reduction primarily reflected differences between estimated and actual costs paid in completing the previous planned workforce reductions and lease terminations. During the second quarter of 2003, ALLTEL also wrote off certain capitalized software development costs that had no alternative future use or functionality.
      A summary of the restructuring and other charges recorded in 2002 was as follows:

			Communications
			Support
(Millions)	Wireless	Wireline	Services	Total

Severance and employee benefit costs	$6.4	$6.6	$1.8	$14.8
Lease and contract termination costs	5.2	3.8	3.6	12.6
Computer system conversion and other integration costs	4.0	17.0	—	21.0
Write-down of cell site equipment	7.1	—	—	7.1
Write-down of software development costs	0.3	4.1	—	4.4
Branding and signage costs	4.1	3.7	—	7.8
Equipment removal and other disposal costs	—	2.2	—	2.2

Total restructuring and other charges	$27.1	$37.4	$5.4	$69.9

      During the evaluation of its existing CLEC operations, ALLTEL determined that a business model that relied heavily on interconnection with other carriers had limited potential for profitably acquiring market share. Accordingly, in January 2002, the Company announced its plans to exit its CLEC operations in seven states representing less than 20 percent of its CLEC access lines. In the course of exiting these markets, ALLTEL honored all existing customer contracts, licenses and other obligations and worked to minimize the inconvenience to affected customers by migrating these customers to other service providers. During 2002, the Company also

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
9.     Restructuring and Other Charges, Continued:
consolidated its call center, retail store and product distribution operations. In connection with these activities, the Company recorded restructuring charges totaling $27.4 million consisting of $14.8 million in severance and employee benefit costs related to planned workforce reductions and $12.6 million of costs associated with terminating certain CLEC transport agreements and lease termination fees incurred with the closing of certain retail, call center and product distribution locations. In exiting the CLEC operations, the Company also incurred costs to disconnect and remove switching and other transmission equipment from central office facilities and expenses to notify and migrate customers to other service providers. ALLTEL also wrote off certain capitalized software development costs that had no alternative future use or functionality. The restructuring plans were completed in 2002 and resulted in the elimination of 1,040 employees primarily in the Company’s sales, customer service and network operations support functions and ALLTEL’s product distribution operations. As of December 31, 2004, the Company had paid $14.3 million in severance and employee-related expenses, and all of the employee reductions had been completed.
      The $12.6 million in lease and contract termination costs recorded in 2002 consisted of $6.2 million, representing the estimated minimum contractual commitments over the next one to five years for 38 operating locations that the Company abandoned, net of anticipated sublease income. The lease and contract termination costs also included $1.6 million of costs to terminate transport agreements with six interexchange carriers. The Company also recorded an additional $3.8 million to reflect the revised estimated costs, net of anticipated sublease income, to terminate leases associated with four operating locations. ALLTEL had previously recorded $6.3 million in lease termination costs related to these four locations in 1999. The additional charge reflected a reduction in expected sublease income primarily due to softening demand in the commercial real estate market and the bankruptcy filings by two sublessees. The lease termination costs also included $1.0 million of unamortized leasehold improvements related to the abandoned locations.
      In connection with the purchase of wireline properties in Kentucky from Verizon and wireless properties from CenturyTel, the Company incurred branding and signage costs of $7.8 million. In connection with these acquisitions, the Company also incurred $21.0 million of computer system conversion and other integration costs. These expenses included internal payroll and employee benefit costs, contracted services, and other computer programming costs incurred in connection with expanding ALLTEL’s customer service and operations support functions to handle increased customer volumes resulting from the acquisitions and to convert Verizon’s customer billing and operations support systems to ALLTEL’s internal systems.
      In conjunction with a product replacement program initiated by a vendor in 2001, the Company exchanged certain used cell site equipment for new equipment. The exchange of cell site equipment began during the third quarter of 2001 and continued through the first quarter of 2002. As the equipment exchanges were completed, the Company recorded write-downs in the carrying value of the used cell site equipment to fair value.
      The following is a summary of activity related to the liabilities associated with the Company’s restructuring and other charges at December 31:

(Millions)	2004	2003

Balance, beginning of year	$3.8	$13.1
Restructuring and other charges	54.1	21.7
Reversal of accrued liabilities	(3.2)	(2.7)
Non-cash write-down of assets	(25.6)	(15.2)
Cash outlays	(28.4)	(13.1)

Balance, end of year	$0.7	$3.8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
9.     Restructuring and Other Charges, Continued:
      As of December 31, 2004, the remaining unpaid liability related to the Company’s restructuring activities consisted of severance and employee-related expenses of $0.2 million, relocation expenses of $0.2 million and lease and contract termination costs of $0.3 million and is included in other current liabilities in the accompanying consolidated balance sheets. The restructuring and other charges decreased net income $31.1 million, $11.5 million and $42.3 million for the years ended December 31, 2004, 2003 and 2002, respectively.

10.	Gain on Disposal of Assets, Write-Down of Investments and Other:
      In December 2003, the Company sold to Convergys Information Management Group, Inc. (“Convergys”) certain assets and related liabilities, including selected customer contracts and capitalized software development costs, associated with the Company’s telecommunications information services operations. In connection with this sale, the Company recorded a pretax gain of $31.0 million. In the second quarter of 2003, ALLTEL recorded pretax write-downs totaling $6.0 million to reflect other-than-temporary declines in the fair value of certain investments in unconsolidated limited partnerships. In addition, during the second quarter of 2003, the Company retired, prior to stated maturity dates, $249.1 million of long-term debt, representing all of the long-term debt outstanding under the Rural Utilities Services, Rural Telephone Bank and Federal Financing Bank programs. In connection with the early retirement of the debt, the Company incurred pretax termination fees of $7.1 million. These transactions increased net income $10.7 million.
      In 2002, the Company recorded a pretax gain of $22.1 million from the sale of a wireless property in Pennsylvania to Verizon Wireless. The Company also recorded pretax write-downs totaling $15.1 million related to its investment in Hughes Tele.com Limited (“HTCL”). The initial write-down of $12.5 million was recorded in connection with HTCL’s agreement to merge with a major Indian telecommunications company and an other-than-temporary decline in the fair value of HTCL’s common stock. In December 2002, ALLTEL exchanged its shares of HTCL for non-voting, mandatory redeemable convertible preferred shares of Tata Teleservices Limited (“Tata”), a privately held Indian company. Subsequently, ALLTEL decided to liquidate this investment by selling the Tata preferred shares. The additional $2.6 million write-down of the Tata investment reflected the difference between the carrying amount of the Tata preferred shares and the estimated sales proceeds to be realized by ALLTEL upon completion of the sale, which occurred in February 2003. During 2002, the Company recorded a pretax adjustment of $4.8 million to reduce the gain recognized from the dissolution of a wireless partnership with BellSouth Mobility, Inc. (“BellSouth”) initially recorded in 2001. The adjustment reflected a true up for cash distributions payable to BellSouth in conjunction with the dissolution of the partnership. In 2002, the Company also recorded a pretax write-down of $1.2 million related to an other-than-temporary decline in ALLTEL’s investment in Airspan Networks, Inc., a provider of wireless telecommunications equipment. The effect of these transactions increased net income $0.6 million in 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Income Taxes:
      Income tax expense was as follows for the years ended December 31:

(Millions)	2004	2003	2002

Current:
Federal	$257.5	$251.2	$169.4
State and other	40.2	37.1	(2.4)

	297.7	288.3	167.0

Deferred:
Federal	230.6	244.3	288.5
State and other	37.0	48.0	54.7

	267.6	292.3	343.2

	$565.3	$580.6	$510.2

      Deferred income tax expense for all three years primarily resulted from temporary differences between depreciation expense for income tax purposes and depreciation expense recorded in the financial statements. Deferred income tax expense for 2004, 2003 and 2002 also included the effects of no longer amortizing indefinite-lived intangible assets for financial statement purposes in accordance with SFAS No. 142, as previously discussed. These intangible assets continue to be amortized for income tax purposes.
      Differences between the federal income tax statutory rates and effective income tax rates, which include both federal and state income taxes, were as follows for the years ended December 31:

	2004	2003	2002

Statutory federal income tax rates	35.0%	35.0%	35.0%
Increase (decrease):
State income taxes, net of federal benefit	3.1	3.6	2.6
Reversal of income tax contingency reserves due to IRS audits	(1.2)	—	—
Allowance of prior year loss on disposal of a subsidiary	(1.1)	—	—
Other items, net	(0.3)	(0.8)	(0.1)

Effective income tax rates	35.5%	37.8%	37.5%

      As more fully discussed in Note 2 to the consolidated financial statements, during the third quarter of 2004, the IRS completed its fieldwork related to the audits of ALLTEL’s consolidated federal income tax returns for the fiscal years 1997 through 2001. As a result of the IRS issuing its proposed audit adjustments related to the periods under examination, ALLTEL reassessed its income tax contingency reserves to reflect the IRS findings and recorded a reduction in income tax expense associated with continuing operations of $19.7 million. During 2004, the Company also reached an agreement with the IRS allowing for the deduction of a previously realized loss associated with ALLTEL’s 1997 disposition of a subsidiary. The Company remains subject to ongoing tax examinations and assessments in various jurisdictions. ALLTEL does not believe that the outcome of these examinations will have a material adverse effect on its consolidated results of operations, cash flows or financial position.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
11.     Income Taxes, Continued:
      The significant components of the net deferred income tax liability were as follows at December 31:

(Millions)	2004	2003

Property, plant and equipment	$958.3	$914.0
Goodwill and other intangibles	635.5	611.3
Capitalized software development costs	32.4	34.4
Pension and other employee benefits	82.7	59.6
Unrealized holding gain on investments	82.9	46.9
Partnership investments	(66.0)	(218.5)
Deferred compensation	(37.1)	(37.1)
Operating loss carryforwards	(22.2)	(18.7)
Other, net	32.4	12.3

	1,698.9	1,404.2
Valuation allowance	16.2	13.5

Deferred income taxes	$1,715.1	$1,417.7

      At December 31, 2004 and 2003, total deferred tax assets were $202.7 million and $381.3 million, respectively, and total deferred tax liabilities were $1,917.8 million and $1,799.0 million, respectively. As of December 31, 2004 and 2003, the Company had available tax benefits associated with state operating loss carryforwards of $22.2 million and $18.7 million, respectively, which expire annually in varying amounts to 2023. The Company establishes valuation allowances when necessary to reduce deferred tax assets to amounts expected to be realized. The valuation allowance relates to certain state operating loss carryforwards, which may expire and not be utilized. The valuation allowance increased by $2.7 million in 2004 and was reflected in income tax from continuing operations.

12.	Discontinued Operations:
      Pursuant to a definitive agreement dated January 28, 2003, on April 1, 2003, ALLTEL sold the financial services division of its information services subsidiary, ALLTEL Information Services, Inc., to Fidelity National for $1.05 billion, received as $775.0 million in cash and $275.0 million in Fidelity National common stock. Approximately 5,500 employees of the Company transitioned to Fidelity National as part of the transaction. As a result of this transaction, ALLTEL recorded an after tax gain of $323.9 million. The after-tax proceeds from the sale were used primarily to reduce borrowings outstanding under the Company’s commercial paper program and to retire all long-term debt outstanding under the Rural Utilities Services, Rural Telephone Bank and Federal Financing Bank programs. The Fidelity National common stock acquired in this transaction currently represents an approximate six percent interest in Fidelity National. The depreciation of long-lived assets related to the financial services division ceased as of January 28, 2003, the date of the agreement to sell such operations. In January 2003, ALLTEL also completed the termination of its business venture with Bradford & Bingley Group. The business venture, ALLTEL Mortgage Solutions, Ltd., a majority-owned consolidated subsidiary of ALLTEL, was created in 2000 to provide mortgage administration and information technology products in the United Kingdom. Unfortunately, the business climate in the United Kingdom limited the venture’s ability to leverage the business across a broad base of customers. As a result of these transactions, the operations of the financial services division and ALLTEL Mortgage Solutions, Ltd. have been reflected as discontinued operations in the Company’s consolidated financial statements for all periods presented.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
12.     Discontinued Operations, Continued:
      The following table includes certain summary income statement information related to the financial services operations reflected as discontinued operations for the years ended December 31:

(Millions)	2004	2003	2002

Revenues and sales	$—	$210.3	$871.0
Operating expenses(a)	—	148.1	775.1

Operating income	—	62.2	95.9
Minority interest in consolidated partnerships	—	—	3.5
Other income (expense), net(b)	—	(0.1)	5.8
Gain on sale of discontinued operations(c)	—	555.1	—

Pretax income from discontinued operations	—	617.2	105.2
Income tax expense (benefit)(d)	(19.5)	256.2	31.0

Income from discontinued operations	$19.5	$361.0	$74.2

Notes:

(a)	Included in operating expenses for 2002 was a $42.3 million charge associated with discontinuing the Company’s business venture with Bradford & Bingley Group. The charge primarily consisted of the write-off of capitalized software development costs that had no alternative use or functionality. The charge also included the write-off of unamortized leasehold improvements and other costs to unwind the business venture.

(b)	The Company had no outstanding indebtedness directly related to the financial services operations, and accordingly, no interest expense was allocated to discontinued operations.

(c)	Goodwill associated with the sold financial services division amounted to $25.8 million and was included in the computation of the gain on the sale of discontinued operations.

(d)	The income tax benefit recorded in the third quarter of 2004 included the reversal of $15.1 million of federal income tax contingency reserves attributable to the sold financial services division, as previously discussed in Note 2. In connection with the IRS audits of the Company’s consolidated federal income tax returns for the fiscal years 1997 through 2001, the Company also recorded a foreign tax credit carryback benefit of $4.4 million.
      The following table includes certain summary cash flow statement information related to the financial services operations reflected as discontinued operations for the years ended December 31:

(Millions)	2003		2002

Net cash provided by (used in) operating activities	$(231.5	)(a)	$203.9
Net cash provided by (used in) investing activities	763.4	(b)	(112.0)
Net cash used in financing activities	(0.1)		(0.6)

Net cash provided by discontinued operations	$531.8		$91.3

Notes:

(a)	Included $260.9 million in estimated tax payments related to sale of the financial services operations.

(b)	Included cash proceeds of $784.9 million received from the sale of the financial services division to Fidelity National. The cash proceeds included working capital adjustments of $9.9 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Other Comprehensive Income:
      Other comprehensive income consists of unrealized holding gains (losses) on investments in equity securities and foreign currency translation adjustments. Other comprehensive income was as follows for the years ended December 31:

(Millions)	2004	2003	2002

Unrealized holding gains (losses) on investments:
Unrealized holding gains (losses) arising in the period	$116.9	$120.5	$(6.2)
Income tax expense (benefit)	36.2	46.9	(2.3)

	80.7	73.6	(3.9)

Reclassification adjustments for (gains) losses included in net income for the period	(0.7)	—	13.7
Income tax expense (benefit)	0.3	—	(5.3)

	(0.4)	—	8.4

Net unrealized gains in the period	116.2	120.5	7.5
Income tax expense	35.9	46.9	3.0

	80.3	73.6	4.5

Foreign currency translation adjustment:
Translation adjustment for the period	(0.1)	0.8	3.0
Reclassification adjustments for losses included in net income for the period	—	6.7	—

	(0.1)	7.5	3.0

Other comprehensive income before tax	116.1	128.0	10.5
Income tax expense	35.9	46.9	3.0

Other comprehensive income	$80.2	$81.1	$7.5

14.	Commitments and Contingencies:
      Litigation — The Company is party to various legal proceedings arising from the ordinary course of business. Although the ultimate resolution of these various proceedings cannot be determined at this time, management of the Company does not believe that such proceedings, individually or in the aggregate, will have a material adverse effect on the future consolidated results of operations, cash flows or financial condition of the Company.
      Guarantees — Effective January 1, 2003, ALLTEL adopted the recognition and measurement provisions of FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” for all arrangements entered into on or after that date. The Company currently has outstanding various indemnifications related either to the sale of the financial services division to Fidelity National or the sale of certain assets and related liabilities of the telecommunications information services operations to Convergys. (See Notes 10 and 12.)
      In conjunction with the sale of the financial services division, ALLTEL agreed to indemnify Fidelity National for any damages resulting from ALLTEL’s breach of warranty or non-fulfillment of certain covenants under the sales agreement, that exceed 1.5 percent of the purchase price, or $15.75 million, up to a maximum of 15 percent of the purchase price, or $157.5 million. The Company believes, because of the low probability of being required to pay any amount under this indemnification, the fair value of this obligation is immaterial to the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
14.     Commitments and Contingencies, Continued:
consolidated results of operations, cash flows and financial condition of the Company. Accordingly, the Company has not recorded a liability related to it. ALLTEL also agreed to indemnify Fidelity National from any future tax liability imposed on the financial services division related to periods prior to the date of sale. ALLTEL’s obligation to Fidelity National under this indemnification is not subject to a maximum amount. At December 31, 2004, the Company has recorded a liability for tax contingencies of approximately $8.3 million related to the operations of the financial services division for periods prior to the date of sale that management has assessed as probable and estimable, which should adequately cover any obligation under this indemnification.
      In connection with the sale of assets to Convergys, ALLTEL agreed to indemnify Convergys for any damages resulting from ALLTEL’s breach of warranty under the sales agreement that exceed $500,000, up to a maximum of $10.0 million. In addition, the Company agreed to indemnify Convergys for any damages resulting from non-fulfillment of certain covenants or liabilities arising from the ownership, operation or use of the assets included in the sale. This indemnification is not subject to a maximum obligation. The Company believes because of the low probability of being required to pay any amount under these indemnifications, the fair value of these obligations is immaterial to the consolidated results of operations, cash flows and financial condition of the Company. Accordingly, the Company has not recorded a liability related to these indemnifications.
      Lease Commitments — Minimum rental commitments for all non-cancelable operating leases, consisting principally of leases for cell site tower space, network facilities, real estate, office space, and office equipment were as follows as of December 31, 2004:

Year	(Millions)

2005	$147.4
2006	112.7
2007	81.0
2008	59.8
2009	32.3
Thereafter	74.8

Total	$508.0

      Rental expense totaled $184.8 million in 2004, $139.3 million in 2003 and $115.7 million in 2002.

15.	Agreement to Lease Cell Site Towers:
      In 2000, ALLTEL signed a definitive agreement with American Tower Corporation (“American Tower”) to lease to American Tower certain of the Company’s cell site towers in exchange for cash paid in advance. Under terms of the fifteen-year lease agreement, American Tower assumed responsibility to manage, maintain and remarket the remaining space on the towers, while ALLTEL maintained ownership of the cell site facilities. ALLTEL is obligated to pay American Tower a monthly fee for management and maintenance services for the duration of the agreement amounting to $1,200 per tower per month, subject to escalation not to exceed five percent annually. American Tower has the option to purchase the towers for additional consideration at the end of the lease term. Upon completion of this transaction, the Company had leased 1,773 cell site towers to American Tower and received proceeds of $531.9 million. Proceeds from this leasing transaction were recorded by

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
15.     Agreement to Lease Cell Site Towers, Continued:
ALLTEL as deferred rental income and are recognized as service revenues on a straight-line basis over the fifteen-year lease term. Deferred rental income was as follows at December 31:

(Millions)	2004	2003

Deferred rental income — current (included in other current liabilities)	$35.6	$35.3
Deferred rental income — long-term (included in other liabilities)	375.3	411.2

Total deferred rental income	$410.9	$446.5

16.	Business Segments:
      ALLTEL disaggregates its business operations based upon differences in products and services. Wireless operations include cellular, PCS and paging services and are provided in 24 states. The Company’s wireline subsidiaries provide local service and network access in 15 states. Wireline operations also include ALLTEL’s local competitive access and Internet access operations. Local competitive access services are currently provided in select markets. Communications support services consist of the Company’s long-distance, network management, product distribution, telecommunications information services and directory publishing operations. Long-distance and Internet access services are currently marketed in 25 and 17 states, respectively. Telecommunications information services provide application software, data processing and outsourcing services to telecommunications companies in the United States and select international markets. Corporate items include general corporate expenses, headquarters facilities and equipment, investments, and other items not allocated to the segments.
      The accounting policies used in measuring segment assets and operating results are the same as those described in Note 1. The Company accounts for intercompany sales at current market prices or in accordance with regulatory requirements. The Company evaluates performance of the segments based on segment income, which is computed as revenues and sales less operating expenses, excluding the effects of the restructuring and other charges discussed in Note 9. These items are not allocated to the segments and are included in corporate operations. In addition, none of the non-operating items such as equity earnings in unconsolidated partnerships, minority interest expense, other income, net, gain on disposal of assets, write-down of investments, debt prepayment penalties, interest expense and income taxes have been allocated to the segments.

	For the Year Ended December 31, 2004

			Communications
			Support	Total
(Millions)	Wireless	Wireline	Services	Segments

Revenues and sales from unaffiliated customers:
Domestic	$5,078.1	$2,256.0	$690.3	$8,024.4
International	—	—	1.9	1.9

	5,078.1	2,256.0	692.2	8,026.3
Intercompany revenues and sales	—	163.8	231.6	395.4

Total revenues and sales	5,078.1	2,419.8	923.8	8,421.7

Operating expenses	3,319.1	977.3	826.8	5,123.2
Depreciation and amortization	738.8	516.5	34.3	1,289.6

Total costs and expenses	4,057.9	1,493.8	861.1	6,412.8

Segment income	$1,020.2	$926.0	$62.7	$2,008.9

Assets	$9,881.5	$5,042.8	$495.8	$15,420.1
Investments in unconsolidated partnerships	$257.8	$—	$—	$257.8
Capital expenditures	$769.3	$332.0	$15.1	$1,116.4

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
16.     Business Segments, Continued:

	For the Year Ended December 31, 2003

			Communications
			Support	Total
	Wireless	Wireline	Services	Segments

Revenues and sales from unaffiliated customers:
Domestic	$4,728.4	$2,286.9	$700.9	$7,716.2
International	—	—	4.4	4.4

	4,728.4	2,286.9	705.3	7,720.6
Intercompany revenues and sales	—	149.2	253.7	402.9

Total revenues and sales	4,728.4	2,436.1	959.0	8,123.5

Operating expenses	3,059.4	1,025.7	846.4	4,931.5
Depreciation and amortization	671.0	526.5	36.2	1,233.7

Total costs and expenses	3,730.4	1,552.2	882.6	6,165.2

Segment income	$998.0	$883.9	$76.4	$1,958.3

Assets	$9,673.9	$5,212.9	$518.6	$15,405.4
Investments in unconsolidated partnerships	$281.9	$—	$—	$281.9
Capital expenditures	$739.4	$378.6	$19.0	$1,137.0

	For the Year Ended December 31, 2002

			Communications
			Support	Total
	Wireless	Wireline	Services	Segments

Revenues and sales from unaffiliated customers:
Domestic	$4,160.2	$2,027.2	$628.6	$6,816.0
International	—	—	3.8	3.8

	4,160.2	2,027.2	632.4	6,819.8

Intercompany revenues and sales	—	152.5	293.3	445.8

Total revenues and sales	4,160.2	2,179.7	925.7	7,265.6

Operating expenses	2,634.7	921.1	803.7	4,359.5
Depreciation and amortization	577.6	465.6	37.8	1,081.0

Total costs and expenses	3,212.3	1,386.7	841.5	5,440.5

Segment income	$947.9	$793.0	$84.2	$1,825.1

Assets	$9,418.7	$5,340.4	$535.6	$15,294.7
Investments in unconsolidated partnerships	$273.5	$—	$—	$273.5
Capital expenditures	$717.1	$399.6	$32.9	$1,149.6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
16.     Business Segments, Continued:
      A reconciliation of the total business segments to the applicable amounts in the Company’s consolidated financial statements was as follows as of and for the years ended December 31:

(Millions)	2004	2003	2002

Revenues and sales:
Total business segments	$8,421.7	$8,123.5	$7,265.6
Less: intercompany eliminations(1)	(175.6)	(143.6)	(153.2)

Total revenues and sales	$8,246.1	$7,979.9	$7,112.4

Income from continuing operations before income taxes:
Total business segment income	$2,008.9	$1,958.3	$1,825.1
Corporate operations	(36.4)	(41.3)	(35.5)
Restructuring and other charges	(50.9)	(19.0)	(69.9)
Equity earnings in unconsolidated partnerships	68.5	64.4	65.8
Minority interest expense in consolidated partnerships	(80.1)	(78.6)	(73.4)
Other income, net	34.5	11.0	2.3
Interest expense	(352.5)	(378.6)	(355.1)
Gain on disposal of assets, write-down of investments and other	—	17.9	1.0

Total income from continuing operations before income taxes	$1,592.0	$1,534.1	$1,360.3

Depreciation and amortization expense:
Total business segments	$1,289.6	$1,233.7	$1,081.0
Corporate operations	10.1	14.0	14.5

Total depreciation and amortization expense	$1,299.7	$1,247.7	$1,095.5

Assets:
Total business segments	$15,420.1	$15,405.4	$15,294.7
Corporate assets(2)	1,201.2	1,319.3	458.2
Assets held for sale	—	—	538.3
Less: elimination of intercompany receivables	(17.6)	(63.6)	(46.6)

Total assets	$16,603.7	$16,661.1	$16,244.6

Capital expenditures:
Total business segments	$1,116.4	$1,137.0	$1,149.6
Corporate operations	9.0	0.7	5.2

Total capital expenditures	$1,125.4	$1,137.7	$1,154.8

Notes:

(1)	See “Transactions with Certain Affiliates” in Note 1 for a discussion of intercompany revenues and sales not eliminated in preparing the consolidated financial statements.

(2)	Corporate assets consist of cash and short-term investments, fixed assets, investments in equity securities and other assets not allocated to the segments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
16.     Business Segments, Continued:
      Supplemental information pertaining to the Communications Support Services segment was as follows for the years ended December 31:

(Millions)	2004	2003	2002

Revenues and sales from unaffiliated customers:
Product distribution	$306.5	$275.1	$215.2
Long-distance and network management services	188.0	198.7	179.0
Directory publishing	155.9	122.6	119.1
Telecommunications information services	41.8	108.9	119.1

	$692.2	$705.3	$632.4

Intercompany revenues and sales:
Product distribution	$114.7	$132.3	$156.1
Long-distance and network management services	116.9	121.4	137.2
Directory publishing	—	—	—
Telecommunications information services	—	—	—

	$231.6	$253.7	$293.3

Total revenues and sales:
Product distribution	$421.2	$407.4	$371.3
Long-distance and network management services	304.9	320.1	316.2
Directory publishing	155.9	122.6	119.1
Telecommunications information services	41.8	108.9	119.1

Total communications support services revenues and sales	$923.8	$959.0	$925.7

17.     Quarterly Financial Information — (Unaudited):

	For the Year Ended December 31, 2004

(Millions, except per share amounts)	Total	4th	3rd	2nd	1st

Revenues and sales	$8,246.1	$2,139.7	$2,103.1	$2,042.1	$1,961.2
Operating income	$1,921.6	$501.2	$517.8	$507.8	$394.8
Income from continuing operations	$1,026.7	$270.6	$303.7	$262.6	$189.8
Discontinued operations	19.5	—	19.5	—	—
Income before cumulative effect of accounting change	$1,046.2	$270.6	$323.2	$262.6	$189.8
Cumulative effect of accounting change	—	—	—	—	—

Net income	$1,046.2	$270.6	$323.2	$262.6	$189.8
Preferred dividends	0.1	—	—	0.1	—

Net income applicable to common shares	$1,046.1	$270.6	$323.2	$262.5	$189.8

Basic earnings per share:
Income from continuing operations	$3.34	$.89	$.99	$.85	$.61
Income from discontinued operations	.06	—	.06	—	—
Cumulative effect of accounting change	—	—	—	—	—

Net income	$3.40	$.89	$1.05	$.85	$.61

Diluted earnings per share:
Income from continuing operations	$3.33	$.89	$.99	$.85	$.61
Income from discontinued operations	.06	—	.06	—	—
Cumulative effect of accounting change	—	—	—	—	—

Net income	$3.39	$.89	$1.05	$.85	$.61

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
17.     Quarterly Financial Information — (Unaudited), Continued:

	For the Year Ended December 31, 2003

(Millions, except per share amounts)	Total	4th	3rd	2nd	1st

Revenues and sales	$7,979.9	$2,013.7	$2,050.2	$2,010.2	$1,905.8
Operating income	$1,898.0	$474.1	$486.7	$471.1	$466.1
Income from continuing operations	$953.5	$258.9	$242.8	$224.2	$227.6
Discontinued operations	361.0	—	—	323.9	37.1

Income before cumulative effect of accounting change	$1,314.5	$258.9	$242.8	$548.1	$264.7
Cumulative effect of accounting change	15.6	—	—	—	15.6

Net income	$1,330.1	$258.9	$242.8	$548.1	$280.3
Preferred dividends	0.1	—	—	0.1	—

Net income applicable to common shares	$1,330.0	$258.9	$242.8	$548.0	$280.3

Basic earnings per share:
Income from continuing operations	$3.06	$.83	$.78	$.72	$.73
Income from discontinued operations	1.16	—	—	1.04	.12
Cumulative effect of accounting change	.05	—	—	—	.05

Net income	$4.27	$.83	$.78	$1.76	$.90

Diluted earnings per share:
Income from continuing operations	$3.05	$.83	$.78	$.72	$.73
Income from discontinued operations	1.15	—	—	1.03	.12
Cumulative effect of accounting change	.05	—	—	—	.05

Net income	$4.25	$.83	$.78	$1.75	$.90

Notes to Quarterly Financial Information:

A.	During the fourth quarter of 2004, the Company recorded a $0.9 million reduction in the liabilities associated with the restructuring efforts initiated in the first quarter of 2004 (see Note C below), consisting of $0.7 million in employee relocation expenses and $0.2 million in severance and employee benefit costs.(See Note 9).

B.	During the third quarter of 2004, the IRS completed its fieldwork related to the audits of the Company’s consolidated federal income tax returns for the fiscal years 1997 through 2001 and issued its proposed audit adjustments related to the periods under examination. As a result, ALLTEL adjusted its income tax contingency reserves to reflect the IRS findings, the effects of which resulted in a reduction in income tax expense associated with continuing operations of $19.7 million or $.06 per share. (See Note 2).

C.	In the first quarter of 2004, ALLTEL recorded a restructuring charge of $29.3 million related to a planned workforce reduction and the exit of its CLEC operations in the Jacksonville, Florida market. In addition, ALLTEL recorded a $2.3 million reduction in the liabilities associated with various restructuring activities initiated prior to 2003. ALLTEL also recorded a write-down in the carrying value of certain corporate and regional facilities to fair value in conjunction with the proposed leasing or sale of those facilities. These transactions decreased net income $31.6 million or $.10 per share. (See Note 9).

D.	In the fourth quarter of 2003, the Company recorded a pretax gain of $31.0 million from the sale of certain assets and related liabilities, including customer contracts and capitalized software development costs,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
17.     Quarterly Financial Information — (Unaudited), Continued:

associated with the Company’s telecommunications information services operations. This transaction increased net income $18.9 million or $.06 per share. (See Note 10.)

E.	In the second quarter of 2003, the Company recorded a restructuring charge of $8.5 million related to a planned workforce reduction, primarily resulting from the closing of certain call center locations, and recorded a $2.7 million reduction in the liabilities associated with various restructuring activities initiated prior to 2003. The Company also wrote off $13.2 million of certain capitalized software development costs that had no alternative future use or functionality. (See Note 9.) In the second quarter of 2003, ALLTEL also recorded pretax write-downs totaling $6.0 million to reflect other-than-temporary declines in the fair value of certain investments in unconsolidated limited partnerships. In addition, the Company incurred pretax termination fees of $7.1 million related to the early retirement of long-term debt. These transactions decreased net income $19.8 million or $.06 per share. (See Note 10.)

F.	Effective January 1, 2003, ALLTEL adopted the measurement and recognition provisions of SFAS No. 143 in accounting for asset retirement obligations. The cumulative effect of this accounting change resulted in a one-time non-cash credit of $15.6 million, net of income tax expense of $10.3 million, or $.05 per share. (See Note 2.)

18.	Subsequent Event — Pending Merger With Western Wireless Corporation:
      On January 9, 2005, ALLTEL entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Western Wireless Corporation (“Western Wireless”) providing for the merger of Western Wireless with and into a wholly-owned subsidiary of ALLTEL (the “Merger”). In the Merger, each share of Western Wireless common stock will be exchanged for .535 shares of ALLTEL common stock and $9.25 in cash unless the shareholder makes an all-cash or all-stock election. Western Wireless shareholders making an all-stock or all-cash election may be subject to proration depending on the number of shareholders making such elections. In the aggregate, ALLTEL will issue approximately 60 million shares of stock and pay approximately $1.0 billion in cash. A subsidiary of ALLTEL will also assume debt of approximately $2.2 billion, including $1.2 billion of term notes issued under Western Wireless’ credit facility that, as a result of a change in control, will become due immediately upon the closing of the Merger. The transaction is valued at approximately $6 billion.
      Upon completion of the Merger, ALLTEL will add approximately 1.3 million domestic wireless customers (excluding reseller customers) in 19 midwestern and western states that are contiguous to the Company’s existing wireless properties, increasing the number of wireless customers served by ALLTEL to approximately 10 million. Through this transaction, ALLTEL will add wireless operations in nine new states, including California, Idaho, Minnesota, Montana, Nevada, North Dakota, South Dakota, Utah and Wyoming, and the Company will also significantly expand its wireless operations in Arizona, Colorado, New Mexico and Texas. In addition, ALLTEL will add approximately 1.6 million international customers in six countries.
      Consummation of the Merger is subject to certain conditions, including the approval of the Merger by the stockholders of Western Wireless and the receipt of regulatory approvals, including, without limitation, the approval of the FCC and the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The transaction is expected to close by mid-year 2005. The Merger Agreement contains certain termination rights for each of ALLTEL and Western Wireless and further provides that, upon termination of the Merger Agreement under specified circumstances involving an alternative transaction, Western Wireless may be required to pay ALLTEL a termination fee of $120.0 million.

DIRECTORS AND OFFICERS OF ALLTEL CORPORATION
Directors
John R. Belk2,4
President and Chief Operations Officer,
Belk, Inc., Charlotte, North Carolina
William H. Crown2,3,5
President and Chief Executive Officer,
CC Industries, Inc., Chicago, Illinois
Joe T. Ford
Chairman of the Company
Scott T. Ford1
President and Chief Executive Officer
of the Company
Dennis E. Foster1,4
Principal, Foster Thoroughbred Investments,
Lexington, Kentucky
Lawrence L. Gellerstedt III1,2
Chairman and Chief Executive Officer,
The Gellerstedt Group, LLC, Atlanta, Georgia
Emon A. Mahony, Jr.1,3,5
Chairman of the Board,
Arkansas Oklahoma Gas Corporation,
Fort Smith, Arkansas
John P. McConnell3,4
Chairman and Chief Executive Officer,
Worthington Industries, Inc., Columbus, Ohio
Josie C. Natori2,4
President and Chief Executive Officer,
The Natori Company, New York, New York
Gregory W. Penske
President, Penske Automotive Group Inc.,
El Monte, California
Frank E. Reed
Retired; Former President and Chief Executive Officer,
Philadelphia National Bank,
Philadelphia, Pennsylvania
Warren A. Stephens1
President, Chief Executive Officer,
Stephens Inc. and Stephens Group, Inc.,
Little Rock, Arkansas
Ronald Townsend3,5
Communications Consultant,
Jacksonville, Florida
Officers
Joe T. Ford
Chairman
Scott T. Ford
President and Chief Executive Officer
Kevin L. Beebe
Group President — Operations
Jeffrey H. Fox
Group President — Shared Services
Francis X. Frantz
Executive Vice President — External Affairs,
General Counsel and Secretary
C.J. Duvall
Executive Vice President — Human Resources
Jeffery R. Gardner
Executive Vice President — Chief Financial Officer
Keith A. Kostuch
Senior Vice President — Strategic Planning
Sharilyn Gasaway
Controller
Scott H. Settelmyer
Treasurer

[1]	Executive Committee
[2]	Governance Committee
[3]	Audit Committee
[4]	Compensation Committee
[5]	Pension Trust Investment Committee

INVESTOR INFORMATION
Corporate Headquarters
ALLTEL Corporation
One Allied Drive
Little Rock, Arkansas 72202
www.alltel.com.
Investor Relations
Information requests from investors, security analysts and other members of the investment community should be addressed to:

Investor Relations Department
ALLTEL Corporation
One Allied Drive
Little Rock, Arkansas 72202
877.446.3628 fax 501.905.5444
email address: alltel.investor.relations@alltel.com
Common Stock Price and Dividend Information
Ticker Symbol                     AT
Newspaper Listing              ALLTEL

		Market Price
					Dividend
Year	Qtr.	High	Low	Close	Declared

2004	4th	$60.62	$53.40	$58.76	$.38
	3rd	$55.80	$49.23	$54.91	$.37
	2nd	$51.95	$48.63	$50.62	$.37
	1st	$53.28	$46.65	$49.89	$.37

2003	4th	$49.98	$43.75	$46.58	$.37
	3rd	$50.31	$44.51	$46.34	$.35
	2nd	$49.68	$43.62	$48.22	$.35
	1st	$56.22	$40.68	$44.76	$.35

The common stock is listed and traded on the New York and Pacific stock exchanges. The above table reflects the range of high, low and closing prices as reported by Dow Jones & Company, Inc.
As of December 31, 2004, the approximate number of stockholders of common stock including an estimate for those holding shares in brokers’ accounts was 200,000.
Internet/ Telephone Voting
Stockholders of record may vote their proxies via the internet at www.computershare.com/us/proxy/ ATL or by phone toll-free at 800.306.0350. Instructions are shown on the top of your proxy voting card. Stockholders may also consent to electronic delivery of future annual reports and proxy statements.
If a brokerage firm holds your shares, you also may be eligible to vote via the Internet or by telephone. Consult your broker for voting instructions and to find out if electronic access to annual reports and proxy statements is available to you.
Annual Report on Form 10-K Requests
The 2004 Annual Report and the Form 10-K Annual Report filed with the Securities and Exchange Commission are available electronically at www.alltel.com/investors.
Toll-free Investor Information Line
Call 877.4.INFO.AT (877.446.3628) for an automatic connection to ALLTEL’s investor relations and shareholder services departments, recent news releases, stock quotes and answers to frequently asked questions.
Transfer Agent, Registrar and
Dividend Disbursing Agent
General questions about shareholder accounts, stock certificates, transfer of shares, dividend payments, dividend reinvestment or electronic deposit of dividends may be directed to:

Computershare Investor Services L.L.C.
2 North LaSalle Street
Chicago, IL 60602
Domestic: 888.243.5445
International 312.360.5126
fax: 312.601.4332
Web: www.computershare.com/contactus
CEO/ CFO Certifications
In accordance with NYSE listing standards, ALLTEL’s CEO certification required by Section 303A.12(a) of the NYSE Listed Company Manual has been filed with the NYSE. In addition, ALLTEL’s CEO and CFO certifications required under Section 302 of the Sarbaines-Oxley Act are filed as exhibits to the Form 10-K Annual Report.
Latest News About ALLTEL
Stock quotes, charts graphing ALLTEL’s stock trading activity, financial reports, corporate governance information, SEC filings, recent news releases and company presentations are available at www.alltel.com/investors. Registered stockholders may also access their stock account by clicking on Shareholder Services at www.alltel.com/investors.

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

1.	ALLTEL’s Board of Directors recommends a vote “FOR” the listed nominees.
		For	Withhold
	01 — John R. Belk	☐	☐

	02 — Gregory W. Penske	☐	☐

	03 — Warren A. Stephens	☐	☐

B Issues

ALLTEL’s Board of Directors recommends a vote “FOR” the following proposal.

	For	Against	Abstain
2. Ratification of Appointment of Independent Auditors	☐	☐	☐

C Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

IMPORTANT: Please sign exactly as your name(s) appear(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

Proxy — ALLTEL CORPORATION

2005 Annual Meeting of Stockholders
Thursday, April 21, 2005
11:00 a.m. local time
ALLTEL Arena
Meeting Room 1B
One ALLTEL Arena Way
(Washington Street Box Office Entrance)
North Little Rock, Arkansas

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on April 21, 2005

The undersigned hereby appoints Scott T. Ford and Francis X. Frantz, or either of them, with full power of substitution, as proxies to vote all of the undersigned’s shares of voting stock at the Annual Meeting of Stockholders on April 21, 2005, and at any adjournments thereof, in accordance with and as more fully described in the Notice of Annual Meeting and the Proxy Statement, receipt of which is acknowledged.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

This proxy, when properly executed, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted “FOR” Proposals 1 and 2.

+ Receive Proxy Materials Electronically

Electronic delivery saves the Company a significant portion of the costs associated with printing and mailing annual meeting materials, and the Company encourages shareholders to take advantage of the 24/7 access, quick delivery and reduced mail volume they will gain by consenting to electronic delivery. If you consent to e-delivery of meeting materials, you will receive an e-mail with links to all annual meeting materials and to the online proxy voting site for every annual meeting. To sign up for e-delivery, please enroll in the Investor Centre on Computershare’s web site (www.computershare.com) or, after voting using the Internet, please use the specified link at the end.

Internet and Telephone Voting Instructions

You can vote by telephone OR Internet! Available 24 Hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Have this proxy card in hand when you call.

To vote using the Internet	To vote using the Telephone (within U.S. and Canada)

• Go to the following web site: www.computershare.com/us/proxy/ATL	• Call toll free 1-800-306-0350 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Enter the information requested on your computer screen and follow the simple instructions.	• Follow the simple instructions provided by the recorded message.

To vote by mail mark, sign, and date the proxy card. Return the proxy card in the postage-paid envelope provided. Proxy cards may be mailed to Computershare Investor Services, P.O. Box 2702, Chicago, IL 60690-9402.
Your Vote Is Important. Please vote.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m. Central Standard Time, April 21, 2005. If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
THANK YOU FOR VOTING